As filed with the Securities and Exchange Commission on December 27, 2006

                                                     Registration No. 333-137861


================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------


                               AMENDMENT NO. 1 TO
                                    FORM S-1


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                               VAUGHAN FOODS, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           OKLAHOMA                           2099                   73-1342046
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)


                               VAUGHAN FOODS, INC.
                              216 N.E. 12TH STREET
                                 MOORE, OK 73160
                                 (405) 794-2530
                            (405) 895-6596 FACSIMILE


   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                         REGISTRANT'S EXECUTIVE OFFICES)

                              --------------------


                                 MARK E. VAUGHAN
                             CHIEF EXECUTIVE OFFICER
                               VAUGHAN FOODS, INC.
                      216 N.E. 12TH STREET, MOORE, OK 73160
                                 (405) 794-2530
                            (405) 895-6596 FACSIMILE


 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                              --------------------

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

        STEPHEN ZELNICK, ESQ.                        JOHN HALLE, ESQ.
   MORSE, ZELNICK, ROSE & LANDER LLP                 STOEL RIVES LLP
          405 PARK AVENUE                         900 S.W. FIFTH AVENUE
           SUITE 1401                                 SUITE 2600
       NEW YORK, NEW YORK 10022                  PORTLAND, OREGON 97204
            (212) 838-8040                           (503) 224-3380
       (212) 838-9190 FACSIMILE                  (503) 220-2480 FACSIMILE

                              --------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------
                                                                         PROPOSED
                                                                          MAXIMUM      PROPOSED
                                                          AMOUNT         OFFERING      MAXIMUM
                                                            TO           PRICE PER    AGGREGATE
          TITLE OF EACH CLASS OF                            BE          UNIT/SHARE/    OFFERING        AMOUNT OF
       SECURITIES TO BE REGISTERED                      REGISTERED (1)   WARRANT(2)    PRICE(2)    REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Units, consisting of one share of common
stock, no par value, one Class A warrant
and one Class B warrant, each to purchase
one share of common stock                                 3,194,445(1)   $ 10.00     $ 31,944,450     $  3,418.06
--------------------------------------------------------------------------------------------------------------------
Common stock included in the units(4)                     3,194,445           --               --
--------------------------------------------------------------------------------------------------------------------
Class A warrants to purchase common stock
included in the units(4)                                  3,194,445           --               --              --
--------------------------------------------------------------------------------------------------------------------
Class B warrants to purchase common stock
included in the units(4)                                  3,194,445           --               --              --
--------------------------------------------------------------------------------------------------------------------
Common stock underlying the Class A
warrants included in the units(3)                         3,194,445(1)   $ 15.00     $ 47,916,675     $  5,127.08
--------------------------------------------------------------------------------------------------------------------
Common stock underlying the Class B
warrants included in the units(3)                         3,194,445(1)   $ 20.00     $ 63,888,900     $  6,836.11
--------------------------------------------------------------------------------------------------------------------
Representative's warrants                                   277,778                  $        100     $       .01
--------------------------------------------------------------------------------------------------------------------
Units issuable upon exercise of the
representative's warrants                                   277,778      $ 12.00     $  3,333,336     $    356.67
--------------------------------------------------------------------------------------------------------------------
Common shares included in the units
underlying the representative's warrants(4)                 277,778           --               --              --
--------------------------------------------------------------------------------------------------------------------
Class A warrants to purchase common stock
included in units issuable upon exercise of
the representative's warrants(4)                            277,778           --               --              --
--------------------------------------------------------------------------------------------------------------------
Class B warrants to purchase common stock
included in the units issuable upon exercise
of the representative's warrants(4)                         277,778           --               --              --
--------------------------------------------------------------------------------------------------------------------
Common stock underlying the Class A
warrants to purchase common stock
included in units issuable upon exercise of
the representative's warrants(3)                            277,778      $ 15.00     $  4,166,670     $    445.83
--------------------------------------------------------------------------------------------------------------------
Common stock underlying the Class B
warrants to purchase common stock
included in units issuable upon exercise of
the representative's warrants(3)                            277,778      $ 20.00     $  5,555,560     $    594.44
--------------------------------------------------------------------------------------------------------------------
Common stock to be resold by the
selling stockholders                                        140,625(5)   $  8.00(6)  $  1,125,000     $    120.35
--------------------------------------------------------------------------------------------------------------------
Class A warrants to purchase common stock
to be resold by the selling stockholders(4)                 140,625(5)        --               --              --
--------------------------------------------------------------------------------------------------------------------
Class B warrants to purchase common stock
to be resold by the selling stockholders(4)                 140,625(5)        --               --              --
--------------------------------------------------------------------------------------------------------------------
Common stock underlying Class A warrants
to be resold by the selling stockholders(3)                 140,625(5)   $ 12.00(6)  $  1,687,500     $    180.56
--------------------------------------------------------------------------------------------------------------------
Common stock underlying Class B warrants
to be resold by the selling stockholders (3)                140,625(5)   $ 16.00(6)  $  2,250,000     $    240.75
--------------------------------------------------------------------------------------------------------------------
Total                                                    22,666,670                  $161,868,191     $ 17,319.90
--------------------------------------------------------------------------------------------------------------------
Less Amount previously paid                                                                             16,610.43
--------------------------------------------------------------------------------------------------------------------
Balance Due                                                                                                709.48
--------------------------------------------------------------------------------------------------------------------

(1) Includes 416,667 units issuable upon exercise of underwriters' over-allotment option.


(2) Estimated solely for purposes of calculating the amount of the registration fee paid pursuant to Rule 457(g) under the Securities Act.

(3) Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of shares as may become issuable pursuant to the antidilution provisions of the warrants.


(4)   No registration fee required pursuant to Rule 457 of the Securities Act.

(5) Assumes maximum expected number of securities to be resold by selling stockholders.

(6) Assumes minimum proposed offering price in order to accord with maximum expected number of securities to be resold. Aggregate amount of registration fee would be the same in the event of maximum proposed offering price.


                        ---------------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                EXPLANATORY NOTE

      This Registration Statement contains two forms of prospectus: one to be used in connection with an initial public offering of 2,777,778 units by Vaughan Foods, Inc. (the "Company Prospectus") and one to be used in connection with the potential resale of [ ] shares, [ ] Class A and [ ] Class B redeemable common stock purchase warrants and the additional [ ] shares of the common stock of Vaughan Foods, Inc., underlying those warrants, by certain selling securityholders (the "Selling Securityholder Prospectus"). The Company Prospectus and Selling Securityholder Prospectus will be identical in all respects except for the alternate pages for the Selling Securityholder Prospectus included herein that are labeled "Alternate Page for Selling Securityholder Prospectus."


                        ---------------------------------

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                       PROSPECTUS (SUBJECT TO COMPLETION)
                          DATED DECEMBER [      ], 2006
                                 2,777,778 UNITS


                               EACH CONSISTING OF

     ONE SHARE OF COMMON STOCK, ONE CLASS A WARRANT AND ONE CLASS B WARRANT

                              [VAUGHAN FOODS LOGO]


      This is our initial public offering. We are offering, on a firm commitment basis, 2,777,778 units, each unit consisting of one share of common stock, one Class A warrant and one Class B warrant. Each Class A warrant entitles its holder to purchase one share of common stock at an exercise price equal to 150% of the initial unit offering price. Each Class B warrant entitles its holder to purchase one share of common stock at an exercise price equal to 200% of the initial unit offering price. The Class A and Class B warrants are exercisable at any time after they become separately tradeable until their expiration date, five years after the date of this prospectus. We may redeem some or all of the Class A warrants at a price of $0.25 per warrant at any time after they become separately tradeable by giving the holders not less than 30 days' notice. We may redeem some or all of the Class B warrants, at a price of $0.25 per warrant at any time after they become separately tradeable by giving the holders not less than 30 days' notice, which we may do at any time after our gross revenues, as confirmed by an independent audit, for any period of four consecutive fiscal quarters preceding the notice, are equal to or greater than $100 million.

      We anticipate that the initial public offering price of the units will be in the range of $8.00-$10.00 per unit.


      Initially, only the units will trade. The common stock and the warrants will begin trading separately on the 30th calendar day following the date of this prospectus. Once separate trading in the common stock and warrants begins, trading in the units will cease, and the units will be delisted.


      We have applied to list the units, common stock, the Class A warrants and the Class B warrants on the Nasdaq Capital Market under the symbols "FOODU," "FOOD" "FOODW" and "FOODZ," respectively, and on the Boston Stock Exchange under
the symbols "[      ]," "[      ]," "[      ]" and "[      ]," respectively.

      INVESTING IN THESE UNITS INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS"
BEGINNING ON PAGE     .


                                   ----------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                                              PER UNIT          TOTAL
                                              --------          -----
Public offering price ...................    $                $
Underwriting discount ...................    $                $
                                             ---------        -------
Proceeds to us, before expenses .........    $                $

      We have also agreed to pay Paulson Investment Company, Inc., the representative of the underwriters of this offering, a non-accountable expense allowance equal to 2% of the total public offering price for the units offered by this prospectus and issue to Paulson a warrant to purchase 500,000 units, identical to the units offered by this prospectus, having an exercise price per unit equal to 120% of the initial unit public offering price.


      We have also granted to Paulson a 45-day option to purchase up to an additional 416,667 units to cover over-allotments.


PAULSON INVESTMENT COMPANY, INC.                   CAPITAL WEST SECURITIES, INC.

                   The date of this prospectus is       , 2006

      We hold rights to the following trademarks: "Fresh Fixins(R)", "Allison's Gourmet Kitchens and design(TM)", "Vaughan Foods(TM)", "Serve Fresh Kits(TM)", "Deli Fresh(TM)" and "Deli Fresh Select(TM)" and "Wild About Food and design(R)."

      All references in this Prospectus to Vaughan, "we," "us," or "our" refer to Vaughan Foods, Inc. and its contemplated wholly owned subsidiary Allison's Gourmet Kitchens, Inc., unless the context otherwise indicates.

                               PROSPECTUS SUMMARY


      THIS SUMMARY PROVIDES A BRIEF OVERVIEW OF KEY ASPECTS OF THE OFFERING. HOWEVER, IT IS A SUMMARY AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THIS OFFERING, WE ENCOURAGE YOU TO READ THE ENTIRE PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS. ALL SHARE INFORMATION IN THIS PROSPECTUS HAS BEEN RETROACTIVELY ADJUSTED TO REFLECT A STOCK DIVIDEND OF 3,471.2225 SHARES FOR EACH SHARE OF COMMON STOCK (WHICH INCREASED OUR OUTSTANDING SHARES OF COMMON STOCK TO 2,777,778 SHARES) AND THE INCREASE IN OUR AUTHORIZED SHARES APPROVED IN JUNE 2006 AND EFFECTIVE IN SEPTEMBER 2006. ALL INFORMATION ALSO GIVES RETROACTIVE EFFECT (AS IF SUCH ACQUISITION HAD OCCURRED BEFORE THE DATE OF SUCH INFORMATION) TO OUR EXPECTED ACQUISITION OF ALLISON'S GOURMET KITCHENS, LLP, A PROCESSOR OF REFRIGERATED PREPARED SALADS, WHICH WE REFER TO AS "ALLISON'S," INCLUDING ITS RECENTLY ACQUIRED DIVISION, WILD ABOUT FOOD, A PROCESSOR OF FRESHLY PREPARED SOUPS AND SAUCES. ALLISON'S IS CURRENTLY OWNED BY THREE OF OUR OFFICERS AND A DIRECTOR NOMINEE WHO HAVE AGREED TO CONTRIBUTE OR SELL THEIR INTERESTS TO US. THE CLOSING OF THE ACQUISITION OF ALLISON'S IS A CONDITION TO THE CLOSING OF THIS OFFERING.


                               VAUGHAN FOODS, INC.

OVERVIEW

      We process and package value-added, refrigerated foods which we distribute to our customers three or more times per week in our fleet of refrigerated trucks and trailers. Distribution is concentrated in the 12-state marketing area within a 500 mile radius of our plant in Moore, Oklahoma, a suburb of Oklahoma City, consisting of all or portions of the states of Arkansas, Colorado, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nebraska, Oklahoma, New Mexico, Tennessee and Texas. Our marketing area is largely determined by the short shelf life of our products and, to a lesser extent, by the cost of refrigerated shipping.

      Our principal products fall into two categories: refrigerated prepared salads, such as chicken, tuna, bean and pasta salads, coleslaw and potato salad, and fresh-cut produce, primarily salads and salad mixes. However, until the end of 2002 our line consisted primarily of fresh-cut produce which we packaged and sold to food service customers. In 2002, we began to expand our operations into a more diverse line of refrigerated foods in order to provide opportunities for greater profit margins. First, we added a limited number of refrigerated prepared salads. In March 2003, three of our officers, together with Herb Grimes, a director nominee, co-founded Allison's Gourmet Kitchens, LLP to process a line of refrigerated prepared salads for retail outlets, as well as our historical food service customers and restaurant chains. These refrigerated prepared salads generate higher gross profit margins than our fresh-cut produce. Allison's is integrated with our operations. It uses our production facility in Moore, Oklahoma and our distribution network, including our fleet of refrigerated tractors and trailers, and shares certain office, managerial and other personnel. Allison's also utilizes our fresh-cut produce in making its prepared salads. Also, since 2002 we have been expanding our fresh-cut line to include more salad mixes, packaged to better meet the needs of retail chain store accounts. These salad mixes for retailers also typically enjoy higher gross profit margins than produce sold to food service customers.


      We process approximately 1.4 to 1.7 million pounds of fresh-cut, ready-to-eat branded and private label salads every week and produce approximately 70 different salad products in a variety of food service and retail package sizes, including custom vegetable mixes and custom sized packages for our large volume customers. Salads and salad mixes are sold primarily to restaurant chains, food service businesses, institutional users and, to a lesser extent, retail chains while the bulk of our refrigerated prepared salads are sold to grocery store deli departments, food service distributors and regional restaurant chains.


      A substantial element of our growth plan is focused on our higher margin opportunities. In accordance with this plan, in June 2006, Allison's acquired Wild About Food, Inc., a processor of soups, stews, sauces and side dishes.

COMPETITIVE STRENGTHS

      We believe we have a number of competitive strengths that in combination contribute to our ability to compete and achieve our growth plans:

      o FREQUENT DELIVERIES. We deliver our perishable and short shelf life products three or more times per week. Our frequent deliveries coupled with our assistance to customers on how to handle our products on a "first in - first out" basis insure the freshness of our product to the ultimate consumer.

      o DISTRIBUTION CAPABILITY. We maintain a fleet of 23 trucks and 28 fifty-three foot refrigerated trailers giving us rapid delivery capability and strong logistical control.

      o DIVERSE AND CUSTOMIZED PRODUCTS. We offer a diverse range of ready-to-order quality products in convenient packaging types and sizes. We can also deliver customized "cut-to-order" fresh-cut produce to distributors in less than two days.

      o SINGLE SOURCE SUPPLIER. As a single source supplier of both packaged fresh-cut salads and refrigerated prepared salads, we allow customers the opportunity to consolidate their sources of supply.

      o DIVERSE SOURCES OF SUPPLY. In 2005, we purchased ingredients from approximately 50 suppliers in five diverse growing regions (California, Arizona, Colorado, Florida and Mexico). This geographic diversity reduces our risk of shortfalls in supplies due to natural disasters, labor disruptions and other supply interruptions in any one area.

      o BROAD CUSTOMER BASE. We currently have approximately 140 recurring end-user revenue accounts throughout the Plains States, Southwest and Southeast. No customer accounted for more than 10% of sales in 2004 or 2005.

                                   GROWTH PLAN


      We currently supply only a small part of the demand of our larger clients for our refrigerated prepared salads and fresh-cut salad and salad mixes. Our ability to supply our customers' needs within our existing 12-state marketing area is constrained by the size limitations of our existing plant and the limitations of our product line. In order to supply the needs of these customers and potential new customers outside of our primary market area, we would need to create other new facilities. We believe that our existing customers would buy additional products that we add to our line. Accordingly, we plan to enlarge our business by taking the following steps, which are more fully described under "Business - Growth Plan":

      o     INCREASE PRODUCTIVE CAPACITY FOR REFRIGERATED PREPARED SALADS.

      o     INCREASE UTILIZATION OF REFRIGERATED DELIVERY CAPACITY.

      o BROADEN PRODUCT LINE THROUGH INTERNAL GROWTH AND THE ACQUISITION OF COMPLEMENTARY BUSINESSES. We believe that the addition of these products as well as organic fruits and vegetables, side dishes, preservative free salad kits and other refrigerated products will enable us to more fully meet the needs of our existing restaurant chain and food service businesses.


      o BROADEN MARKET REACH. Many of our existing customers operate beyond our primary market area. We believe that we can broaden business with these customers and also add new customers, particularly in the Midwest, by building or acquiring new facilities in contiguous and other marketing areas. We believe that our reputation is known in some surrounding areas and that this should facilitate our geographic expansion.

      o STRATEGIC ACQUISITIONS. Though much of our growth plan is based on internal growth, we also plan, where feasible, to add to our customer base, increase market share, increase our geographic reach, enhance our productive capacity and broaden our product line by acquisition of regional competitors.


      Our ability to achieve our growth plan depends upon our ability to avoid a number of risks including possible contamination or mislabling of our products and the resultant occurrence of product liability claims, product recalls or increased scrutiny by regulators; increases in agricultural commodity costs beyond our ability to recover them through increased prices; disruption at our processing plant; changes in consumer preferences for fresh cut produce or refrigerated prepared salads; and our inability to compete against large national processors with greater financial resources and, on occasion, cost benefits in purchasing produce. We may also prove to be unable to appropriately manage our growth or lose one or more of our existing larger customers. All of these factors are more fully discussed in Risk Factors.


      Achieving our growth plan will enable us to spread fixed overhead costs over a larger revenue base and enable us to have a stronger bargaining position in negotiating for raw material supplies. Larger production runs should also help in containing or reducing processing costs, including per unit labor costs.

                              CORPORATE INFORMATION


      Vaughan was organized in 1989 under the laws of the state of Oklahoma as a successor to a family business that commenced operations in 1961. Immediately prior to the closing of this offering, pursuant to agreements dated in May and June 2006, assuming gross proceeds from this offering of at least $20.0 million, we will acquire from Mark Vaughan and Vernon J. Brandt, Jr., for nominal consideration, 60% of the limited partnership interests in Allison's, a limited partnership, and also acquire from Herbert Grimes and Stan Gustas the remaining 40% of the limited partnership interests and the general partnership interest in Allison's Gourmet Kitchens for $2,500,000 and a number of shares equal to $1.0 million divided by the initial public offering price of the units. Allison's marks our entry into the higher value-added refrigerated prepared salad business. Prior to acquisition it was controlled by our principals and processed its entire product line at our plant in Moore, Oklahoma. Mark Vaughan, Vernon J. Brandt, Jr., and Stan Gustas are each officers of Vaughan. On the effective date of this offering, Herbert Grimes, the President and Chief Executive Officer of Allison's, will become Chairman and Chief Executive Officer, and Mark Vaughan will become President and Chief Operating Officer of Vaughan.


      Our principal executive office is located at 216 N.E. 12th Street, Moore, OK 73160 and our telephone number is (405) 794-2350. Our web address is www.vaughanfoods.com. None of the information on our website is part of this prospectus.

                                  THE OFFERING


Securities offered ...................  2,777,778 units, each unit consisting of one share of common stock, one Class A
                                        redeemable common stock purchase warrant and one Class B redeemable common stock purchase warrant. Initially, only the units will trade. The common stock and the warrants included in the units will not trade separately until the 30th calendar day following the date of this prospectus or the first trading day thereafter if the 30th day is a weekend or holiday. Once separate trading in the common stock and warrants commences, the units will cease trading and will be delisted.

Shares of common stock to be
  outstanding after this offering ....  5,680,556


Warrants:


  Number of Class A warrants to be
    outstanding after this offering ..   2,902,778

  Number of Class B warrants to be
    outstanding after this offering ..  2,902,778


Exercise terms of Class A and
  Class B Warrants ...................  Each Class A warrant entitles its holder to purchase one share of common stock at an exercise price equal to 150% of the initial unit offering price. Each Class B warrant entitles its holder to purchase one share of common stock at an exercise price equal to 200% of the initial unit offering price. The Class
                                        A and Class B warrants are exercisable
                                        at any time after they become separately tradable.

Expiration date of Class A
  and Class B Warrants ...............                 , 2011

Redemption of Class A and Class B
  Warrants ...........................  We may redeem some or all of the warrants at any time after they become
                                        separately tradeable, at a price of
                                        $0.25 per warrant, on 30 days' notice to the holders. However, we may redeem the Class B warrants only if our gross revenue, for any period of four consecutive fiscal quarters preceding the notice (as confirmed by independent audit), is equal to or greater than $100 million.

Symbols:


                                                              NASDAQ     BOSTON
                                                              CAPITAL     STOCK
                                                              MARKET    EXCHANGE
                                                              -------   --------

                                        Units .............   FOODU
                                        Common Stock ......   FOOD
                                        Class A Warrants ..   FOODW
                                        Class B Warrants ..   FOODZ


Risk factors .........................  Investing in our securities involves a high degree of risk. As an investor, you should be able to bear the loss of your entire investment. You should carefully consider the information set forth in the Risk Factor section beginning on page 12 of this prospectus in evaluating an investment in our securities.


Use of Proceeds ......................  We will use approximately $2.5 million of the net proceeds of the offering to
                                        complete the acquisition of Allison's
                                        Gourmet Kitchens. We expect to use
                                        approximately $10.6 million of the
                                        proceeds for the expansion of our
                                        production facility and construction of
                                        new facilities, including repayment of
                                        related debt, approximately $5.7 million to repay debt, and the remainder for working capital.


      The number of shares of common stock and the number of Class A and Class B warrants to be outstanding after this offering includes:


      o 125,000 shares, 125,000 Class A warrants and 125,000 Class B warrants included in the units to be issued to the holders of $2.0 million aggregate principal amount of our 10% secured promissory notes due June 30, 2007, which we refer to as the "Secured Notes," assuming an initial public offering price of $9.00 per unit. The actual number of units that will be issued to the holders of the Unsecured Notes will depend on the actual initial public offering price of the units;

      Unless otherwise stated, the information contained in this prospectus assumes no exercise of:


      o any of the Class A and Class B warrants (including the Class A and Class B warrants that will be issued to the holders of the Secured Notes);


      o the over-allotment option granted to the representative to purchase up to an additional 416,667 units;

      o the warrant to purchase 277,778 units granted to the representative in connection with this offering; and


      o any other warrants and options outstanding on the date of this prospectus.

                         SUMMARY FINANCIAL INFORMATION*
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

VAUGHAN FOODS


                                                     YEARS ENDED DECEMBER 31,      NINE MONTHS ENDED SEPTEMBER 30,
                                                  ------------------------------   -------------------------------
                                                                                             (UNAUDITED)
                                                                                   -------------------------------
                                                    2003       2004       2005           2005           2006
                                                  --------   --------   --------       --------       --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Net sales .....................................   $ 29,369   $ 36,133   $ 44,730       $ 33,644       $ 26,318
Gross profit ..................................      4,402      6,230      6,754          5,412          3,144
Selling, general and administrative expenses ..      3,891      5,415      6,496          4,669          5,175
Rent income ...................................        182        196        296            213            253
Interest expense ..............................        409        489      1,042            764            824
Short-term borrowing expenses .................         --         --         --             --           (325)
Other, net ....................................        (45)        12         88             41             36
Income tax expense (benefit) ..................         71        192       (160)            60           (562)
                                                  --------   --------   --------       --------       --------
Net income (loss) .............................   $    168   $    342   $   (241)      $    172       $ (1,038)
                                                  ========   ========   ========       ========       ========
Net income (loss) per share - basic and
   diluted ....................................   $   0.06   $   0.12   $  (0.09)      $  (0.06)      $  (0.37)
Weighted average number of shares
   outstanding - basic and diluted ............      2,778      2,778      2,778          2,778          2,778


ALLISON'S GOURMET KITCHENS


                                                     YEARS ENDED DECEMBER 31,      NINE MONTHS ENDED SEPTEMBER 30,
                                                  ------------------------------   -------------------------------
                                                                                             (UNAUDITED)
                                                                                   -------------------------------
                                                    2003       2004       2005           2005           2006
                                                  -------    --------   --------       --------       --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Net sales .....................................   $  3,382   $  9,173   $ 13,111       $ 10,412       $ 14,330
Gross profit ..................................        780      2,222      3,265          2,599          3,419
Selling, general and administrative expenses
   and management fee .........................        663      1,608      2,356          1,802          2,507
Interest expense ..............................         16         32         11             19             71
                                                  --------   --------   --------       --------       --------
Net income ....................................   $    101   $    582   $    898       $    778       $    842
                                                  ========   ========   ========       ========       ========


----------
* Financial information relating to Wild About Food, Inc. is reflected in financial information relating to Allison's Gourmet Kitchens only subsequent to the date of its acquisition in 2006, but not in any pro forma financial information for prior periods.

PRO FORMA COMBINED INFORMATION:

THE PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA GIVING EFFECT TO THE ACQUISITION OF ALLISON'S BY VAUGHAN AS OF JANUARY 1, 2005


                                                     YEARS ENDED DECEMBER 31,      NINE MONTHS ENDED SEPTEMBER 30,
                                                  ------------------------------   -------------------------------
                                                                                             (UNAUDITED)
                                                                                   -------------------------------
                                                               2005                              2006
                                                             --------                          --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Net sales .....................................              $ 55,932                          $ 52,055
Gross profit ..................................                10,019                             7,854
Selling, general and administrative expenses
   and management fee .........................                 8,737                             7,939
Interest expense ..............................                 1,053                              (894)
                                                             --------                          --------
Net income (loss) .............................              $    205                          $   (511)
                                                             ========                          ========

CONSOLIDATED BALANCE SHEET DATA:


      The tables below show selected balance sheet data for Vaughan Foods and Allison's at December 31, 2005 and September 30, 2006 on an actual basis. The pro forma combined balance sheet data as at December 31, 2005 and September 30, 2006 gives effect to:


      o the issuance of an additional $2,000,000 of indebtedness pursuant to the Secured Notes and $1,000,000 of other indebtedness since December 31, 2005, but before the date of this prospectus;


      o the issuance of 125,000 shares, 125,000 Class A warrants and 125,000 Class B warrants included in the units to be issued to the holders of the Secured Notes, assuming an initial public offering price of $9.00 per unit. The actual number of units that will be issued to the holders of the Secured Notes will depend on the actual initial public offering price of the units; and

      o Our acquisition of all of the partnership interests in Allison's Gourmet Kitchens for $2,500,000 on the assumption that the acquisition occurred on January 1, 2005.


      The pro forma as adjusted data also takes into account our receipt of approximately $25.0 million of estimated net proceeds from this offering and the use of approximately $3.0 million to repay certain indebtedness, including the Secured Notes.

VAUGHAN FOODS
(in thousands)


                                                                                SEPTEMBER 30, 2006
                                                           DECEMBER 31, 2005       (UNAUDITED)
                                                           -----------------    ------------------
Current assets .........................................       $   4,370             $  6,070
Working capital (deficit) ..............................          (2,480)              (6,363)
Total assets ...........................................          16,970               21,084
Total current liabilities ..............................           6,850               12,434
Total long-term liabilities ............................           9,514                9,083
Stockholders' equity (deficiency) ......................             606                 (432)


ALLISON'S GOURMET KITCHEN
(in thousands)


                                                                                SEPTEMBER 30, 2006
                                                           DECEMBER 31, 2005       (UNAUDITED)
                                                           -----------------    ------------------
Current assets .........................................       $   1,842             $  2,370
Working capital (deficit) ..............................             613                  540
Total assets ...........................................           2,822                4,748
Total current liabilities ..............................           1,229                1,830
Total long term liabilities ............................             205                1,015
Partner's capital ......................................           1,388                1,902


PRO FORMA COMBINED
(in thousands)


                                                                                SEPTEMBER 30, 2006
                                                                                   AS ADJUSTED
                                       DECEMBER 31, 2005   SEPTEMBER 30, 2006      (UNAUDITED)
                                       -----------------   ------------------   ------------------
Current assets .....................        $ 3,444            $   5,837             $ 23,445
Working capital (deficit) ..........         (4,479)              (8,634)              15,491
Total assets .......................         18,587               24,791               41,934
Total current liabilities ..........          7,924               14,471                7,954
Total long-term liabilities ........         10,058               10,752               10,409
Stockholders' equity (deficiency) ..            606                 (432)              23,571

                                  RISK FACTORS


      THIS OFFERING AND AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS, BEFORE YOU PURCHASE ANY UNITS. IF ANY OF THE FOLLOWING RISKS AND UNCERTAINTIES DEVELOPS INTO ACTUAL EVENTS, OUR BUSINESS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED. IN THOSE CASES, THE TRADING PRICE OF OUR SECURITIES COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.


                         RISKS RELATING TO OUR BUSINESS

IF OUR PRODUCTS BECOME CONTAMINATED OR ARE MISLABELED, WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS, PRODUCT RECALLS AND INCREASED SCRUTINY BY REGULATORS, ANY OF WHICH COULD ADVERSELY AFFECT OUR BUSINESS.


      Refrigerated products are vulnerable to contamination by organisms producing food-borne illnesses. These organisms are generally found in the environment, and, as a result, there is a risk that, as a result of food processing, they could be found in our products. Once contaminated products have been shipped for distribution, illness and death may result if the pathogens are not eliminated by processing at the foodservice or consumer level. Also, products purchased from others for packing or distribution may contain contaminants that we are unable to identify. The risk can be controlled, but not eliminated, by use of good manufacturing practices and finished product testing. We may also encounter the same risks if a third party tampers with our products or if our products are inadvertently mislabeled. Shipment of adulterated products, even if inadvertent, is a violation of law and may lead to product liability claims, product recalls and increased scrutiny by federal and state regulatory agencies, any of which could have a material adverse effect on our reputation, business, prospects, results of operations and financial condition. Typically, when we purchase certain products or critical raw materials that we use in production, we require a "certificate of analysis" from the vendor showing that the product is free of certain bacteria. Nevertheless, in mid 2005, as a result of our routine internal product testing, we discovered possible contamination by LISTERIA MONOCYTOGENES in three different products, produced on various different dates over a period of 25 days. We immediately recalled a total of 23,435 pounds of these products at a total cost to us of $65,000. The USDA Food Safety and Inspection Service has received no complaints of illness associated with consumption of those products. However, after this event, we instituted a number of further safeguards including testing all critical raw materials ourselves, and purchasing an insurance policy to limit our exposure in the event of product contamination.

NON-COMPLIANCE WITH PROVISIONS OF OUR LONG-TERM LOANS WITH RESPECT TO DEBT SERVICE RATIO, CURRENT RATIO AND DEBT TO EQUITY RATIO HAS RESULTED IN AN INCREASE IN THE INTEREST RATE ON THE LOANS OF 1%, WHICH REDUCES OUR LIQUIDITY AND COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      Certain of our debt agreements (a $4,000,000 secured bank line of credit, reduced to approximately $2.28 million under a proposed extension agreement, with an outstanding balance at September 30, 2006 of approximately $2.7 million, and the Industrial Development Revenue Bonds issued by Cleveland County Industrial Authority in the aggregate principal amount of approximately $5.0 million at September 30, 2006) contain covenants regarding maintenance, of a debt service coverage ratio for the four most recent quarters, of 1.50 to 1.00, and, as of the last day of each quarter, a current ratio of 1.10 to 1.00 and debt to equity ratio of not more than 4.00 to 1.00. As of September 30, 2006, our debt service ratio was 0.04 to 1, our current ratio was 0.49 to 1, and our debt to equity ratio cannot be calculated since our net worth is negative as of that date. Although, under the terms of these agreements, non-compliance is not considered an event of default, under the same terms the non-compliance has resulted in an increase of 1% on the interest rate on these loans. This has resulted in our making total interest payments of approximately $21,328 and $38,548 per month respectively on these two loans. The 1% increase will remain in place until we are in compliance with all the required ratios. If we are unable to make the interest payments, we could be compelled to curtail operations or seek protection under the bankruptcy laws. These and other consequences of noncompliance with interest payments could have a material adverse effect on the value of any common stock that you purchase in this offering. See "Liquidity and Capital Resources" beginning on page 30, and "Description of Certain Indebtedness" beginning on page 56.

OUR DEBT AGREEMENTS CONTAIN RESTRICTIVE COVENANTS AND OUR DEBT OBLIGATIONS ARE SUBSTANTIAL IN RELATION TO OUR ASSETS.

      At September 30, 2006, Vaughan had total assets of $20.1 million and $12.0 million of outstanding indebtedness, consisting of approximately $2.7 million outstanding under a $4.0 million revolving credit facility, which we refer to as the "Credit Facility," approximately $4.8 million in respect of the Industrial Development Bonds issued by the Cleveland County (Oklahoma) Industrial Authority, approximately $3.5 million outstanding under a term loan secured by a mortgage on our plant and related real property, $2.0 million under the Secured Notes $250,000 from the underwriter's representative on an unsecured basis and $658,000 of miscellaneous other indebtedness. Subsequent to September 30, 2006 we borrowed an additional $750,000 from the underwiter's representative. In addition, at September 30, 2006, we were subject to operating and capital leases requiring approximately $1,397,000 million in future minimum lease payments. Accordingly, the total amount of our obligations with respect to indebtedness and leases, in relation to our assets, is substantial.

      Some of our debt instruments, including those relating to our Credit Facility require that we comply with certain financial tests and impose certain restrictions on us, including, among other things, restrictions on our ability to incur additional indebtedness, create liens on assets, make loans or investments and pay dividends. These tests and restrictions limit our operating flexibility, limit ability to plan for and react to changes in our business and make us more vulnerable to economic downturns and competitive pressures. Our indebtedness and lease obligations could have significant negative consequences, including:

      o increasing our vulnerability to adverse economic and industry conditions;

      o     limiting our ability to obtain additional financing;

      o requiring that a substantial portion of our cash flows from operations be applied to pay principal and interest on our indebtedness and lease payments under our leases, thereby reducing cash flows available for other purposes; and

      o limiting our flexibility in planning for or reacting to changes in our business and the industry in which we compete.

      Any of these factors could place us at a possible competitive disadvantage compared to competitors with less leverage or better access to capital resources. Any inability to meet interest and principal payment obligations under our debt agreements could force us to curtail or terminate operations, or seek protection under the bankruptcy laws. In such events, the value of our equity securities could be materially and adversely affected. See "Liquidity and Capital Resources" beginning on page 30, and "Description of Certain Indebtedness" beginning on page 56.

SUBSTANTIALLY ALL OF OUR ASSETS ARE ENCUMBERED BY LIENS, WHICH IF FORECLOSED BY OUR SECURED CREDITORS WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS.

      Indebtedness under our Credit Facility is secured by a security interest in favor of the lender in substantially all of our assets, other than real property. Our obligations under a term loan in the principal amount of approximately $3.5 million and our obligations under the Industrial Development Bonds are secured by first and second mortgages on our plant in Moore, Oklahoma. If we were unable to pay our secured obligations when due or otherwise default on our obligations to secured creditors, these creditors could foreclose their security interests or mortgages in our assets. Any foreclosure action by our secured creditors could cause us to seek protection under the federal bankruptcy code which, in turn, would have a material adverse effect on the market value of our Common Stock and could result in the loss of your entire investment in the Units. See "Liquidity and Capital Resources" beginning on page 30, and "Description of Certain Indebtedness" beginning on page 56.

VOLATILE AGRICULTURAL COMMODITY COSTS COULD INCREASE FASTER THAN WE CAN RECOVER THEM, WHICH COULD ADVERSELY AFFECTING ON OUR FINANCIAL CONDITION AND OPERATING RESULTS.

      Our ability to process and distribute our products depends, in large part, on the availability and affordability of fresh produce. The prices for high quality fresh produce can be volatile and supplies may be restricted due to weather, plant disease and changes in agricultural production levels. The amount and quality of available produce can vary greatly from season to season, or within a season, and our suppliers may not be able to meet their contractual obligations, particularly during periods of severe shortages. Limitations of supply, or the poor quality of produce available under our season-long contracts, could force us to buy produce on the open market during periods of rapid price increases, thus significantly increasing our costs. We can sometimes pass these higher costs on to customers, but a number of factors, including price increases that are faster or more severe than we anticipate may result in cost increases that we are not able to fully recover. We were particularly adversely affected during the second quarter of 2006 when adverse growing conditions in Southern California reduced the supply of lettuce at a time when alternative supplies from other growing regions were not yet available and forced us to buy lettuce on the open market during a period of rapidly rising prices. We maintained customer goodwill by continuing to supply them with lettuce under our sale and supply contracts, though at a cost of significantly reduced gross profit and overall losses in this segment of our business. We expect that such conditions will recur from time to time and may have an adverse effect on our operating results when and if they do occur. See "Comparison of nine months ended September 30, 2006 and 2005" on page 28.

A MATERIAL DISRUPTION AT OUR PROCESSING PLANT COULD SERIOUSLY HARM OUR FINANCIAL CONDITION AND OPERATING RESULTS.


      We process all of our products at our Moore, Oklahoma plant. Since we do not have operations elsewhere, a material disruption at this plant would seriously limit our ability to deliver products to our customers. Such disruption could be caused by a number of different events, including: maintenance outages; prolonged power failures; equipment failure; a chemical spill or release; widespread contamination of our equipment; fires, floods, earthquakes or other natural disasters; or other operational problems. Any of these events would adversely affect our business, financial condition and operating results. In April 2006 we had to shut down the plant for 2 1/2 days due to an ammonia leak. We estimate that this occurrence cost the company approximately $350,000. See "Comparison of nine months ended September 30, 2006 and 2005" on page 28.


A DECLINE IN THE DEMAND FOR FRESH-CUT SALADS, OR IN THE CONSUMPTION OF REFRIGERATED PREPARED SALADS, WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS.

      The food industry is subject to changing consumer trends, demands and preferences. Medical studies detailing the healthy attributes of particular foods affect the purchase patterns, dietary trends and consumption preferences of consumers. From time to time, weight loss and control plans that emphasize particular food groups have been popular and have affected consumer preferences. Adverse publicity relating to health concerns and the nutritional or dietary value of our products could adversely affect consumption and, consequently, demand for our products. In addition, as all of our operations consist of the production and distribution of processed food products, a change in consumer preferences relating to processed food products or in consumer perceptions regarding the nutritional value of processed food products could significantly reduce our sales volume. A reduction in demand for our products caused by these factors would have a material adverse effect on our business, financial condition and operating results.


COMPETITION IN OUR INDUSTRY IS INTENSE, AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY. AN INABILITY TO COMPETE SUCCESSFULLY COULD LEAD TO THE FAILURE OF OUR BUSINESS.


      The food processing industry is intensely competitive. In the fresh-cut produce business we compete against large national processors, many with production facilities near farms that grow much of the produce supplying the United States markets, regional processors and store based or local processors often referred to as "chop shops." The national processors have substantially greater financial and other resources than we do and some may enjoy cost advantages in buying produce. If we and other regional competitors increase our market share, the major national processors could respond by offering special pricing promotions aimed at retaining business or seek to acquire or build regional processing capacities, any of which could hamper our expansion plans.


      In the refrigerated prepared salad business we compete against the largest company in this business and smaller regional processors. Our principal competitor has greater financial and other resources than we do. We expect similar competition in other markets in which we may seek to expand. If we cannot compete successfully against our competitors we will not be able to grow and expand our business and may not, if our competitive failures are severe enough, continue in operation. See "Competition" beginning on page 42.

MANAGING OUR GROWTH MAY BE DIFFICULT AND OUR GROWTH RATE MAY DECLINE, WHICH MAY EXPOSE US TO THE RISK THAT WE CANNOT PAY OBLIGATIONS OR SERVICE DEBT INCURRED IN ATTEMPTING TO EXPAND. IF WE CANNOT COMPETE SUCCESSFULLY AGAINST OUR COMPETITORS WE WILL NOT BE ABLE TO GROW AND EXPAND OUR BUSINESS AND MAY NOT, IF OUR COMPETITIVE FAILURES ARE SEVERE ENOUGH, CONTINUE IN OPERATION.

      We have rapidly expanded our operations since 2000. This growth has placed, and continued growth will continue to place, significant demands on our administrative, operational and financial resources. This growth may not continue. However, to the extent it continues, we expect it to place a significant demand on our managerial, administrative, operational and financial resources. Our future performance and results of operations will depend, in part, on our ability to successfully implement enhancements to our business management systems and to adapt those systems as necessary to respond to changes in our business. Similarly, our growth has created a need for expansion of our facilities and processing capacity. As we near maximum utilization of our facility or maximize our processing capacity, operations may be constrained, which could adversely affect our operating results, unless the facility is expanded, volume is shifted to another facility, or additional processing capacity is added. Conversely, as we add additional facilities or expand existing operations or facilities, excess capacity may be created. Any excess capacity would add to our overhead burden and also create inefficiencies which would adversely affect our operating results. We cannot assure you that we will be able to successfully implement our growth plan. If our plan is not successful, we will have incurred significant obligations and ongoing expenses, which we may not be able to service from our existing cash flow. If we cannot service our debt from our then existing cash flow and if we cannot obtain additional financing to service that debt we would be forced to curtail or terminate operations. See "Growth Plan" beginning on page 38.

WE RELY ON MAJOR CUSTOMERS WHICH EXPOSES US TO THE RISK THAT WE CANNOT PAY OBLIGATIONS OR SERVICE DEBT INCURRED IN ATTEMPTING TO EXPAND.

      None of our customers accounted for 10% or more of our sales in 2004 or 2005. However, seven independent Sysco Foods distributors, represented, in the aggregate, approximately 23% of our sales in 2004 and 24% in 2005 and 11 separate Wal-Mart distribution centers represented, in the aggregate, approximately 8.7% of our sales in 2004, and 9.1% in 2005. Texas-based H.E. Butt Grocery Company, known as "HEB," is our largest customer for deli salads, accounting for approximately 8.0% and 9.3% of our sales in 2004 and 2005, respectively. It is possible that a termination of a supply arrangement with any one of these customers could adversely affect our business relationships with related entities. A material decrease in sales to any of our major customers or the loss of any of our major customers would have a material adverse impact on our operating results. In addition, to the extent we add new customers, whether following the loss of existing customers or otherwise, we may incur substantial start-up expenses in initiating services to new customers. See "Growth Plan" beginning on page 38.


GOVERNMENT REGULATION COULD INCREASE OUR COSTS OF PRODUCTION AND INCREASE OUR LEGAL AND REGULATORY EXPENDITURES.


      We are subject to extensive regulation by the U.S. Food and Drug Administration, the U.S. Department of Agriculture, the U.S. Environmental Protection Agency, the U.S. Department of Transportation and state and local authorities in jurisdictions where our products are processed or sold. Among other things, these regulations govern the processing, packaging, storage, distribution and labeling of our products. Our processing facility and products are subject to periodic compliance inspections by federal, state and local authorities. We are also subject to environmental regulations governing the discharge of air emissions, water and food waste, and the generation, handling, storage, transportation, treatment and disposal of waste materials. Amendments to existing statutes and regulations, adoption of new statutes and regulations, increased production at our facility as well as our expansion into new operations and jurisdictions may require us to obtain additional licenses and permits and could require us to adapt or alter methods of operations at costs that could be substantial. Compliance with applicable laws and regulations may adversely affect our business. Failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as possible criminal sanctions, which could have a material adverse effect on our business, which may expose us to the risk that we cannot pay obligations or service debt incurred in attempting to expand. Many of the fines and penalties can be assessed on the basis of the number of occurrences of a particular violation and, therefore, are not possible to meaningfully estimate. We estimate that the annual expense of compliance with existing regulations of the U.S. Food and Drug Administration, U.S. Department of Agriculture, U.S. Environmental Protection Agency and U.S. Department of Transportation and related state and local authorities exceeds $100,000 per year.


SEIZURE OF OUR WORKERS, STRIKES, CHANGES IN IMMIGRATION LAW OR INCREASED LABOR COSTS COULD ADVERSELY AFFECT OUR BUSINESS.


      As of September 30, 2006, we had approximately 410 employees, none of whom are unionized. We believe that a substantial number of our factory workers are Mexican immigrants. Though we require all workers to provide us with social security numbers or other documentation showing that they can be legally employed in the United States, some of our workers may, without our knowledge, be illegal immigrants. Illegal immigrants are subject to seizure and deportation. If any of the immigration reform bill approved by the U.S. Senate in May 2006, or the immigration bill approved by the U.S. House of Representatives in December 2005, or a new immigration bill combining provisions from both, becomes law, its effect on our work force is unpredictable. Any material labor disruption, as a result of seizure of our workers, strikes or changes in immigration law, or significantly increased labor costs at our facilities in the future, could have a material adverse effect on our business, financial condition and operating results. See "Employees" on page 44.


WE DEPEND UPON THE CONTINUED SERVICES OF CERTAIN MEMBERS OF OUR SENIOR MANAGEMENT TEAM, WITHOUT WHOM OUR BUSINESS OPERATIONS WOULD BE SIGNIFICANTLY DISRUPTED.


      Our success depends, in part, on the continued contributions of our executive officers and other key employees. Our management team has significant industry experience and would be difficult to replace. We believe that the expertise and knowledge of these individuals in our industry, and in their respective fields, is a critical factor to our continued growth and success. We have not entered into an employment agreement with any of these individuals. The loss of the services of any of these individuals could have a material adverse effect on our business and prospects if we are unable to identify a suitable candidate to replace any such individual. Our success is also dependent upon our ability to attract and retain additional qualified marketing, technical and other personnel. See "Management" beginning on page 45.

OUR INSURANCE AND INDEMNIFICATION AGREEMENTS MAY BE INADEQUATE TO COVER ALL THE LIABILITIES WE MAY INCUR.

      We face the risk of exposure to product liability claims and adverse public relations in the event that the consumption of our products causes injury or illness. If a product liability claim is successful, our insurance may not be adequate to cover all liabilities we may incur, including harm to our reputation, and we may not be able to continue to maintain such insurance, or obtain comparable insurance at a reasonable cost, or at all. We generally seek contractual indemnification and insurance coverage from our suppliers, but this indemnification or insurance coverage is limited by the creditworthiness of the indemnifying party and their insurance carriers, if any, as well as the insured limits of any insurance provided by those suppliers. If we do not have adequate insurance or contractual indemnification available, product liability claims relating to defective products could have a material adverse effect on our financial condition and operating results.

THE CONSOLIDATION OF AND MARKET STRENGTH AMONG OUR RETAIL AND FOODSERVICE CUSTOMERS MAY PUT PRESSURE ON OUR OPERATING MARGINS.


      In recent years, the trend among our retail and foodservice customers, such as foodservice distributors, has been toward consolidation. These factors have resulted in increased negotiating strength among many of our customers, which has and may continue to allow them to exert pressure on us with respect to pricing terms, product quality and the introduction of new products. To the extent our customer base continues to consolidate, competition for the business of fewer customers may intensify. If we cannot continue to negotiate favorable contracts, whether upon renewal or otherwise, with these customers, implement appropriate pricing and introduce new product offerings acceptable to our customers, or if we lose our existing large customers, our potential for profitability could decrease. See "Competition" beginning on page 42.


OUR GROWTH MAY DEPEND ON OUR ABILITY TO COMPLETE ACQUISITIONS AND INTEGRATE OPERATIONS OF ACQUIRED BUSINESSES.


      A portion of the net proceeds of this offering are allocated to, and our growth strategy includes, acquisitions of other businesses. We may not be able to make acquisitions in the future and any acquisitions we do make may not be successful. Furthermore, future acquisitions may have a material adverse effect upon our operating results, particularly in periods immediately following the consummation of those transactions when the operations of the acquired businesses are being integrated into our operations.


      Achieving the benefits of acquisitions depends on the timely, efficient and successful execution of a number of post-acquisition events, including integrating the business of the acquired company into our purchasing programs, distribution network, marketing programs and reporting and information systems. We may not be able to successfully integrate the acquired company's operations or personnel or realize the anticipated benefits of the acquisition. Our ability to integrate acquisitions may be adversely affected by many factors, including the relatively large size of a business and the allocation of our limited management resources among various integration efforts. The integration of acquisitions may also require a disproportionate amount of our management's time and attention and distract our management from running our historical businesses.


      In connection with the acquisitions of businesses in the future, we may decide to consolidate the operations of any acquired business with our existing operations or make other changes with respect to the acquired business, which could result in special charges or other expenses. Our results of operations also may be adversely affected by expenses we incur in making acquisitions, by amortization of acquisition-related intangible assets with definite lives and by additional depreciation expense attributable to acquired assets. Any of the businesses we acquire may also have liabilities or adverse operating issues, including some that we fail to discover before the acquisition, and our indemnity for such liabilities may be limited. Additionally, our ability to make any future acquisitions may depend upon obtaining additional financing. We may not be able to obtain additional financing on acceptable terms or at all. To the extent that we seek to acquire other businesses in exchange for our Common Stock, fluctuations in our stock price could have a material adverse effect on our ability to complete acquisitions. See "Growth Plan" beginning on page 38.

                         RISKS RELATED TO THIS OFFERING

THE REPRESENTATIVE OF THE UNDERWRITERS MAY HAVE A CONFLICT OF INTEREST IN UNDERWRITING THIS OFFERING, WHICH MAY AFFECT THE REPRESENTATIVE'S JUDGMENT AS TO PRICING THE SECURITIES OR CONCLUDING THE OFFERING.


      Beginning in September 2006, we borrowed an aggregate of $1.0 million from Paulson Investment Company, the representative of the underwriters, pursuant to a non-secured promissory note bearing interest at 10% per annum and payable on the earlier of the first anniversary of the issue date of the note or the consumma-tion of this offering. Because the probability that Paulson Investment Company will be repaid increases significantly if this offering is completed, a decision by Paulson Investment Company to proceed with the offering may be influenced by our indebtedness to it. This possible conflict of interest may affect the exercise of Paulson Investment Company's discretion and judgment as the representative of the underwriters of this offering, which could result in the securities being priced at levels above those which would otherwise prevail in the absence of such conflict or, could even result in the representative seeking to conclude the transaction under circumstances in which the transaction would otherwise be terminated. In either of these events, the purchasers of securities in this offering would be exposed to heightened risk of loss.


WE ARE CONTROLLED BY A LIMITED NUMBER OF STOCKHOLDERS, WHICH WILL LIMIT YOUR ABILITY TO INFLUENCE KEY DECISIONS.


      Immediately after this offering, our executive officers and directors will, in the aggregate, beneficially own 50.24% of the issued and outstanding shares of our common stock, or 46.84% if the over-allotment option is exercised in full. As a result, these stockholders will have the ability to exercise substantial control over our affairs and corporate actions requiring shareholder approval, including electing and removing directors, selling all or substantially all of our assets, merging with another entity or amending our articles of incorporation. This DE FACTO control could be disadvantageous to our other stockholders with interests that differ from those of the control group, if these stockholders vote together. For example, the control group could delay, deter or prevent a change in control even if a transaction of that sort would benefit the other stockholders. In addition, concentration of ownership could adversely affect the price that investors might be willing to pay in the future for our securities. See "Principal Stockholders" on page 51.

IF WE DO NOT MAINTAIN AN EFFECTIVE REGISTRATION STATEMENT OR COMPLY WITH APPLICABLE STATE SECURITIES LAWS, YOU MAY NOT BE ABLE TO EXERCISE THE WARRANTS.


      In order for you to be able to exercise the warrants included in the units, the underlying shares must be covered by an effective registration statement and qualify for an exemption under the securities laws of the state in which you live. We cannot assure you that we will continue to maintain a current registration statement relating to the offer and sale of the Class A and Class B warrants included in the units and the common stock underlying these warrants, or that an exemption from registration or qualification will be available throughout their term. This may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.

THE WARRANTS MAY BE REDEEMED ON SHORT NOTICE. THIS MAY HAVE AN ADVERSE IMPACT ON THEIR PRICE.


      We may redeem the Class A and Class B warrants for $0.25 per warrant on 30 days' notice at any time after the specific redemption conditions in the respective warrants have been satisfied. If we give notice of redemption, you will be forced to sell or exercise your warrants or accept the redemption price. The notice of redemption could come at a time when it is not advisable or possible for you to exercise the warrants or a current prospectus or exemption from registration or qualification does not exist. As a result, you would be unable to benefit from owning the warrants being redeemed. See "Description of Securities" on page 52.


FUTURE SALES OR THE POTENTIAL FOR SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK AND UNIT WARRANTS TO DECLINE AND COULD IMPAIR OUR ABILITY TO RAISE CAPITAL THROUGH SUBSEQUENT EQUITY OFFERINGS.


      Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities. Once this offering is completed, we will have 5,680,556 shares of common stock issued and outstanding and will have approximately an additional 14,444,447 million shares of common stock reserved for future issuance as follows:

      o 11,361,112 shares in the aggregate underlying the Class A and Class B warrants (including the warrants held by the holders of the Secured Notes);

      o 1,250,001 shares underlying the over-allotment option, including the shares underlying the Class A and Class B warrants included in the units underlying that option;

      o 833,334 shares underlying the representative's warrant, including the shares underlying the Class A and Class B warrants included in the representative's warrants; and

      o     1,000,000 shares reserved for issuance under our stock option plan.

      The common stock included in the units sold in this offering as well as the common stock underlying the warrants, other than those shares held by "affiliates," as defined by the rules and regulations promulgated under the Securities Act of 1933, as amended, or the "Securities Act," will be freely tradable without restriction. We have agreed to register for resale promptly after the closing of this offering all of the securities included in the units that will be issued to the holders of the Secured Notes, which include 125,000 shares of common stock, 125,000 Class A warrants, 125,000 Class B warrants and 250,000 shares of common stock underlying those warrants (assuming an initial public offering price of $9.00 per unit). Finally, upon the expiration of the one-year "lock-up" agreements to be signed by all of our existing stockholders approximately 5,400,000 unregistered shares will be freely tradeable subject to the timing and volume limitations set forth in Rule 144 promulgated under the Securities Act.

Thus, after the closing of this offering, the following shares will be tradeable:

      o     2,777,778 shares of common stock (immediately freely tradeable);

      o 375,000 shares of common stock underlying the units that will be issued to the holders of the Secured Notes, including the shares underlying the Class A and Class B warrants included in those units, assuming an initial public offering price of $9.00 per unit (freely tradeable after registration for resale); and

      o Approximately 2,777,778 unregistered shares, after expiration of one-year "lock-up" agreements, subject to the timing and volume limitations of Rule 144

See "Description of Securities" on page 52.


THE EXISTENCE OF OUTSTANDING OPTIONS AND WARRANTS MAY IMPAIR OUR ABILITY TO OBTAIN ADDITIONAL EQUITY FINANCING.


      The existence of outstanding options and warrants may adversely affect the terms at which we could obtain additional equity financing. The holders of these options and warrants have the opportunity to profit from a rise in the value or market price of our common stock and to exercise them at a time when we could obtain equity capital on more favorable terms than those contained in these securities. See "Dilution" on page 21.


MANAGEMENT HAS BROAD DISCRETION OVER THE USE OF PROCEEDS FROM THIS OFFERING. WE MAY USE THE PROCEEDS OF THIS OFFERING IN WAYS THAT DO NOT IMPROVE OUR OPERATING RESULTS OR THE MARKET VALUE OF OUR SECURITIES.


      We will have broad discretion in determining the specific uses of the proceeds from the sale of the units. Our allocations may change in response to a variety of unanticipated events, such as differences between our expected and actual revenues from operations or availability of commercial financing opportunities, unexpected expenses or expense overruns or unanticipated opportunities requiring cash expenditures. We will also have significant flexibility as to the timing and the use of the proceeds. As a result, investors will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. You will rely on the judgment of our management with only limited information about their specific intentions regarding the use of proceeds. We may spend most of the proceeds of this offering in ways with which you may not agree. If we fail to apply these funds effectively, our business, results of operations and financial condition may be materially and adversely affected. See "Use of Proceeds" on page 18.


WE MAY ISSUE SHARES OF PREFERRED STOCK IN THE FUTURE, WHICH COULD DEPRESS THE PRICE OF OUR STOCK.


      Our corporate charter authorizes us to issue shares of "blank check" preferred stock. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further shareholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, the rights of the holders of our common stock and other securities could be impaired thereby, including, without limitation, with respect to liquidation. See "Prefered Stock" on page 53.


PURCHASERS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE.


      The initial public offering price is substantially higher than the pro forma net tangible book value per share of our outstanding common stock. As a result, investors purchasing our units in this offering will incur immediate dilution of $5.27 per share or 58.6%, based on an assumed initial public offering price of $9.00 per share. As a result of this dilution, investors purchasing units from us will have contributed 97.4% of the total amount invested in us but will own only 48.9% of our outstanding common stock. In addition, the exercise of outstanding options and warrants and future equity issuances may result in further dilution to investors and current stockholders. See "Dilution" on page 21.

YOU MAY NEVER RECEIVE DIVIDENDS ON ANY SHARES UNDERLYING UNITS THAT YOU PURCHASE IN THIS OFFERING.

      We do not intend to pay dividends on our common stock in the future. We intend to retain future earnings for use in operating and expanding our business. Our board of directors will have complete discretion as to whether to pay dividends, based on any factors that they consider relevant. As a result, you may never receive dividends on your shares of our common stock. See "Dividend Policy" on page 20.

WE HAVE CONDUCTED A TRANSACTION WITH RELATED PARTIES THAT MIGHT HAVE ADVERSELY AFFECTED THE VALUE OF ANY SHARES YOU ACQUIRE IN THIS OFFERING.

      Immediately before the closing of this offering we will acquire all the partnership interests in Allison's from four related parties. While we believe that these transactions are in our best interest, they were negotiated solely by our management with four related parties, Herb Grimes, Mark Vaughan, Vernon J. Brandt, Jr. and Stan Grimes, and their terms were not approved by any independent directors since at that time we had no independent directors. If these transactions were unfair to us, the value of any shares you acquire in this offering may be reduced. See "Certain Relationships and Related Transactions" on page 50.

CERTAIN PROVISIONS OF OKLAHOMA LAW COULD RESTRICT YOUR ABILITY TO ACQUIRE ADDITIONAL SHARES OF OUR STOCK, YOUR ABILITY TO ENTER INTO BUSINESS TRANSACTIONS WITH US, OR YOUR ABILITY TO VOTE, AMONGST OTHER THINGS, IN ELECTIONS OF DIRECTORS, AND COULD RESULT IN OUR STOCK PRICE BEING DEPRESSED.

      We have not opted out of certain Oklahoma statutes that restrict the ability of shareholders having 15% or more of our voting power to enter into transactions with us, and that of shareholders having one-fifth or more of our voting power to vote those shares. See "Anti-takeover provisions under Oklahoma law." If you became a shareholder restricted by either statute, this would limit your voting power and your ability to conduct business with us. Also, in general, these statutory provisions could have a depressive effect on our stock price, since they deter certain potential business transactions that could be to our financial benefit. See "Anti-Takeover Provisions Under Oklahoma Law" beginning on page 54.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited, to statements concerning:

      o the anticipated benefits and risks associated with our business strategy;

      o our future operating results and the future value of our common stock;

      o the anticipated size or trends of the markets in which we compete and the anticipated competition in those markets;

      o     our ability to attract customers in a cost-efficient manner;

      o     our ability to attract and retain qualified management personnel;

      o     potential government regulation;

      o our future capital requirements and our ability to satisfy our capital needs;

      o     the anticipated use of the proceeds realized from this offering;

      o     the potential for additional issuances of our securities;

      o     the possibility of future acquisitions of businesses or assets; and

      o     possible expansion into international markets.

      Furthermore, in some cases, you can identify forward-looking statements by terminology such as "may," "could," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section above. These factors may cause our actual results to differ materially from any forward-looking statement.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                               RECENT DEVELOPMENTS

FINANCING TRANSACTIONS


      In July 2006 we borrowed $2.0 million from 18 accredited investors in the Secured Financing pursuant to 10% Secured Subordinated Promissory Notes, which we refer to as the "Promissory Notes." The Promissory Notes are repayable on the earlier of June 30, 2007 or the third business day following completion of a public or private financing by Vaughan generating gross proceeds of at least $5 million. The Promissory Notes are secured by a non-recourse pledge of the 60% equity interest in Allison's Gourmet Kitchens, LP currently held by Mark E. Vaughan and Vernon J. Brandt, Jr., both officers and directors of Vaughan. As added consideration for the purchase of the Promissory Notes, the purchasers of $1.5 million of the Promissory Notes will receive that number of equity securities to be issued in this public offering having a value, at the initial public offering price, of 50% of the Promissory Notes purchased by that investor and the purchasers of the remaining $0.5 million of the Promissory Notes will receive that number of equity securities to be issued in this public offering having a value, at the initial public offering price, of 75% of the Promissory Notes purchased by that investor. If we have not completed the required public or private financing by June 30, 2007, but we have repaid the Promissory Notes, the investors will receive an aggregate of 281,250 shares of our common stock. If we have not repaid the Promissory Notes by that time, the investors will receive an aggregate of 500,000 shares of our common stock. Vaughan has agreed to file a registration statement for the resale of the equity securities to be issued to these investors within 60 days following the effective date of this registration statement and will be subject to a late fee of 2% of the original investment amount per month if that registration statement is not filed within the 60-day period or if the resale registration statement has not been declared effective within 60 days after it has been filed (90 days if the financial information in the resale registration statement must be updated) or if after the registration statement has been declared effective it cannot be used in connection with the sale of the covered securities; provided, however, that the amount of the late fee payable to each investor, shall not exceed 10% of the original principal amount of the note purchased by that investor. In lieu of this registration statement, we will register the resale of these equity securities, commencing 90 days after the effective date of this offering, by those investors in the Promissory Notes who agree to an amendment to their registration rights eliminating the late fee. The investors in the Promissory Notes have agreed to execute a lockup agreement containing the same terms and conditions as those to which Vaughan's officers, directors and 5% stockholders are subject. In connection with the Promissory Notes, Vaughan agreed to pay Paulson Investment Company a fee of 8% of the gross proceeds and to reimburse Paulson Investment Company for expenses incurred by it in connection with the Secured Financing up to a maximum of $10,000.


      Commencing in September 2006 Vaughan borrowed an aggregate of $1.0 million from Paulson Investment Company, pursuant to a non-secured promissory note bearing interest at 10% per annum and payable on the earlier of the first anniversary of the issue date of the note or the consummation of this offering.

ACQUISITION OF ALLISON'S


      Immediately prior to the closing of this offering, pursuant to agreements dated in June 2006, we will acquire from Mark Vaughan and Vernon J. Brandt, Jr., for nominal consideration, 60% of the limited partnership interest in Allison's Gourmet Kitchens, a limited liability partnership, and also acquire from Herbert Grimes and Stan Gustas the remaining 40% of the limited partnership interests and the general partnership interest in Allison's Gourmet Kitchens for $2,500,000. Mark Vaughan, Vernon J. Brandt, Jr., and Stan Gustas are President and Chief Executive Officer, Vice President of Operations and Vice President and Chief Financial Officer of Vaughan, respectively, and Herbert Grimes is President and Chief Executive Officer of Allison's. On the effective date of this offering, Herb Grimes will become Chairman and Chief Executive Officer of Vaughan Foods and Mark Vaughan will become President and Chief Operating Officer of Vaughan Foods.


ACQUISITION OF WILD ABOUT FOOD


      Allison's acquired substantially all of the assets and related real estate and assumed certain liabilities of Wild About Food, Inc., a Texas corporation, and formed Wild About Food-Oklahoma, LLC, a Texas limited liability company, on June 1, 2006. The acquired assets consisted primarily of food processing and packaging equipment and, to a lesser extent, accounts receivable, cash, building improvements and software. The assumed liabilities consisted of $60,000 of accounts receivable (including credit card obligations incurred in the ordinary course of business, and liabilities under operating equipment leases. The real property consisted of two building lots and related improvements in Fort Worth, Texas.


      Wild About Food produces fresh soups, stews, sauces and side dishes. The prepared foods are distributed to restaurants, food service and retail customers. The purchase price was comprised of a down-payment of $6,000; the assumption of a note payable in the amount of $154,000, contingent payments equal to 75% of operating income during the three year period following the closing up to a maximum of $240,000, and a further contingent payment equal to 75% of operating income in excess of $250,000 during that period. Allison's also entered into a three-year employment agreement with Mark Stallons, President and majority owner of Wild About Food, Inc. providing for annual compensation of $95,000 plus a bonus of up to 25% of salary contingent on achieving performance criteria.

                                 USE OF PROCEEDS

      The principal purposes of this offering are to provide us with capital that will allow us to:


      o expand our existing production facility and repay debt used to continue work on this expansion;


      o     acquire the minority interest in Allison's;

      o     build a new facility;

      o     pay debt; and

      o     increase working capital.


      Assuming a public offering price of $9.00 per unit, after deducting the estimated expenses of this offering, including the underwriting discount of $2,000,000 the representative's non-accountable expense allowance of $500,000 and other estimated offering expenses of $1,500,000, we estimate that the net proceeds to us from this offering will be approximately $21,832,077. (Non-accountable expenses are expenses incurred by the representative in connection with this offering that are payable out of the proceeds of the offering, but for which it is not required to produce evidence of payment because we have agreed to pay a fixed percentage of the gross proceeds for this purpose.) Marketing expenses are not expected to exceed 15% of the gross proceeds of the offering. If the representative exercises the over-allotment option in full, we estimate that the net proceeds of the offering will be approximately $25,207,000.


      We expect to use the net proceeds as follows:


                                                                             APPROXIMATE   APPROXIMATE
USE OF PROCEEDS                                                                AMOUNT       PERCENTAGE
                                                                            ------------   -----------
Acquisition of Allison's ................................................   $  2,500,000       11.5
Completion of expansion of existing facility including
   payment of related debt ..............................................      2,200,000       10.1
Construction or acquisition of new production facility ..................      8,400,000       38.5
Repayment of debt, excluding accrued interest ...........................      5,700,000       26.1
Working Capital .........................................................      3,032,000       13.9
                                                                            ------------      -----
Total ...................................................................   $ 21,832,000      100.0%
                                                                            ============      =====

      ACQUISITION OF ALLISON'S. Immediately prior to the closing of this offering, pursuant to agreements dated June 2006, we will acquire from Mark Vaughan and Vernon J. Brandt, Jr., for nominal consideration, 60% of the limited partnership interests in Allison's Gourmet Kitchens, and also acquire from Herbert Grimes and Stan Gustas the remaining 40% of the limited partnership interests and the general partnership interest in Allison's Gourmet Kitchens for $2,500,000 which will be paid out of the proceeds of this offering. Mark Vaughan, Vernon J. Brandt, Jr., and Stan Gustas are President and Chief Executive Officer, Vice President of Operations and Vice President and Chief Financial Officer of Vaughan, respectively, and Herbert Grimes is President and Chief Executive Officer of Allison's. On the effective date of this offering, Herb Grimes will become Chairman and Chief Executive Officer of Vaughan Foods and Mark Vaughan will become President and Chief Operating Officer of Vaughan Foods.

      COMPLETION OF EXPANSION OF EXISTING FACILITY. We have substantially completed building a 40,000 sq. ft. extension of our existing plant at Moore, Oklahoma for use by our Allison's division. We expect to use $200,000 of the proceeds from this offering to complete this extension and purchase new equipment that will increase our capacity to produce refrigerated prepared salads, and enable us to develop new prepared products, including soups, dressings and cooked/chilled items. We will use an additional $2.0 million to pay the principal of the Secured Notes due on the earlier of June 30, 2007 or the closing of this offering, and bearing interest at 10% per annum, the proceeds of which were used to continue work on this extension since July 2006.

      CONSTRUCTION OF NEW PRODUCTION FACILITY. We plan to build one or more production facilities to serve areas outside of our current primary marketing area. The exact location and number of new regions and new facilities will depend on further availability of mortgage and construction financing, business opportunities and strategic relationships. The estimated amount of $8,400,000 includes the estimated cost of construction (or possible acquisition) and equipment for one or more new production facilities in contiguous or other marketing areas.


      REPAYMENT OF DEBT


      We will use $5.7 million of the proceeds of this offering to pay the following debt:

      o $1.0 million to pay the principal of the unsecured note due on the earlier of the first anniversary of its issuance or the closing of this offering and bearing interest at 10% per annum

      o     $2.7 million to pay our line of credit from Bank of the West

      o $2.0 million to partially pay equipment loans to Allison's and miscellaneous other debt


      Interest on the above loans from their inception date through the date of payment will be paid from our working capital. The above loans were used to continue work on the building of the addition to our existing facility, to pay certain expenses of this offering and to provide us with additional working capital.


      WORKING CAPITAL. This amount includes working capital required for general corporate purposes, including broadening our product line, increasing marketing expenditures and constructing or acquiring processing facilities or related businesses in marketing regions outside the area which we currently serve. Working capital may also be used to support new production facilities until they generate positive cash flow. If the underwriter exercises the over-allotment option, we will add the additional net proceeds of approximately $3,375,000 to our working capital.

      The expected amount of proceeds, and subsequent use of proceeds, is subject to variance based on the offering price. Assuming a minimum public offering price of $8.00 per unit and a maximum public offering price of $10.00 per unit, with gross proceeds of $22,222,224 and $27,777,780, underwriting discounts of $1,777,778 and $2,222,222, and non-accountable expense allowances of $444,444 and $555,556 respectively, but with other estimated offering expenses of $1,500,000 unchanged, we expect that the use of proceeds in the case of minimum and maximum expected proceeds will be in the following ranges:

USE OF PROCEEDS

                                                       APPROXIMATE AMOUNT      APPROXIMATE PERCENTAGE
                                                     (MINIMUM AND MAXIMUM)      (MINIMUM AND MAXIMUM)
                                                   -------------------------   ----------------------
Acquisition of Allison's .......................   $               2,500,000        10.6 - 13.5%
Completion of expansion of existing facility
   including payment of related debt ...........                   2,200,000            9.4-11.9
Construction or acquisition of
   new production facility .....................       8,100,000 - 8,400,000         35.7 - 43.8
Repayment of debt, excluding accrued interest ..                   5,700,000         24.2 - 30.8
Working capital ................................               2 - 4,700,002            0 - 20.0
Total ..........................................   $18,500,002 - $25,500,002                 100%


      The above information represents our best estimate of our capital requirements based upon the current status of our business. We will retain broad discretion in the allocation of the net proceeds within the categories listed above. The amounts actually expended for these purposes may vary significantly and will depend on a number of factors, including our rate of revenue growth, cash generated by operations, evolving business needs, changes in demand for our services, the cost to construct new facilities, our marketing efforts, competitive developments, new strategic opportunities, cost of materials, general economic conditions and other factors that we cannot anticipate at this time.

      Pending their use, we intend to invest the net proceeds of this offering in interest-bearing, investment grade securities.

      We expect that the net proceeds from this offering, when combined with the expected cash flow from operations, will be sufficient to fund our operations and capital requirements for at least 12 months following this offering. We may be required to raise additional capital through the sale of equity or other securities sooner if our operating assumptions change or prove to be inaccurate. We cannot assure you that any financing of this type would be available. In the event of a capital inadequacy, we would be required to limit our growth and the expenditures described above.


                                 DIVIDEND POLICY


      We do not intend to pay any dividends in the foreseeable future. We intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay dividends on common stock will be at the discretion of our board of directors and will be dependent upon our fiscal condition, results of operations, capital requirements and other factors our board of directors may deem relevant. See "Risk Factors" starting on page 9.


                                 CAPITALIZATION


      The following table sets forth our capitalization as of September 30, 2006 on an actual basis (after adjustment for a stock dividend of 3,471.222 shares for each share of common stock), on a pro forma basis and pro forma as adjusted for this offering. The pro forma data takes into account:

      o The acquisition of all interests in Allison's Gourmet Kitchens for $2,500,000, all of which will be paid to the owners of the minority interests in Allison's as payment for their interests;


      o The increase in our authorized capitalization to 50,000,000 shares of Common Stock, par value $.001 per share and 5,000,000 shares of Preferred Stock, par value $.001 per share.


      o     A stock dividend of 3,471.222 shares for each share of common stock;

      o The issuance of 125,000 shares, 125,000 Class A warrants and 125,000 Class B warrants included in the units that we will issue to holders of the Secured Notes on the date of this prospectus (based on an assumed initial public offering price of $9.00 per unit).

      The pro forma as adjusted data also take into account our receipt of $21,832,000 of estimated net proceeds from this offering and our use of approximately $5,700,000 of the proceeds to pay certain of our indebtedness (see "Use of Proceeds" starting on page 18.)

                                                                         SEPTEMBER 30, 2006
                                                             -----------------------------------------
                                                                                            PRO FORMA,
                                                               ACTUAL       PRO FORMA      AS ADJUSTED
                                                             ---------      ---------      -----------
                                                                         (IN THOUSANDS)
Long term debt including capital lease obligation,
   net of current portion ................................   $   9,046      $   9,928      $     9,928
Stockholders' equity:
   Preferred stock, $0.001 par value, 5,000,000 shares
      authorized, no shares issued and outstanding,
      actual pro forma and as adjusted ...................          --             --               --
   Common stock, $0.001 par value, 50,000,000
      shares authorized; 2,777,778 shares issued and
      outstanding actual, 2,902,778 pro forma; and
      5,680,556 shares issued and outstanding,
      pro forma as adjusted ..............................           3              3                6
Additional paid-in capital ...............................         413            413           21,409
Retained earnings (deficit) ..............................        (258)         1,359            1,359
                                                             ---------      ---------      -----------
Total stockholders' equity ...............................   $     158      $   1,804      $    22,804
                                                             ---------      ---------      -----------
Total capitalization .....................................   $   9,139      $  11,732      $    32,732
                                                             =========      =========      ===========

                                    DILUTION

      If you purchase units in this offering, your interest will be diluted to the extent of the excess of the public offering price per share of common stock over the as adjusted net tangible book value per share of common stock after this offering. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of common stock outstanding. For purposes of the dilution computation and the following tables, we have allocated the full purchase price of a unit to the shares of common stock included in the unit and none to the warrants.


      At September 30, 2006, we had a pro forma negative net tangible book value, after giving effect to the acquisition of Allison's, of $4,229,663, or approximately a negative value of $1.46 per share based on 2,902,778 shares issued and outstanding on a pro forma basis. After taking into account the estimated net proceeds from this offering of $21,832,000, our net tangible book value at September 30, 2006 would have been $21,161,841, or $3.73 per share. This represents an immediate increase of $5.73 per share to existing stockholders and immediate dilution of $5.27 per share, or 58.6%, to the new investors who purchase units in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share ..............................            $9.00
Net negative tangible book value per share at September 30, 2006 .............   $(1.46)
Increase in net tangible book value per share attributable to new investors ..     5.18
                                                                                          -----
Net tangible book value per share after the offering .........................             3.73
                                                                                          -----
Dilution per share to new investors ..........................................            $5.27
                                                                                          =====

      The following table summarizes as of September 30, 2006 the differences between the existing stockholders and the new investors with respect to the number of shares purchased, the total consideration paid and the average price per share paid:

                                                                                       AVERAGE
                                        SHARES PURCHASED      TOTAL CONSIDERATION     PRICE PER
                                      --------------------   ----------------------   ---------
                                        NUMBER     PERCENT     AMOUNT      PERCENT      SHARE
                                      ---------    -------   ----------   ---------   ---------
Founders, executive officers and
   directors(1) ...................   2,777,778       48.9%     415,993         1.6%  $    0.15

Other existing stockholders(2) ....     125,000        2.2%           0          --%  $     0.0

New investors .....................   2,777,778       48.9%  25,000,000        97.4%  $    9.00(3)
                                      ---------    -------   ----------   ---------
   Total ..........................   5,680,556(4)   100.0%  25,415,993       100.0%
                                      =========    =======   ==========   =========

----------

(1) Consists of shares owned by Mark Vaughan, Vernon J. Brandt, Herb Grimes and Stan Gustas.

(2) Consists of 125,000 shares of common stock underlying the units to be issued to the holders of the Secured Notes on the date of this prospectus, assuming an initial public offering price of $9.00 per unit. The actual number of units that will be issued to the holders of the Promissory Notes will depend on the actual initial public offering price of the units. Consideration does not include original issue discount chargeable to the purchasers of the Secured Notes.

(3)   Based on an initial public offering price of $9.00 per unit.


(4)   Does not include any shares underlying unexercised warrants and options.


      If the representative exercises the over-allotment option in full, the new investors will purchase 3,194,445 shares of common stock. In that event, the gross proceeds from this offering will be $28,750,000 ($25,272,000 estimated net proceeds to Vaughan), representing approximately 98.6% of the total consideration for 52.4% of the total number of shares of common stock outstanding, and the dilution to new investors would be $5.53 per share, or 61.4%.

                      SELECTED CONSOLIDATED FINANCIAL DATA+


      The selected consolidated financial data set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for each of the years in the three-year period ended December 31, 2005, and the consolidated balance sheet data dated December 31, 2005 are derived from our financial statements, which have been audited by Cole & Reed, P.C. certified public accountants, and are included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 2002 and 2001 and the nine-month periods ended September 30, 2006 and 2005 and the consolidated balance sheet data at September 30, 2006 are derived from our unaudited financial statements The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. Historical results are not necessarily indicative of the results to be expected in the future.


VAUGHAN FOODS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
(in thousands)


                                                                                                   NINE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                      SEPTEMBER 30,
                                           ---------------------------------------------------    --------------------
                                              (UNAUDITED)                                             (UNAUDITED)
                                           ------------------                                     --------------------
                                            2001       2002       2003       2004       2005        2005        2006
                                           -------   --------   --------   --------   --------    --------    --------
Net sales ..............................   $18,997   $ 23,119   $ 29,369   $ 36,133   $ 44,730    $ 33,644    $ 39,276

Cost of sales ..........................    13,841     18,732     24,967     29,903     37,976      28,231      34,842
                                           -------   --------   --------   --------   --------    --------    --------

Gross profit ...........................     5,156      4,387      4,402      6,230      6,754       5,412       4,435

Selling, general and administrative
   expenses ............................     5,047      2,916      3,891      5,415      6,496       4,669       5,175
                                           -------   --------   --------   --------   --------    --------    --------

Income from operations .................        21      1,471        511        814        257         743        (741)

Other income (expense) .................        --        (95)      (272)      (280)      (658)       (510)       (860)
                                           -------   --------   --------   --------   --------    --------    --------

Income (loss) before provision for
   taxes ...............................        21        806        240        534       (401)        233      (1,600)

Income tax expense (benefit) ...........        --        154         71        192       (160)         60        (562)
                                           -------   --------   --------   --------   --------    --------    --------

Net income (loss) ......................   $    21   $    652   $    168   $    342   $   (241)   $    173    $ (1,038)
                                           =======   ========   ========   ========   ========    ========    ========

Net income (loss) per share
   -- basic and diluted ................   $  0.01   $   0.23   $   0.06   $   0.12   $  (0.09)   $  (0.06)   $  (0.37)

Weighted average number of
   shares outstanding -- basic
   and diluted .........................     2,778      2,778      2,778      2,778      2,778       2,778       2,778


----------

+ Financial information relating to Wild About Food, Inc. is reflected in financial information relating to Allison's Gourmet Kitchens only subsequent to the date of its acquisition in 2006, but not in any pro forma financial information for prior periods.

CONSOLIDATED BALANCE SHEET DATA:
(in thousands)


                                                              SEPTEMBER 30, 2006
                                          DECEMBER 31, 2005       (UNAUDITED)
                                          -----------------   ------------------
Current assets ........................      $     4,370          $    6,070
Working capital (deficit) .............           (2,480)             (6,363)
Total assets ..........................           16,970              21,084
Total current liabilities .............            6,850              12,434
Total long-term liabilities ...........            9,514               9,083
Stockholders' equity (deficiency) .....              606                (432)

ALLISON'S GOURMET KITCHENS
STATEMENT OF OPERATIONS DATA:
(in thousands)


                                             YEARS ENDED DECEMBER 31,      NINE MONTHS ENDED SEPTEMBER 30,
                                          -----------------------------   --------------------------------
                                           2003       2004       2005        2005                2006
                                          -------   --------   --------   -----------       --------------
                                                                                  (UNAUDITED)
Net sales .............................   $ 3,382   $  9,173   $ 13,111   $    10,412       $       14,330
Cost of sales .........................     2,602      6,951      9,845         7,813               10,910
                                          -------   --------   --------   -----------       --------------
Gross profit ..........................       780      2,222      3,265         2,599                3,419
Selling, general and administrative
   expenses ...........................       664      1,608      2,356         1,802                2,507
                                          -------   --------   --------   -----------       --------------
Income from operations ................       117        614        909           797                  912
Interest expense ......................        16         32         11            19                   71
                                          -------   --------   --------   -----------       --------------
Net income (loss) .....................   $   101   $    583   $    898   $       778       $          842
                                          =======   ========   ========   ===========       ==============


CONSOLIDATED BALANCE SHEET DATA:
(in thousands)


                                                          SEPTEMBER 30, 2006
                                      DECEMBER 31, 2005       (UNAUDITED)
                                      -----------------   -------------------
Current assets ....................       $   1,842           $     2,370
Working capital ...................             612                   540
Total assets ......................           2,822                 4,748
Total current liabilities .........           1,229                 1,830
Total long-term liabilities .......             205                 1,015
Partners' capital .................           1,388                 1,902

                MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITIONS AND RESULTS OF OPERATIONS

      THE FOLLOWING STATEMENT SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANACIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION MAY CONTAIN FORWARD-LOOKING STATEMENTES THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INCIDATED IN FORWARD-LOOKING STATEMENTS.

                                  VAUGHAN FOODS

BUSINESS OVERVIEW

      We were founded in 1989 to provide fresh-cut produce to customers in the 12 state marketing area within a 500-mile radius of Oklahoma City, Oklahoma. Our marketing area was largely determined by the short shelf life of fresh-cut products and, to a lesser extent, by the cost of refrigerated shipping. We sold primarily to food service accounts, restaurant accounts, and retail chains. We recently signed a letter of intent with an underwriter to raise between 18.5 and
25.5 million, after expenses, through an initial public offering (IPO) on a firm commitment basis. As a public company, our focus will be on building stockholder value. We intend to expand our existing business, and to continue to introduce higher-value added products.

      By the end of 2002, our sales had grown to $23 million, however our value-added products were limited and gross profit margins were small (ranging from 15.1% to 17.2% in the last three fiscal years). Commencing in 2002, we began to expand our operations into a more diverse line of refrigerated foods, in order to provide opportunities for greater profit margins. Initially, we added a limited number of refrigerated, prepared salads. In March 2003, three of our officers, together with Herb Grimes, founded Allison's Gourmet Kitchens, Ltd., to manufacture a line of refrigerated, prepared salads for new retail outlets and our historical food service customers. Typically, Allison's products generate higher gross profit margins ranging from 23.1% to 24.9% during the last three fiscal years. In addition, Allison's is integrated with our operations and uses our production facility in Moore, Oklahoma and our distribution network, including our fleet of tractors and trailers. Allison's also uses our fresh-cut produce in its refrigerated, prepared salads and shares certain office, managerial, and other personnel. We intend to use $2.5 million of the proceeds of the planned initial public offering to acquire Allison's. We have also expanded our fresh-cut line to include more salad mixes to better meet the needs of retail chain store accounts. These salad mixes typically enjoy higher gross profit than salad ingredients sold to food service customers

      Although our historical business provided only limited margins, it introduced us to an important market of food service accounts, restaurant accounts, and retail chains that have significant food product needs. Thus, it positioned us to meet some of those additional needs by expanding our product line, particularly into products providing greater margins, and by broadening the geographic region in which we serve. Also, the changing focus of our historical business into products, such as salad mixes and our "Fresh Fixins' TM" line for the retail market, provide opportunities for increased margins.

      In June 2006, Allison's acquired the assets of Wild About Food, Inc., a processor of fresh soups, stews, sauces, and side dishes, which represents our most recent step toward expanding our product line into higher margin products.

      SALES. We have supply arrangements with twelve separate Wal-Mart distribution centers, representing approximately 9% of our customer sales, and supply arrangements with several independent Sysco Foods distributors, which, in the aggregate, account for approximately 23% of sales. While those Sysco Foods distributors are each independent, it is possible that a termination of a supply arrangement with one could adversely affect business relationships with the others.

      Consolidated operating results are affected to a limited extent by seasonal fluctuations. Sales typically rise due to increased demand during holiday periods and decline in the summer months when schools are not in session.

      COSTS. The largest component of our costs is the cost of produce. The prices for produce can be volatile and supplies may be restricted due to weather, plant disease, and changes in agricultural production levels. The amount and quality of available produce can vary greatly from season to season, or within a season and our suppliers may not always be able to provide sufficient quality products, particularly during periods of severe shortages. Often increases in produce costs can be passed on to customers and occasionally, can even generate wider margins as market resistance to price increases fall.

      Generally, other than fluctuations in certain raw material costs that are largely related to short-term supply and demand variances, inflation has not been a material factor in our operations. Inflation is not expected to have a significant impact on our business, results of operations, or financial condition, as we can generally offset the impact of inflation through a combination of productivity gains and price increases. However, during 2004, 2005, and the first nine months of 2006, we did experience significant increases for key purchased items such as natural gas, diesel fuel, and packaging materials, which we were unable to fully offset through selective price increases to our customers.

      FORWARD BUY RAW PRODUCT CONTRACTS. We seek to protect ourselves against price increases by entering into season-long contracts to purchase approximately 80% of our estimated requirements for iceberg and romaine lettuce on a six-month advance period. Approximately 70% to 100% of our estimated requirements for cabbage, onions, peppers, and potatoes are purchased for advanced three-month to one-year periods. These contracts are with numerous growers that are predominantly located in California, Arizona, Colorado, Florida, and Mexico. These growing regions supply nearly 100% of our annual produce requirements. Contracts are typically for a "growing season" or for periods of time that may vary in length from 6 months to 1 year.

      COMMODITY PRICE PROTECTION. In order to stabilize our operating results and reduce the impact of changes in commodity prices due to crop failure, we have developed a risk management strategy that includes the following elements:

      o We have negotiated agreements with many of our fixed price customers that allow us to raise prices by giving seven days notice in response to increased commodity prices. The majority of these contracts are with major broad-line food service distributor customers who are generally less sensitive to price increases because their customers purchase food products from them on a cost-plus basis.

      o We are continuing to transition customers from lower margin lettuce to higher margin, greater value-added specialty products. These products are less sensitive to fluctuations in underlying commodity prices because the raw material component is a smaller percentage of total cost and we generally have the ability to pass on to our customers the cost increases related to our greater value-added products. This transition to greater value-added specialty products has taken place gradually over the past three years.

Critical Accounting Policies and Estimates

      The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that effect the amounts reported in the Company's consolidated financial statements and accompanying notes. We base our estimates and judgments on historical experience and on various other assumptions that we believe are reasonable under the circumstances. However, future events are subject to change and the best estimates and judgments routinely require adjustment. The amounts of assets and liabilities reported in our balance sheets and the amounts of revenues and expenses reported for each of our fiscal periods are affected by the critical estimates and assumptions which are used for, but not limited to, the accounting for inventory, rebates, impairment of long-lived assets, and allowance for doubtful accounts. Actual results could differ from these estimates.

      INVENTORY: Inventory purchases and purchase commitments are based upon forecasts of future demand. We value our inventory at the lower of average cost (which approximates first-in, first-out cost) or market. Inventory turns rapidly due to the nature of our fresh products; therefore, market is not a major consideration. If we believe that demand no longer allows us to sell our inventory above cost or at all, then we write down that inventory to market or write-off excess inventory levels. If customer demand subsequently differs from our forecasts, requirements for inventory write-offs could differ from our estimates.

      CUSTOMER REBATES: The estimates and reserves for rebates are based on specific programs, expected usage and historical experience. Actual results could differ from these estimates.

      ALLOWANCE FOR DOUBTFUL ACCOUNTS: The allowance for doubtful accounts is based on our assessment of the collectibility of specific customer accounts and an assessment of international, political and economic risk as well as the aging of the accounts receivable. If there is a change in a customer's credit worthiness or actual defaults differ from our historical experience, our estimates of recoverability of amounts due us will be affected.

      LONG-LIVED ASSETS: Long-lived assets such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not ultimately be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its ultimate disposition. Cash flow estimates used in evaluating for impairment represent management's best estimates using appropriate assumptions and projections at the time.

      INTANGIBLE ASSETS: We evaluate the recoverability of intangible assets annually or more frequently if impairment indicators arise. Under SFAS No. 144, Accounting for the Disposal of Long-Lived Assets, intangible assets are evaluated whenever events or changes in circumstances indicate that the carrying value exceeds its fair value, which is determined based upon the estimated undiscounted future cash flows expected to result from the use of the asset, including disposition. Cash flow estimates used in evaluating for impairment represent management's best estimates using appropriate assumptions and projections at the time.

RESULTS OF OPERATIONS VAUGHAN FOODS

                                                                         PERCENTAGE OF REVENUE
                                                ------------------------------------------------------------------------
                                                                                                    NINE MONTHS
                                                          YEAR ENDED DECEMBER 31,                ENDED SEPTEMBER 30,
                                                ------------------------------------------   ---------------------------
                                                    2003           2004           2005           2005           2006
                                                ------------   ------------   ------------   ------------   ------------
Net Sales ....................................  $ 29,369,386   $ 36,133,015   $ 44,730,265   $ 33,643,880   $ 39,276,344
Net Sales ....................................         100.0%         100.0%         100.0%         100.0%         100.0%
Cost of Sales ................................          85.0%          82.8%          84.9%          83.9%          88.7%
Gross Profit .................................          15.0%          17.2%          15.1%          16.1%          11.3%
SG&A Expense .................................          13.2%          15.0%          14.5%          13.9%          13.2%
Operating Income .............................           1.7%           2.2%           0.6%           2.2%          (1.9)%
Rent Income ..................................           0.6%           0.5%           0.7%           0.6%           0.6%
Interest Expense .............................          (1.4)%         (1.4)%         (2.3)%         (2.3)%         (2.1)%
Short-term Borrowing Exp .....................            --             --             --             --           (0.8)%
Loss on Refinancing ..........................          (0.2)%          0.0%           0.0%           0.0%           0.0%
Other, net ...................................           0.1%           0.0%           0.2%           0.1%           0.1%
Total other Income and expense ...............          (0.9)%         (0.8)%         (1.5)%         (1.5)%         (2.2)%
Earnings (Loss) Before
Income Taxes .................................           0.8%           1.5%          (0.9)%          0.7%          (4.1)%
Income Tax (Benefit) .........................           0.2%           0.5%          (0.4)%          0.2%          (1.4)%
Net Earnings (Loss) ..........................           0.6%           0.9%          (0.5)%          0.5%          (2.6)%

COMPARISON OF YEARS ENDED DECEMBER 31, 2005 AND 2004

      NET SALES. Net sales were $44.7 million and $36.1 million for the years ended December 31, 2005 and 2004. The increase in net sales was primarily due to increased volume and higher prices. The increase in prices reflected higher commodity costs for raw materials, which we were able to pass on, in part, to our customers. The higher pricing was principally for lettuce and onion products. Volume increased from 54.7 million pounds sold in 2004, to 64.7 million pounds sold in 2005; an increase of 18.3%. The increase in sales reflects the expansion of our lettuce and cabbage lines, as well as the addition of 20 new customers. The sales from these new customers accounted for 2.4% of total net sales in 2005. From the years ended 2004 and 2005, there was a 24% increase in total net sales; of this increase, 11.63% was due to new customer sales. The other 12.37% was due to several joint marketing efforts between our existing customers and us during the year 2005. Net sales and pounds for our products are as follows:

                                         2004                            2005
                           -------------------------------   -------------------------------
                              POUNDS            SALES           POUNDS            SALES
                           (IN MILLIONS)   ($ IN MILLIONS)   (IN MILLIONS)   ($ IN MILLIONS)
                           -------------   ---------------   -------------   ---------------
Lettuce .................        29.8         $    17.3            35.8         $   21.3
Cabbage .................        11.4               5.5            11.0              5.0
Onions ..................         5.8               4.2             6.8              5.2
Other produce ...........         7.7               9.1            11.1             13.2
                            ---------         ---------        --------         --------
TOTAL ...................        54.7         $    36.1            64.7         $   44.7
                            =========         =========        ========         ========

      GROSS PROFIT. Gross profit for the years ended December 31, 2005 and 2004 was $6.8 million and $6.2 million respectively. Our gross profit margin for the years ended December 31, 2005 and 2004 was 15.1% and 17.2% respectively. The increase in gross profit dollars was due to increased volume and higher lettuce and onion prices. The decrease in our gross profit margin was due in large part to higher oil prices nationwide, which affected our utilities, transportation, and packaging costs. Between 2004 and 2005, within cost of sales, raw materials costs increased 30%, packaging costs increased 27%, and distribution costs and utilities costs each increased 32%.

      SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE. Selling, general, and administrative expense for the years ended December 31, 2005 and 2004 was $6.5 million and $5.4 million respectively, an increase of $1.1 million, or 20%. The increased expenses were primarily due to the cost of the audit of our financial statements for the prior three years, additional legal fees, and other expenses of approximately $250,000, necessary to prepare the company for a public offering, increased salaries expense of approximately $250,000, increased computer expenses of approximately $180,000, and related increases in travel, consulting fees, and other expenses of approximately $320,000. During 2005, as part of our expansion, we added 40 new positions, including three at the vice president level. As a result of these additions, the average number of employees increased from 252 to 292. The increase in computer expenses resulted from the introduction of new accounting software.

      INCOME (LOSS) FROM OPERATIONS. Operating income for the years ended December 31, 2005 and 2004 was $257,000 and $814,000 respectively. This decrease in operating income was due to the increase in gross profit offset by increased selling, general, and administrative expenses.

      OTHER INCOME (EXPENSE). Other income (expense) for the years ended December 31, 2005 and 2004 was a net expense of $658,000 and a net expense of $280,000, respectively, for an increase of $378,000. This increase was primarily due to increased rental income of approximately $99,000 from Allison's and increased other income of approximately $76,000, offset by an increase in interest expense of approximately $553,000. The increased interest expense reflects increased debt to expand our processing facility, add new processing equipment, and transportation equipment. The increased other income is interest income earned when industrial bond proceeds remained on deposit.

      EARNINGS (LOSS) BEFORE INCOME TAXES. Earnings (Loss) before income taxes for the years ended December 31, 2005 and 2004 was a loss of approximately $401,000 and a profit of approximately $534,000, respectively, for a decrease in profitability of approximately $935,000. Higher revenue and gross profit dollars from increased volume and prices were offset by increases in selling, general and administrative expenses related primarily to expenses associated with preparation for the planned initial public offering, increased salaries and related expenses, and increased interest expenses from increased debt to fund facilities expansion.

      INCOME TAXES. We had an income tax benefit of $160,000 in 2005 due to the loss before the provision for taxes, but had income tax expense in 2004 of $192,000. Our effective tax rate in 2005 and 2004 was 40% and 36%, respectively.

      NET INCOME(LOSS): Net income (loss) for the years ended December 31, 2005 and 2004 was a loss of approximately $241,000 and a profit of approximately $342,000, respectively. The decrease of $583,000 in net income was due to the $935,000 decrease in earnings before income taxes offset by a $352,000 increase in income tax benefit.

COMPARISON OF YEARS ENDED DECEMBER 31, 2004 AND 2003

      NET SALES. Net sales were $36.1 million and $29.4 million for the years ended December 31, 2004 and 2003, respectively, for an increase of $6.7 million, or 23%. The increase in net sales was primarily due to new customers, increased volume to existing customers, and a price increase on our lettuce products. The increase in prices reflected higher commodity costs for raw materials, which we were able to pass on, in part, to our customers. The higher pricing was principally for lettuce and cabbage items. Volume increased from 47.1 million pounds in 2003 to 54.7 million pounds in 2004; an increase of 16.1%. The increase in sales reflects the expansion of our lettuce and cabbage lines, as well as the addition of 19 new customers. The sales from these new customers accounted for 7.6% of total net sales in 2004. From the years ended 2003 and 2004, there was a 23% increase in total net sales; of this increase, 9% was due to new customer sales. The other 14% was due to increased marketing efforts, and higher prices for our lettuce products. Net sales and pounds for our products are as follows:

                                         2004                              2005
                           -------------------------------   -------------------------------
                              POUNDS            SALES            POUNDS           SALES
                           (IN MILLIONS)   ($ IN MILLIONS)   (IN MILLIONS)   ($ IN MILLIONS)
                           -------------   ---------------   -------------   ---------------
Lettuce .................        23.9        $     13.7            29.8         $   17.3
Cabbage .................         8.1               4.1            11.4              5.5
Onions ..................         7.0               4.5             5.8              4.2
Other produce ...........         8.1               7.1             7.7              9.1
                              -------        ----------         -------         --------
TOTAL ...................        47.1        $     29.4            54.7         $   36.1
                              =======        ==========         =======         ========

      GROSS PROFIT. Gross profit for the years ended December 31, 2004 and 2003 was $6.2 million and $4.4 million, an increase of $1.8 million, or 41%. Our gross profit margin for the years ended December 31, 2004 and 2003 was 17.2% and 15%. The increase in gross profit is due to a 16.4% increase in total pounds processed. The increased volume of pounds processed allowed us to achieve greater efficiencies and reduce our unit costs.

      SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE. Selling, general, and administrative expense for the years ending December 31, 2004 and 2003 was $5.4 million and $3.9 million, an increase of 1.5 million, or 38%. The increase in expenses was caused primarily by additional staffing needed to expand the business. Salary expense increased by $480,000 for the years ended December 31, 2004 and 2003. The additional $1.0 million increase reflects increases in a variety of expenses, the major ones being legal, $180,000, accounting and consulting, $150,000, employee related, $100,000, marketing, $100,000, commissions, $120,000, and bad debt, $110,000.

      INCOME (LOSS) FROM OPERATIONS. Operating income for the years ending December 31, 2004 and 2003 was $814,000 and $511,000. This increase was due primarily to the increased volume of business in 2004.

      OTHER INCOME (EXPENSE). Other income (expense) for the year ended December 31, 2004 and 2003 was a net expense of $280,000 and $272,000 respectively. This increase was due partly to adjustments in the leased space to Allison's in 2003, resulting in an increase in rental income of $14,000, an $80,000 increase in interest expense reflecting increased borrowing, and a $13,000 decrease in interest income from the proceeds of industrial revenue bonds held on deposit, offset by a $70,000 increase reflecting costs of refinancing a building in 2003 which did not recur in 2004.

      EARNINGS (LOSS) BEFORE INCOME TAXES. Earnings (Loss) before income taxes for the years ended December 31, 2004 and 2003 was a profit of approximately $534,000 and a profit of approximately $240,000, respectively, for a increase in profitability of approximately $294,000. Higher revenue and gross profit dollars from increased volume and lower unit costs were offset by increases in selling, general and administrative expenses related primarily to expenses associated with expansion of the business, and increased interest expenses from increased debt to fund facilities expansion.

      INCOME TAXES. Income taxes for the years ended December 31, 2004 and 2003 were $192,000 and $71,000, respectively. The increase reflects the higher earnings. The tax rate for 2004 and 2003 was 35.9% and 29.7%, respectively.

      NET INCOME (LOSS): Net income (loss) for the years ended December 31, 2004 and 2003 was a profit of approximately $342,000 and a profit of approximately $168,000, respectively. The increase of $174,000 in net income was due to the $294,000 increase in earnings before income taxes offset by a $121,000 increase in income tax expense.

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

      NET SALES. Net sales were $39.3 million and $33.6 million for the nine months ended September 30, 2006 and 2005. The increase in net sales was due to increased volume to new customers and increased prices. The increase in prices reflected higher commodity costs for raw materials, which we were able to pass on, in part, to our customers. The higher pricing was across the board, but was principally for lettuce, tomato, and onion items. The increase in sales reflects the expansion of our lettuce, cabbage, and onion products, as well as the addition of 16 new customers. The sales from these new customers accounted for 9% of total net sales in the first three quarters of 2006. During the first 9 months of 2006, there was a 17% increase in total net sales; of this increase, 7% was due to new customer sales. The other 10% was due to across the board price increases, and significant joint marketing programs between our existing customers and us. Net sales and pounds for our products are as follows:

                                9 MONTHS ENDED                    9 MONTHS ENDED
                              SEPTEMBER 30, 2005                SEPTEMBER 30, 2006
                       -------------------------------   -------------------------------
                           POUNDS           SALES            POUNDS           SALES
                       (IN MILLIONS)   ($ IN MILLIONS)   (IN MILLIONS)   ($ IN MILLIONS)
                       -------------   ---------------   -------------   ---------------
Lettuce ............        27.4            $ 16.2            31.0            $ 18.4
Cabbage ............         8.5               3.8            10.7               4.6
Onions .............         5.2               3.9             5.7               4.2
Other produce ......         8.3               9.7            18.0              12.2
                        --------            ------        --------            ------
TOTAL ..............        49.4            $ 33.6            65.4            $ 39.2
                        ========            ======        ========            ======

      GROSS PROFIT. Gross profit for the nine months ended September 30, 2006 and 2005 was $4.4 million and $5.4 million. Our gross profit margin for the 9 months ended September 30, 2006 and 2005 was 11.2% and 16%.

Of the $1.0 million decrease in gross profit dollars, approximately $800,000 was due in large part to increased costs associated with poor quality lettuce and approximately $200,000 was due to excess cost of sales related to an ammonia leak in the processing plant. Because of the poor quality lettuce, our yields were much lower, which required increased handling and trimming. Many of the growing regions experienced unusual weather conditions during their growing season this spring, which significantly reduced the quality of lettuce available for harvest. The cost of produce items increased by 36% for the 9 months ended September 30, 2006. Our increased cost associated with poor quality lettuce was partially offset by a price decrease for lettuce and by the fact that we used cleaned and cored lettuce, saving the labor cost of coring. Our average cost of lettuce in 2005 was $.16 per pound versus $.14 per pound in 2006.

      Our plant is refrigerated using liquid ammonia, which is pumped through our cooling system by a network of high-pressure pipes. In early April of 2006, one of the pumps developed a leak in one of its seals. The amount of ammonia discharged was large enough to force evacuation of our plant and the immediate surrounding area, and we were not able to resume operation until the discharged ammonia had dissipated, the pump had been replaced, and our facility had again been cooled back to our normal operating temperature range of 35-40 degrees Fahrenheit. This evacuation resulted not only in decreased revenue for this time period, as we lost days of production, and incurred a one-time expense of an ammonia consulting firm, which was employed to ensure an incident such as this will never occur again. Through their industrial expertise, we have put into place a maintenance and prevention plan for our ammonia system to ensure we are fully operational at all times. Additionally, we have ensured that the majority of our maintenance and management staff have been trained in depth on the system, to include maintenance, detection, and prevention of leaks and malfunctions. Due to the ammonia leak, we incurred additional cost of sales expenses of approximately $200,000, consisting of $50,000 in credits and returns, $50,000 in additional plant payroll, $20,000 in late delivery fees, $20,000 in cleanup and supplies, and $60,000 in lost backhaul revenue and other expenses.

      SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES. Selling, general, and administrative expenses for the nine months ended September 30, 2006 and 2005 were $5.2 million and $4.7 million, respectively, an increase of approximately $500,000, or 11%. Of the $500,000 increase, $200,000 was legal and professional fees related primarily to the settlement of a lawsuit with an employee, $190,000 was related to additional payroll as the company continued to add employees due to the continuing expansion, $80,000 in commissions related to the increase in sales, and $30,000 in additional marketing and travel expenses.

      INCOME (LOSS) FROM OPERATIONS. Operating income for the nine months ended September 30, 2006 and 2005 was a loss of $741,000 and a profit of $743,000, respectively. This decrease of $1.5 million was due to lower lettuce yields related to spring crop failures, and an ammonia leak plus a $500,000 increase in selling, general & administrative expense.

      OTHER INCOME (EXPENSE). Other income (expense) for the nine months ended September 30, 2006 and 2005 was a net expense of $860,000 and a net expense of $510,000, respectively. The expense increase was due to an increase in interest expense and short-term borrowing expense of $385,000 reflecting increased borrowing to fund the expansion, plus a $$5,000 decrease in interest income from the proceeds of industrial revenue bonds held on deposit, offset by a $40,000 increase in rent paid by Allison's.

      EARNINGS (LOSS) BEFORE INCOME TAXES. Earnings (Loss) before income taxes for the 9 months ended September 30, 2006 and 2005 was a loss of approximately $1.6 million and a profit of approximately $233,000, respectively, for a decrease in profitability of approximately $1.8 million. Higher revenue was offset by decreased gross profit dollars due to low quality lettuce and an ammonia leak in the processing facility plus increased selling, general and administrative expenses reflecting higher legal costs and increases in employment plus increased other expense related primarily to increased borrowing costs.

      INCOME TAXES. The income tax expense for the 9 months ended September 30, 2006 and 2005 was a benefit of $562,000 and an expense of $60,000, respectively. The income tax benefit was due to the net operating loss and state tax job credits. Our effective tax rate for the nine months ended September 30, 2006 and 2005 was 35% and 26%.

      NET INCOME (LOSS): Net income (loss) for the 9 months ended September 30, 2006 and 2005 was a loss of approximately $1.0 million and a profit of approximately $173,000, respectively. The decrease of approximately $1.2 million in net income was due to the $1.8 million loss in earnings before income taxes offset by a $600,000 increase in income tax benefit.

LIQUIDITY AND CAPITAL RESOURCES

      Historically, we have financed our liquidity requirements through internally generated funds, senior bank borrowings, and the issuance of other indebtedness. We believe such sources remain viable financing alternatives to meet our anticipated needs. Cash and cash equivalents as of September 30, 2006, were $419,000. Our current ratio, current assets divided by current liabilities, a measure of our ability to meet our short-term obligations, was .49 as of September 30, 2006, .64 as of December 31, 2005, and .73 as of December 31, 2004. The deterioration in our current ratio is the result of losses incurred in the 9 months ended September 30, 2006, and in 2005, costs that we have incurred due to capital expenditures, and our occasional use of working capital to pay for portions of our building expansion. Losses have been offset by extending vendor terms and increasing our short-term and long-term borrowings. The successful completion of the initial public offering described below will improve our working capital position and provide the necessary financing to fund our expansion.

      We anticipate that our cash and cash equivalent balance, existing working capital, and expected cash flow from operations will be sufficient to satisfy our operational cash flow requirements over the next 12 months. See "Use of Proceeds" beginning on page 18. However, we cannot provide assurance that our actual cash requirements will not be greater than we currently expect. We also cannot provide assurance that we will successfully complete the pending initial public offering described below. If we are unable to complete the pending initial public offering and other sources of liquidity are not available to us or if we cannot generate sufficient cash flow from operations, we may be required to obtain additional sources of funds through cost reductions, asset sales, or additional financing from third parties, or a combination thereof. We cannot provide assurance that these additional sources of funds will be available or, if available, would have reasonable terms.

      PENDING INITIAL PUBLIC OFFERING We signed a letter of intent with an underwriter to raise approximately $21.8 million, after expenses, on a "firm commitment" basis. We intend to issue approximately $2.8 million units consisting of one share of common stock, one class A warrant, and one class B warrant. The proceeds from the offering are expected to be used to, (i) acquire the partnership interests in Allison's Gourmet Kitchens, LP, for $2.5 million,
(ii) repay a short-term borrowing including interest, of $2.2 million, which has been used to complete the extension of our existing facility, (iii) construct or acquire one or more new facilities for $3.0 million, (iv) repay our bank line of credit and other indebtedness for $5.0 million, and (v) increase our working capital by $9.1 million.

      The following is summarized cash flow information for 2003, 2004, 2005 and the 9 months ended September 30, 2005 and 2006.

                                                                    9 MONTHS ENDED   9 MONTHS ENDED
                                                                     SEPTEMBER 30,    SEPTEMBER 30,
($ IN 000'S)                           2003     2004       2005          2005             2006
                                      -----   --------   --------   --------------   --------------
Net income ........................   $ 168   $    342   $   (241)     $    173         $ (1,038)
Non-cash items ....................     633      1,141        884           712              577
Changes in working capital ........    (314)       (76)      (871)       (1,249)           1,348
                                      -----   --------   --------      --------         --------
Operating activities ..............     487      1,407       (228)         (364)             887
Investing activities ..............    (451)    (3,177)    (1,732)       (1,568)          (3,763)
Financing activities ..............     253      2,012      1,313         1,288            3,259
Net increase (decrease) in cash ...     289        242       (647)         (644)             383

      OPERATING ACTIVITIES. Our operating results and resulting cash flows improved between 2003 and 2004. In 2005 our operating results declined due to increased selling, general & administrative expenses primarily due to the hiring of additional employees in anticipation of a significant expansion of our business. In the 9 months ended September 30, 2006, our operating results declined significantly because of increases in cost of sales due to poor quality lettuce from a poor spring growing season, and an ammonia leak in our processing facility.

      Non-cash items include items that are not expected to generate or require the use of cash, such as depreciation and amortization, and provision for bad debts.

      Changes in working capital requirements include changes in receivables, inventories, prepaid expenses, and accounts payables and accrued liabilities. The recent significant changes in working capital reflect the continuing expansion of our business. Increasing receivables resulting from increasing sales generate a requirement for cash, which is partially offset by increased accounts payable. In the 9 months ended September 30, 2006, our working capital position deteriorated significantly due to the loss. As a result, our accounts payable increased by $1.9 million over the period.

      INVESTING ACTIVITIES. Cash used in investing activities reflects our expansion and investment in new processing facilities and equipment in 2004, 2005 and in the 9 months ended September 30, 2006. The $3.2 million use of cash in 2004 and the $1.7 million use of cash in 2005, reflects the investment in new plant and equipment. In the 9 months ended September 30, 2006, the $3.8 million use of cash was primarily for investment in new plant and equipment. In total, approximately $9.0 million has been invested in new plant and equipment in the period 2004 through September 30, 2006.

      FINANCING ACTIVITIES. In 2003, we borrowed approximately $1.1 million from a line of credit and arranged long-term debt of approximately $3.7 million to refinance certain long-term debt and capital leases in the amount of approximately $4.5 million. In 2004, we borrowed approximately $6.8 million from industrial revenue bonds and $2.8 million from a line of credit and used the proceeds to repay approximately $1.0 million in long term debt and capital leases, repay approximately $2.1 million of our line of credit and deposit approximately $4.0 million in restricted asset accounts, pay $500,000 in loan origination fees, and provide a net of approximately $2.0 million to partially fund our expansion. In 2005, we borrowed approximately $2.3 million from our line of credit,$1.9 million from industrial revenue bonds, and $527,000 of long-term debt to repay approximately $1.8 million of our line of credit and $1.5 million in long-term debt and capital leases, and provided $1.3 million plus existing cash resources to fund our expansion.

      Over the period from 2003 through September 30, 2006, we borrowed approximately $23.4 million from our line of credit, industrial revenue bonds, and other short and long term loans, refinanced approximately $16.0 million in short and long term obligations and provided approximately $7.4 million to fund our expansion. During the same period, we generated approximately $2.5 million in cash from operations, for a total of $9.9 million. We used approximately $9.0 million to fund our expansion as described above. The remaining $0.9 million was used for working capital and other corporate purposes. Our line of credit and other short-term borrowings are used primarily to fund our working capital, while the long term debt and industrial revenue bonds have been used to fund our expansion.

      INDUSTRIAL REVENUE BONDS. Under the terms of our industrial revenue bonds, we are obligated to meet certain covenants. The most significant of these are as follows.

      o     We are required to maintain debt service coverage ratio of 1.50 to
            1.00. The ratio will be reported to the Trustee and beneficial owners of the Industrial Development Bonds quarterly for each of the previous four quarters. If the debt service coverage ratio reported for each of four consecutive quarters is less than 1.50 to 1.00 we could be required to retain a consultant at the request of our revenue bond holders. We have not been required to retain a consultant even though the ratio has fallen below the requirement. For the nine months ended September 30, 2006, our debt service coverage ratio was 0.04.

      o We are required to maintain a current ratio of 1.10 to 1.00 calculated as of the last day of each calendar quarter beginning after January 1, 2006. As of September 30, 2006 our current ratio is .42 to 1.00.

      o     We are required to maintain a debt to equity ratio of not more than
            4.00 to 1.00 calculated as of the last day of each calendar quarter beginning after January 1, 2006. As of September 30, 2006, our debt to equity ratio is 21.01 to 1.00.

      o We are required to maintain not more than 10% of our accounts payable in excess of 75 days past due. We are in compliance with this covenant as of September 30, 2006.

      o We are required to maintain not more than 20% of our accounts receivable in excess of 90 days past due. We are in compliance with this covenant as of September 30, 2006.

      Noncompliance with the debt service coverage ratio, the current ratio, or the debt to equity ratio will not be considered an event of default under the terms of the agreement. Noncompliance with the above ratios results in an increase in the interest rate on each of the Bonds of one percentage point until we are in compliance with the required ratios. Accordingly, the interest rate on the industrial revenue bonds was increased in June 2006 from 6.925% to 7.925%. Noncompliance with these covenants will not impact our ability to undertake additional debt or equity financing. See "Risk Factors" beginning on page 9, "Description of Certain Indebtedness" starting on page 56, and Note 9 to the Vaughan Foods, Inc., consolidated financial statements.

      The following is a summary of the contractual commitments associated with our debt and lease obligations, as well as our purchase commitments as of September 30, 2006:

                                                        PAYMENTS DUE BY PERIOD
                                  -----------------------------------------------------------------
                                                                                        MORE THAN 5
$ IN 000'S)                         TOTAL    LESS THAN 1 YEAR   1-3 YEARS   3-5 YEARS      YEARS
                                  --------   ----------------   ---------   ---------   -----------
Long-term debt obligations ....   $  9,586        $   631        $ 1,114      $ 799       $ 7,042
Capital lease obligations .....        692            166            380        146
Operating lease obligations ...        705            288            403         14
Purchase obligations ..........      6,471          6,471
Short-term borrowings .........      4,976
                                  --------        -------        -------      -----       -------
Total .........................   $ 22,430        $ 7,556        $ 1,897      $ 959       $ 7,042
                                  ========        =======        =======      =====       =======

      MARKET RISK. Market risks consist of interest rate fluctuations and commodity price fluctuations as further described below.

      INTEREST RATE RISKS. We are subject to market risk from exposure to fluctuations in interest rates. Some of our debt instruments contain variable interest rates adjusted quarterly and indexed by different published rates. At September 30, 2006 our revolving line of credit variable interest rate was 9.00%, or Wall Street Journal Prime + 0.75%, on borrowings of $2,726,578. Other long-term debt, totaling $3,549,158, secured by real estate and other assets also have variable rates indexed by LIBOR and other lending institution Base Rates.

      COMMODITY PRICE RISKS. The supply and price of fresh vegetables and fruits is subject to volatility due to growing seasons, crop failure and other factors beyond our control. We contract for supply at fixed prices to ensure our ability to maintain an adequate supply of raw materials, so that we may service our customers in the event of a market shortage. Our purchase contracts may cause our purchase costs to be higher in the event of a low market with excessive supply. In contrast, our purchase contracts may cause our purchase costs to be lower in the event of a high market with limited supply. There is no guaranty that our suppliers will be able to fulfill our contracts in the event of a limited supply market.

      PACKAGING COST RISK. Our packaging costs are subject to market risk due to the cost of petroleum products in plastics and the paper products in our corrugated boxes. Significant increases in petroleum and paper products could increase our packaging costs.

      We attempt to pass all increased raw material costs on to our customers, however we cannot provide assurance that we will be able to pass all increased costs on to our customers in the future, especially during short-term market fluctuations.

      PUBLIC COMPANY. We have never operated as a public company. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and the Nasdaq Capital Markets, has imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. New expenses as a result of our being a public company include additional amounts for legal and accounting services, listing fees for Nasdaq and the Boston Stock Exchange, transfer agent fees, additional insurance costs, printing and filing fees, fees for investor and public relations and compensation payable to non-employee directors. For example, we expect the application of these rules and regulations to our company will make it more difficult and more expensive for us to obtain director and officer liability insurance.

      In particular, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. Commencing in 2007, we will be required to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Beginning in 2008, our independent registered public accounting firm will be required to evaluate and test our internal control over financial reporting, and to issue an opinion on the effectiveness or our internal control over financial reporting. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues. We currently do not have an internal audit group, and we will evaluate the need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the Securities and Exchange Commission , the Nasdaq Capital Market, the Boston Stock Exchange or other regulatory authorities, which would require additional financial and management resources. In addition, if we are unable to meet filing deadlines for reports required by the Securities Exchange Act, our securities could be delisted from the Nasdaq Capital Market or the Boston Stock Exchange. If our securities were delisted from both exchanges, trading, if any, in our securities would be conducted in the over the counter market on the NASD's "OTC Bulletin Board." Consequently, the liquidity of our securities could be impaired.

                           ALLISON'S GOURMET KITCHENS

OVERVIEW

      Allison's Gourmet Kitchens was formed in March 2003 to diversify Vaughan Foods' commodity fresh-cut produce with higher margin value added refrigerated prepared salads. The company was founded as a limited partnership by Herb Grimes, Mark Vaughan, Vernon Brandt, Jr. and Stan Gustas. Four key factors for this start-up were:

      o Vaughan Foods was purchasing high volumes of produce items that are utilized in refrigerated prepared salads.

      o Vaughan Foods had a fleet of refrigerated trucks already in place to implement distribution in the region.

      o Vaughan Foods was already producing a limited line of refrigerated salads and there was adequate space within the current facility to produce approximately 15 million pounds annually.

      o Herb Grimes had over 25 years of experience managing businesses in the industry.

      We expanded Vaughan's ten existing product lines to 55. This was accomplished by developing marketing programs that are tailored to foodservice and retail grocery chains. The current mix of business is 65% retail, 35% foodservice, including several other smaller distributors. Our retail business is primarily in grocery chains, making our products available to individual consumers. The foodservice percentage consists largely of restaurants. By the end of 2005 we were at maximum capacity and began construction of an addition to the existing building that will give us the capacity to produce products that can generate sales in excess of $50 million annually. The added production capacity is designed as a general expansion to produce all products.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

      The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that effect the amounts reported in the Company's consolidated financial statements and accompanying notes. We base our estimates and judgments on historical experience and on various other assumptions that we believe are reasonable under the circumstances. However, future events are subject to change and the best estimates and judgments routinely require adjustment. The amounts of assets and liabilities reported in our balance sheets and the amounts of revenues and expenses reported for each of our fiscal periods are affected by the critical estimates and assumptions which are used for, but not limited to, the accounting for inventory, rebates, impairment of long-lived assets, and allowance for doubtful accounts. Actual results could differ from these estimates.

      INVENTORY: Inventory purchases and purchase commitments are based upon forecasts of future demand. We value our inventory at the lower of average cost (which approximates first-in, first-out cost) or market. Inventory turns rapidly due to the nature of our fresh products; therefore, market is not a major consideration. If we believe that demand no longer allows us to sell our inventory above cost or at all, then we write down that inventory to market or write-off excess inventory levels. If customer demand subsequently differs from our forecasts, requirements for inventory write-offs could differ from our estimates.

      CUSTOMER REBATES: The estimates and reserves for rebates are based on specific programs, expected usage and historical experience. Actual results could differ from these estimates.

      ALLOWANCE FOR DOUBTFUL ACCOUNTS: The allowance for doubtful accounts is based on our assessment of the collectibility of specific customer accounts and an assessment of international, political and economic risk as well as the aging of the accounts receivable. If there is a change in a customer's credit worthiness or actual defaults differ from our historical experience, our estimates of recoverability of amounts due us will be affected.

      LONG-LIVED ASSETS: Long-lived assets such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not ultimately be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its ultimate disposition. Cash flow estimates used in evaluating for impairment represent management's best estimates using appropriate assumptions and projections at the time.

      INTANGIBLE ASSETS: We evaluate the recoverability of intangible assets annually or more frequently if impairment indicators arise. Under SFAS No. 144, Accounting for the Disposal of Long-Lived Assets, intangible assets are evaluated whenever events or changes in circumstances indicate that the carrying value exceeds its fair value, which is determined based upon the estimated undiscounted future cash flows expected to result from the use of the asset, including disposition. Cash flow estimates used in evaluating for impairment represent management's best estimates using appropriate assumptions and projections at the time.

RESULTS OF OPERATIONS ALLISON'S GOURMET KITCHENS
(in thousands)

                                                                PERCENTAGE OF REVENUE
                                                 --------------------------------------------------
                                                                                 NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                                 ----------------------------   -------------------
                                                  2003      2004       2005       2005       2006
                                                 -------   -------   --------   --------   --------
Revenue ......................................   $ 3,382   $ 9,173   $ 13,111   $ 10,412   $ 14,330
Cost of Revenue ..............................      76.9%     75.8%      75.1%      75.0%      76.1%
Gross Profit/Margin ..........................      23.1%     24.2%      24.9%      25.0%      23.9%
SG&A Expenses ................................      19.6%     17.5%      18.0%      17.3%      17.5%
Income (loss) from Operations ................       3.5%      6.7%       6.9%       7.6%       6.4%
Interest Expense .............................       0.5%      0.3%       0.1%       0.2%       0.5%
Other income (expense) .......................        --        --         --         --         --
Income (loss) before Provision for taxes .....       3.0%      6.4%       6.8%       7.5%       5.9%
Net Income (loss) ............................       3.0%      6.4%       6.8%       7.5%       5.9%

COMPARISON OF YEARS ENDED DECEMBER 31, 2005 AND 2004

      NET SALES. Net sales were $13.1 million and $9.2 million for the years ended December 31, 2005 and 2004, respectively, an increase of $3.9 million, or 42%. The increase in net sales was primarily due to an increase in volume and the addition of new customers. Volume in total pounds sold grew from 7.9 million in 2004 to 14.6 million in 2005. The increase in volume and sales reflects new product expansion, and the addition of 11 new customers. The sales from these new customers accounted for 27% of total net sales in 2005.

      GROSS PROFIT. Gross profit for the years ended December 31, 2005 and 2004 was $3.3 million and $2.2 million, respectively, an increase of $1.1 million, or 50%. Our gross profit margin for the years ended December 31, 2005 and 2004 was 24.9% and 24.2%, respectively. The increase in gross profit dollars was due to increased volume from increased sales to new and existing customers, and price increases to existing customers.

      SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES. Selling, general, and administrative expenses for the years ended December 31, 2005 and 2004 were $2.4 million and $1.6 million, respectively, an increase of approximately $800,000, or 50%. The increase in expenses was incurred primarily to support the increased sales volume. Broker's commission increased $220,000, freight increased $370,000, and salaries increased $90,000. The management fee to the general partner increased by $85,000. In addition, other items such as insurance, telephone and professional fees increased a total of $35,000.

      INCOME (LOSS) FROM OPERATIONS. Operating income for the year ended December 31, 2005 and 2004 was $909,000 and $614,000, respectively, an increase of $295,000, or 48%. The increase is due to the growth in sales of the business.

      INTEREST EXPENSE. Interest expense for the years ended December 31, 2005 and 2004 was $11,000 and $31,800, respectively, a reduction of approximately $20,800. The reduction in interest expense was due to a decrease in the outstanding debt.

      INCOME TAXES. Allison's is a partnership and not a tax-paying entity; therefore, no provision was made for income taxes.

      NET INCOME. Net income for the years ended December 31, 2005 and 2004 was $898,000 and $583,000, respectively, an increase of $315,000, or 54%. The increase in net income was due to the $295,000 increase in operating income resulting from sales growth in the business plus a $20,000 reduction in interest expense because of reduced debt outstanding.

COMPARISON OF YEARS ENDED DECEMBER 31, 2004 AND 2003

      NET SALES. Net sales for the years ended December 31, 2004 and 2003 was $9.2 million and $3.4 million, respectively, and increase of $5.8 million or 171%. The increase was due to the addition of new customers, and increased volume and higher prices with existing customers. During 2004, we added 17 new customers. The sales derived from these customers were 42% of total net sales in 2004, accounting for approximately $3.9 million of the increase. The remaining $1.9 million of the increase was from volume and price increases from existing customers. Volume for the years ended December 31, 2004 and 2003 was 7.9 million pounds and 3.1 million pounds, respectively.

      GROSS PROFIT. Gross profit for the years ended December 31, 2004 and 2003 was $2.2 million and $780,000, respectively, an increase of $1.44 million, or 185%. Our gross profit margin for the years ended December 31, 2004 and 2003 was 24.2% and 23.1% respectively. The increase in gross profit dollars is attributed to the increase in volume in pounds and sales dollars from existing customers and the addition of 17 new customers.

      SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general, and administrative expense for the years ended December 31, 2004 and 2003 was $1.6 million and $664,000, respectively, an increase of $944,000, or 142%. The increase was a result of increased brokers commissions, freight expense, and marketing expenses from the increase in sales volume and increases in employees to support the increased sales. Salaries expense increased by $160,000. Broker's commissions increased by $280,000, freight expense increased by $230,000 and marketing expense increased by $40,000. The management fee to the general partner increased by $168,000. The remainder of the increase was legal and professional and other expense increases of $66,000.

      INCOME (LOSS) FROM OPERATIONS. Operating income for the years ended December 31, 2004 and 2003 was $614,000 and $117,000, respectively, an increase of $497,000, or 426%. The increased operating income was due to the increased volume and prices from existing customers and the addition of 17 new customers.

      INTEREST EXPENSE. Interest expense for the years ended December 31, 2004 and 2003 was $32,000 and $16,000, respectively, and increase of $16,000. The increased interest expense was due to increases in outstanding debt to purchase new processing equipment to support the sales growth.

      INCOME TAXES. Allison's is a partnership and not a tax-paying entity; therefore, no provision was made for income taxes.

      NET INCOME. Net income for the years ended December 31, 2004 and 2003 were $582,000 and $101,000, respectively, an increase of $481,000, or 476%. The increase in net income was due to the $1.44 million increase in gross profit from the growth in sales, offset by the $944,000 increase in selling, general and administrative expense to support the sales growth and the $16,000 increase in interest expense on increased debt to purchase new equipment.

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

      NET SALES. Net sales for the nine months ended September 30, 2006 and 2005 was $14.0 million and $10.4 million, respectively, an increase of $3.6 million, or 35%. The increase was due to the addition of new customers, and increased volume and higher prices with existing customers. The increases in prices reflected higher commodity costs for raw materials, which we were able to pass on, in part, to our customers. During the 9 months ended September 30, 2006, we added 7 new customers. The sales derived from these customers were 16% of total net sales in the 9 months ended September 30, 2006, accounting for approximately $2.3 million of the increase. The remaining $1.3 million of the increase was from volume and price increases from existing customers.

      GROSS PROFIT. Gross profit for the nine months ended September 30, 2006 and 2005 was $3.4 million and $2.6 million, respectively, an increase of $820,000, or 31%. Our gross profit margin for the nine months ended September 30, 2006 and 2005 was 24% and 25%, respectively. The increase in gross profit dollars was due to the growth in sales volume and price increases. The decrease in gross profit percent was due to the portion of increased costs associated with higher oil prices nationwide which we were unable to pass on to our customers in higher prices. Higher oil prices affect our utilities, transportation, and packaging costs. For the nine months ended September 30, 2006 and 2005, we experienced a 35% increase in the cost of packaging and a 37% increase in the cost of transportation.

      SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE. Selling, general, and administrative costs for the nine months ended September 30, 2006 and 2005 was $2.5 million and $1.8 million, respectively, an increase of $705,000, or 39%. This increase was primarily a result of the growth in sales. Broker's commissions increased by $120,000, freight expense by $190,000, salaries by $50,000, marketing expense by $40,000, and insurance expense by $60,000. The remaining $245,000 increase is due to increases in legal and professional, travel, and other expenses, net of a $27,000 decrease in the management fee to the general partner.

      INCOME (LOSS) FROM OPERATIONS. Operating income for the nine months ended September 30, 2006 and 2005 was $912,000 and $797,000, respectively, an increase of $115,000. The increase in operating income was due to the increase in gross profit of $820,000 from the growth in sales offset by the $705,000 increase in selling, general and administrative expense.

      INTEREST EXPENSE. Interest expense for the nine months ended September 30, 2006 and 2005 was $70,000 and $19,000, respectively, an increase of $51,000. The increased interest expense reflects the increase in outstanding debt used to fund the purchase of equipment to be used in the new processing facility.

      INCOME TAXES. Allison's is a partnership and not a tax-paying entity; therefore, no provision was made for income taxes.

      NET INCOME. Net income for the 9 months ended September 30, 2006 and 2005 was $842,000 and $778,000, respectively, an increase of $64,000, or 8%. The increase in net earnings was due to the $820,000 increase in gross profit from the growth in sales, offset by the $705,000 increase in selling, general and administrative expense to support the sales growth and the $51,000 increase in interest expense on increased debt to purchase new equipment.

LIQUIDITY AND CAPITAL RESOURCES

      Historically, we have financed Allison's liquidity requirements through internally generated funds, and the issuance of indebtedness. We believe such sources remain viable financing alternatives to meet our anticipated needs. Our investments in equipment have been a significant use of capital. We plan to continue to invest in advanced production facilities to enhance our competitive position.

      The following is summarized cash flow information for 2003, 2004, 2005 and the 9 months ended September 30, 2005 and 2006.

(in thousands)

                                     PERIOD FROM                          9 MONTHS       9 MONTHS
                                     MARCH 1 THRU                           ENDED          ENDED
                                     DECEMBER 31,                       SEPTEMBER 30,   SEPTEMBER 30,
                                        2003         2004      2005         2005            2006
                                     ------------   -------   -------   -------------   -------------
Net income ........................     $  101      $   583   $   898      $  778          $  842
Non-cash items ....................         34           76       104          78             102
Changes in working capital ........       (182)        (591)      603         103            (832)
                                        ------      -------   -------      ------          ------
Operating activities ..............        (47)          68     1,605         959             112
Investing activities ..............       (459)        (278)     (458)       (136)           (978)
Financing activities ..............        610          106      (546)       (493)            460
Net increase (decrease) in cash ...     $  104      $  (104)  $   601      $  330          $ (406)

      OPERATING ACTIVITIES: Our operating results and resulting cash flows have improved over the period March 1, 2003 through September 30, 2006. During that period, our net income totaled approximately $2.4 million attributable to the growth in the business from increased volume from existing customers and the addition of new customers. We generated a total of approximately $1.7 million cash from operating activities after allowing for non-cash items and changes in working capital. We retained approximately $1.0 million to fund an increase in working capital to support the business growth.

      Non-cash items include items that are not expected to generate or require the use of cash, such as depreciation and amortization and provision for bad debts.

      INVESTING ACTIVITIES: Over the period March 1, 2003 through September 30, 2006, we invested a total of approximately $2.1 million in new plant and equipment to support the expansion of our business.

      FINANCING ACTIVITIES: Over the period March 1, 2003 through September 30, 2006, we borrowed approximately $2.4 million in short and long-term debt. We refinanced approximately $1.2 million in short and long-term debt and capital leases, and used the remaining $1.2 million, along with cash generated from operating activities, to fund our investment in new plant and equipment.

      We have a $1 million secured bank line of credit, initiated on March 3, 2006, at an interest rate of Wall Street Journal prime plus 0.50%, with an initial rate of 8%. Interest is payable on a monthly basis. The line of credit is secured by all of Allison's assets, including accounts receivable, inventory and equipment and personal guaranties of Herb Grimes and Mark Vaughan. At September 30, 2006, we had no outstanding balance under this line of credit. The bank line of credit agreement is subject to certain covenants that we were in compliance with or have obtained a waiver as of September 30, 2006.

      In addition to the line of credit, Allison's secured a loan for equipment purchases in the amount of $2.4 million with the same interest rate as the secured line of credit discussed above. The maturity date of this loan is March 3, 2011. The proceeds of the equipment loan were used to pay off existing debt related to previous equipment purchases and to purchase new equipment, of which some payments had been made as of September 30, 2006.

      The following is a summary of the contractual commitments associated with our debt and lease obligations, as well as our purchase commitments as of September 30, 2006:

CONTRACTUAL OBLIGATIONS
(in thousands)

                                                 PAYMENTS DUE BY PERIOD
                                     -----------------------------------------------
                                               LESS THAN   1 - 3   3 - 5   MORE THAN
                                      TOTAL     1 YEAR     YEARS   YEARS    5 YEARS
                                     -------   ---------   -----   -----   ---------
Long-Term Debt Obligations .......   $ 1,201     $ 186     $ 659   $ 216     $ 140
Capital Lease Obligations ........         8
Short-term borrowings ............       374
Total ............................   $ 1,583     $ 186     $ 659   $ 216     $ 140

      MARKET RISK. Market risks consist of interest rate fluctuations and commodity price fluctuations as further described below.

      INTEREST RATE RISKS. We are subject to market risk from exposure to fluctuations in interest rates. Some of our debt instruments contain variable interest rates adjusted quarterly and indexed by different published rates. At September 30, 2006 our line of credit variable interest rate was 8.25%, or Wall Street Journal Prime + 0.75%. The line of credit is for $1.0 million. At September 30, 2006, we have no outstanding balance on that line of credit. We also have a $600,000 line of credit at a variable interest rate of Wall Street Journal prime plus 1.0%. At September 30, 2006, our outstanding balance on this line of credit is $373,995.

      COMMODITY PRICE RISKS. The supply and price of fresh vegetables and fruits is subject to volatility due to growing seasons, crop failure and other factors beyond our control. We bear a risk of price fluctuations under our agreement with Vaughan, from whom we purchase our supplies of fresh produce. Vaughan contracts for supply at fixed prices to ensure their ability to maintain an adequate supply of raw materials, so that they may service their customers in the event of a market shortage. Their purchase contracts may cause their purchase costs to be higher in the event of a low market with excessive supply. In contrast, their purchase contracts may cause their purchase costs to be lower in the event of a high market with limited supply. There is no guaranty that their suppliers will be able to fulfill their contracts in the event of a limited supply market. In the event, Vaughan is subject to price and market fluctuations as described above, they may pass all or some of the effects on to us.

      PACKAGING COST RISK. Our packaging costs are subject to market risk due to the cost of petroleum products in plastics and the paper products in our corrugated boxes. Significant increases in petroleum and paper products could increase our packaging costs.

      We attempt to pass all increased raw material costs on to our customers, however we cannot provide assurance that we will be able to pass all increased costs on to our customers in the future, especially during short-term market fluctuations.

                                    BUSINESS

OVERVIEW

      We process and package value-added, refrigerated foods which we distribute to our customers three or more times per week in our fleet of refrigerated trucks and trailers. Distribution is concentrated in the 12-state marketing area within a 500 mile radius of our plant in Moore, Oklahoma, a suburb of Oklahoma City, consisting of all or portions of the states of Arkansas, Colorado, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nebraska, Oklahoma, New Mexico, Tennessee and Texas. Our marketing area is largely determined by the short shelf life of our products and, to a lesser extent, by the cost of refrigerated shipping.

      Our principal products fall into two categories: refrigerated prepared salads, such as chicken, tuna, bean and pasta salads, coleslaw and potato salad, and fresh-cut produce, primarily salads and salad mixes. Until the end of 2002 our line consisted primarily of fresh-cut produce which we packaged and sold to food service customers. In 2002, we began to expand our operations into a more diverse line of refrigerated foods, in order to provide opportunities for greater profit margins. First, we added a limited number of refrigerated prepared salads. In March 2003, three of our officers, together with Herb Grimes, a director nominee, co-founded Allison's Gourmet Kitchens, LLP to process a line of refrigerated prepared salads for retail outlets, as well as our historical food service customers and restaurant chains. These refrigerated prepared salads generate higher gross profit margins than our fresh-cut produce. Allison's is integrated with our operations. It uses our production facility in Moore, Oklahoma and our distribution network, including our fleet of refrigerated tractors and trailers, and shares certain office, managerial and other personnel. Allison's also utilizes our fresh-cut produce in making its prepared salads. Also, since 2002 we have been expanding our fresh-cut line to include more salad mixes, packaged to better meet the needs of retail chain store accounts. These salad mixes for retailers also typically enjoy higher gross profit margins than produce sold to food service customers.

      We believe that we are a leading regional supplier of our products within our primary marketing area. We process approximately 1.4 to 1.7 million pounds of fresh-cut, ready-to-eat branded and private label salads every week and produce approximately 70 different salad products in a variety of food service and retail package sizes, including custom vegetable mixes and custom sized packages for our large volume customers. Salads and salad mixes are sold primarily to restaurant chains, food service businesses, institutional users and, to a lesser extent, retail chains while the bulk of our refrigerated prepared salads are sold to grocery store deli departments, food service distributors and regional restaurant chains.

      A substantial element of our growth plan is focused on our higher margin opportunities. In accordance with this plan, in June 2006, Allison's acquired Wild About Food, Inc., a processor of fresh soup, stews, sauces and side dishes.

INDUSTRY BACKGROUND

      In 2005, the fresh-cut produce industry generated revenues of $10.5 billion in the United States according to the Produce Marketing Association, or the "PMA." Since 2000, the industry has shown an annual rate of increase of 12.5% according to the PMA. We believe this growth, has been driven primarily by the convenience and efficiency of pre-cut products in the foodservice industry, our principal market for pre-cut produce, and secondarily by population increases and national demographic and social trends favoring the increased consumption of fresh-cut foods such as an aging population focused on health and nutrition issues and growing awareness of the importance of consumption of fresh fruits and vegetables in countering obesity. We believe that these factors, along with increased education regarding food safety programs, are favorable to sustained growth in the industry.

      In the year ended December 31, 2005, refrigerated prepared foods including prepared salads, entrees, sandwiches and chili generated deli sales of nearly $5 billion, an increase of 8.4% over the prior comparable period, according to the ACNeilsen strategic planner. Comparable items sold through food, drug and mass market channels other than WalMart, generated sales of $1.7 billion, an increase of 6.6% over the comparable period

GROWTH PLAN

      We currently supply only a small part of the demand of our larger clients for our refrigerated prepared salads and freshly cut salad and salad mixes. Our ability to supply our customers' needs within our existing 12-state marketing area is constrained by the size limitations of our current plant and the limitations of our product line, while we are in the process of expanding. In order to supply the needs of these customers and potential new customers outside of our primary market area, we would need to create other new facilities so that we can continue to deliver the freshest products and maintain our pricing and cost structures. In addition, we believe that our exist-ing customers would buy additional products that we add to our line, such as freshly prepared soups and stews, sauces and dressings, of the type produced by Wild About Food, as well as organic fruits and vegetables, side dishes and preservative free salad kits. Accordingly, we plan to enlarge our business by taking the following steps:

      o INCREASE PRODUCTIVE CAPACITY FOR REFRIGERATED PREPARED SALADS. We are currently building a 40,000 sq. ft. addition to our 108,000 sq. ft. plant in Moore, Oklahoma to be used for refrigerated prepared salads and other prepared products. A new, state-of-the-art potato cook/chill system in that facility will substantially increase output of cooked and chilled potatoes for use in our potato salad products. Other new equipment will enable us to prepare our own dressings and sauces, ingredients that we now purchase. The additional space will also allow us to reorganize our existing plant to increase our capacity for producing salads and salad mixes from approximately 1.4 to 1.7 million pounds per week to approximately
            2.2 million pounds per week.

      o INCREASE UTILIZATION OF REFRIGERATED DELIVERY CAPACITY. We plan to increase the use of our existing fleet of refrigerated trailers, and new refrigerated trailers purchased with proceeds of this offering, in "back haul" transportation for other shippers.

      o BROADEN PRODUCT LINE. We plan to broaden the line of products offered both in our existing primary market region and elsewhere through internal growth and the acquisition of complementary businesses. Our acquisition of Wild about Food and its line of freshly prepared soups, stews, sauces and dressing was an initial step in this direction. We believe that the addition of these products as well as organic fruits and vegetables, side dishes, preservative free salad kits and other refrigerated products will enable us to more fully meet the needs of our existing restaurant chain and food service businesses.

      o BROADEN MARKET REACH. Many of our existing customers operate beyond our primary market area. We believe that we can broaden business with these customers and also add new customers, particularly in the Midwest, by building or acquiring new facilities in contiguous and other marketing areas. We believe that our reputation is known in some surrounding areas and that this should facilitate our geographic expansion.

      o Though much of our growth plan is based on internal growth, we also plan, where feasible, to add to our customer base, increase market share, increase our geographic reach, enhance our productive capacity and broaden our product line by acquisition of regional competitors.

      Achieving our growth plans will enable us to spread fixed overhead costs over a larger revenue base and enable us to have a stronger bargaining position in negotiating for raw material supplies. Larger production runs should also help in containing or reducing processing costs, including per unit labor costs. Increased distribution may also permit more efficient use of our truck and refrigerated trailer fleet and facilitate the further development of our "back-haul" and third-party logistics transportation business.

PROCESSING, PACKAGING AND DELIVERY

      Our fresh-cut produce is processed and packaged in refrigerated production rooms. Vegetables are inspected, defective items are removed and the remaining vegetables are then cut, washed and sanitized in chilled chlorinated water. This washing process helps to increase shelf life and eliminate micro-organisms that might cause food-borne illnesses. Produce is then spin-dried and elevated to an automatic scale and form-fill and seal packaging machine. Finally, finished products are packed in sizes that fit customer's needs, and boxed to insure that delicate items arrive at the customer's door in good condition. Most items are made to order daily for maximum freshness, shelf-life and quality. Orders are pulled and palletized in a finished goods cooler, with each pallet tagged by customer and contents to assure delivery to the proper destination.

      The degree of freshness of our products is dependent upon distance to market and delivery schedules of our foodservice distributor customers. In order to ensure freshness of product, we operate our own fleet of 23 trucks and 28 fifty-three foot refrigerated trailers, running 55 outbound routes per week. Approximately 70% of the fleet are 2005 models and all are equipped with GPS tracking. Trucks are pre-cooled before being loaded from our refrigerated loading dock. We deliver cut-to-order products three or more times a week, and up to six times a week to foodservice distributors. While our frequent delivery schedule is expensive, we believe that it helps our marketing efforts by emphasizing the freshness and quality of our produce. While transportation costs have been high, we have recently hired a transportation professional to manage our truck fleet and generate offsetting income through backhaul operations, that is, the use of our transportation assets to haul goods for hire on return trips from our customers. To assure freshness to the ultimate consumer, we urge our customers to use first-in/first-out inventory control.

      Following the combination of our fresh-cut produce and refrigerated prepared salad lines, we expect to realize additional efficiencies in buying produce, processing and delivery.

      We observe "Good Manufacturing Practices," as established by the U.S. Food and Drug Administration and the U.S. Department of Agriculture, and we are audited by several independent inspection groups to assure that production operations meet or exceed safety standards. We believe these controls assure our customers of consistently high quality products.

PRODUCTS

      FRESH-CUT PRODUCE. Our principal products consist of fresh-cut, ready-to-eat, value-added branded salads and salad mixes. We select, process and sell approximately 1.4 to 1.7 million pounds of these fresh-cut products weekly. Products are generally sold in branded packages, including the following:


      SALAD KITS                             MISCELLANEOUS

      Chicken Caesar Kit                     Onions
      Broccoli Salad Kit                     Carrot/Celery Snacks
      Cole Slaw Kit                          Cabbage
      Pico de Gallo                          Tomatoes
                                             Green, Red and Yellow Peppers
      SALAD MIXES                            Cauliflower/Broccoli Florets
                                             Potatoes
      Premium Salad Blend                    Squash
      Garden Salad Mix                       Turnips
      Shredded Iceberg                       Radishes
      Chopped Romaine


      To increase appeal of our products in the retail market we have recently added a "FRESH FIXINS(R)" line, the most important product in which is a grill kit containing a mix of sliced onions and tomatoes, lettuce and other toppings for burgers prepared at home. We believe that expansion of our "Fresh Fixins(R)" and "Serve Fresh Kits(TM)" line presents an opportunity for further growth of our business with retailers as consumers have become frustrated with the lack of quality and food safety problems with products from store based or local processors, often referred to as "chop shops".

      Following the offering, we plan to broaden our fresh-cut line to include sliced fruit and organic fruits and vegetables.

      REFRIGERATED PREPARED SALADS. The following are our current refrigerated prepared salad products, packaged in various sizes from bulk to "redi-pack":

                                                     NO. OF FORMULATIONS
                                                     -------------------
          Potato Salads ..........................            16
          Pasta Salads ...........................             8
          Cole Slaws .............................             3
          Bean Salads ............................             4
          Misc. Salads ...........................             7
          Meat Salads ............................            10
          Desert Salads ..........................             8
          Fruit Salad ............................             8

      In 2006 we introduced in Wal-Mart fresh salads based upon a component kit that is mixed fresh each day in the store. These kits contain all the components required for a side dish or salad, packed separately. Store personnel make fresh salads and side-dishes as needed throughout the day providing a fresh product with better cost control for the operator and earning a high level of customer satisfaction. The product has been well received by Wal-Mart and others in the retail and food service communities.

      We plan to introduce a line of fresh-prepared dips after completion of our plant expansion later in 2006 and we plan to differentiate this line from its competitors by utilizing as many fresh vegetables as possible. Development of this line has been completed. The line will include spinach, jalapeno, artichoke, cucumber dill and garden vegetable fresh gourmet dips. We also plan to roll-out other fresh-chilled products in 2007. The tech-nology for these products include batch kettle cooking and rapid "Chill After Cook." This refrigerated fresh-chilled line will include several soups as well as chili, stews and sauces and will be marketed in bulk and packaged form.

      A major ingredient in our refrigerated prepared salads, and also in our salad component kits, is salad dressing. We currently purchase salad dressings from others. However, with the opening of our expanded production facility, we will manufacture dressings for internal use as well as for external sale.

DELIVERY SYSTEM AND HAULING SERVICES

      We reduce the costs of our delivery system and also generate revenue from our transportation assets by hauling product for others, either by backhauling or Third-Party Logistics (3PL). In backhauling we find freight for our empty trucks at or near the termination points of our own routes, then transport that freight back to the vicinity of our facility. Backhauls produce lucrative "Less-Than-Truckload" rates for our regional business. In 3PL we warehouse and transport other firms' goods that have similar distribution requirements to our own products. Though lucrative, our 3PL service is limited by insufficient warehouse space. However, our national growth plans call for increased 3PL capability through renting of additional warehouse space and increasing the ratio of refrigerated trailers to trucks.

      We have invested heavily in our delivery system because it is the key element that ties our product lines together. Our products are perishable and have shelf lives ranging from a few days to a maximum of 45 days. To ensure the freshness and quality of our products we distribute them three times per week, or for some large customers, daily, in our own fleet of more than 25 fifty-three foot refrigerated trailers and more than 20 trucks. Our delivery system is flexible and responsive to our customers' needs and meets the current consumer demand for high quality, fresh food items. Our pattern of frequent delivery also builds strong customer loyalty.

AGRICULTURAL AND OTHER SUPPLIES

      We purchase fresh produce from approximately 50 suppliers in five diverse growing regions of California, Arizona, Colorado, Florida and Mexico. Purchasing produce from a number of different growing regions helps keep cost in control and protects our supply chain against adverse growing factors and seasonal variability in production. This supplier and geographic diversity also reduces our risk of shortfalls in supplies due to natural disasters, labor disruptions and other supply interruptions in any one area. We purchase other ingredients for our processed refrigerated prepared salad line and packaging material from a limited number of suppliers, but believe that all of these ingredients and other supplies are generally available in the marketplace at competitive prices. To keep costs down and maintain quality we have long-term established relationships with many of our suppliers and purchase an important part of our fresh produce pursuant to seasonal buying contracts. All produce is purchased directly from growers to further ensure consistent supply and quality.

      Our quality assurance department inspects each incoming load to insure that it meets our standards. All raw product is stored in our temperature monitored, refrigerated warehouse prior to use. We track all items from the field to the customer and adhere to a strict first-in/first-out inventory control system.

      We believe that our raw produce costs are higher than those of our major West Coast processor competitors. We are seeking to reduce our costs through coordinated buying programs with other regional processors with quality standards similar to our own. However, we may not be able to reach agreement with these other processors and coordinated buying may not lower our cost of raw produce.

MARKETING AND SALES

      Fresh-cut produce products are marketed and sold to restaurant chains, food service businesses, institutional users and, to a lesser extent, to retail stores and their suppliers. Refrigerated prepared salads are marketed and sold primarily to grocery store deli departments and food service distributors. We believe that our ability to sell both fresh-cut produce and refrigerated prepared salads will provide cross-marketing opportunities that foster increased sales to restaurant chains and food service customers. Our products are currently provided to approximately 140 end-user recurring revenue accounts throughout the Plains States, Southwest and Southeast. While we are not dependent on any single account, seven independent Sysco Foods distributors represented, in the aggregate, approximately 23% of our sales in 2004 and 24% in 2005. Consistent demand enables us to enter into regular supply contracts with growers, helping to insure consistent sourcing.

      We offer our customers a wide range of ready-to-order quality products in convenient packaging types and sizes. We also provide added value by creating custom vegetable mixes and custom sized produce cuts to fill spe-cial needs of large volume customers. Unlike some of our larger national competitors, we can produce and deliver these customized "cut-to-order" fresh-cut products to distributors in less than two days. Our wide product mix enables our distributors to differentiate our products from those of our competitors when selling to their restaurant and institutional accounts.

      In marketing our products we emphasize their freshness and quality. We also highlight our ability to package products in a wide variety of styles and sizes to meet customer demand. We can also quickly satisfy private labeling or recipe requirements, special packaging needs, frequent delivery schedules and can tailor pricing and promotional programs in coordination with customer programs.

      We also promote our products by providing vital educational information to foodservice distributors and their end-user customers. Our marketing materials stress the benefits of fresh-cut produce and emphasize how fresh-cut produce meets the needs of restaurant and institutional food service professionals. We also plan to provide our distributors with information regarding yield and cost comparisons between whole produce and our fresh-cut products, food safety facts obtained from government and research groups, such as the Center for Disease Control, the need for the products which are sanitized of microorganisms that can cause food-borne illnesses and the freshness of our cut-to-order products when compared to those delivered from the West Coast, emphasizing shelf-life at the time of delivery. Proposed additional regional advertising will focus attention on the benefits of a regional fresh-cut processor. We believe that the training, marketing materials and high level of customer support which we provide are important components of our marketing efforts.

      After this offering, we intend to use a portion of our increased working capital to promote increased sales to members of Produce Alliance and Golbon, fresh produce buying groups composed of distributors of fresh produce to the foodservice industry, through direct sales contact, participation in their annual meetings and collaboration in their internal group advertising efforts. While we are currently the only specifically designated supplier of fresh-cut produce for the Golbon group, their distributor members may purchase from other suppliers.

COMPETITION

      In our fresh-cut produce business we compete against large national processors, including Dole, Del Monte, Taylor Farms and the Fresh Express Division of Chiquita Brands International, regional processors and local "chop shops." The national processors typically have production facilities on the West Coast near the farms that grow much of the produce that they process. We believe that the national processors may enjoy cost advantages in buying produce. They have significantly greater financial and human resources and, in some cases have established, or are seeking to establish, regional processing facilities outside the West Coast to move closer to their customers. We compete successfully with these processors based upon the quality and freshness of our product, our ability to have speedy delivery within our primary market area and our ability and willingness to configure and package our product to meet the needs of our customers. We compete with our regional processor competitors on the same basis, but also on price. Price and quality are also particularly important in our competition with store based or local processors, often referred to as "chop shops." If we and other regional competitors increase our market share, the major national processors may offer special pricing promotions aimed at retaining business or seek to acquire regional processors in order to supply a fresher product to local market and gain the other advantages of a local presence. We believe that we can compete sucessfully with all categories of competition.

      In our refrigerated prepared salad business we compete with Reser's, the largest company in the deli salad business, with Orval Kent Food Company, which operates a processing plant in Baxter Springs, Kansas. We believe we compete successfully on the basis of the quality of our products, our customer service and our record for frequent, on-time, delivery.

      We believe that we have a number of competitive strengths that in combination contribute to our ability to compete with major national and regional processors of fresh-cut produce and refrigerated prepared salads, particularly:

      o FREQUENT DELIVERIES. We deliver our perishable and short shelf life products three or more times per week. Our frequent deliveries coupled with our assistance to customers on how to handle our products on a "first in - first out" basis insures the freshness of our product to the ultimate consumer.

      o DISTRIBUTION CAPABILITY. We operate our own fleet of more than 20 trucks and more than 25 fifty-three foot refrigerated trailers giving us rapid delivery capability and strong logistical control.

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

      o DIVERSE AND CUSTOMIZED PRODUCTS. We offer a diverse range of ready-to-order quality products in convenient packaging types and sizes. We can also deliver customized "cut-to-order" fresh-cut produce to distributors in less than two days.

      o SINGLE SOURCE SUPPLIER. As a single source supplier of both packaged fresh-cut salads and refrigerated prepared salads, we allow customers the opportunity to consolidate their sources of supply.

      o DIVERSE SOURCES OF SUPPLY. In 2005, we purchased from approximately 50 suppliers in five diverse growing regions (California, Arizona, Colorado, Florida and Mexico). This geographic diversity reduces our risk of shortfalls in supplies due to weather, natural disasters, labor disruptions and other supply interruptions in any one area.

      o BROAD CUSTOMER BASE. We currently have a approximately 140 recurring end-user revenue accounts throughout the Plains States, Southwest and Southeast. No customer accounted for more than 10% of sales in 2004 or 2005.

INTELLECTUAL PROPERTY

      We hold rights to the following United States trademarks:

      o     "Fresh Fixins(R)"

      o     "Allison's Gourmet Kitchens and design(TM)"

      o     "Vaughan Foods(TM)"

      o     "Serve Fresh Kits(TM)"

      o     "Wild About Food and design(R)"

      We believe that brand name recognition and the product quality associated with our brands are key factors in the success of our products. We rely on a combination of trademark, and with respect to our proprietary recipes trade secret laws, to protect our intellectual property rights. We are not currently aware of any material challenge to our ownership of our major trademarks.

GOVERNMENT REGULATION

      We are subject to extensive regulation by the U.S. Food and Drug Administration, the U.S. Department of Agriculture, the U.S. Environmental Protection Agency, the U.S. Department of Transportation and state and local authorities in jurisdictions where our products are processed or sold. Among other things, these regulations govern the processing, packaging, storage, distribution and labeling of our products. Our processing facility and products are also subject to periodic compliance inspections by federal, state and local authorities. We are also subject to environmental regulations governing the discharge of air emissions, water and food waste, and the generation, handling, storage, transportation, treatment and disposal of waste materials. Amendments to existing statutes and regulations, adoption of new statutes and regulations, increased production at our facility as well as our expansion into new operations and jurisdictions may require us to obtain additional licenses and permits and could require us to adapt or alter methods of operations at costs that could be substantial. Compliance with applicable laws and regulations may adversely affect our business. Failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as possible criminal sanctions, which could have a material adverse effect on our business. See the Risk Factor on Government Regulation on page 14, above.

      We are licensed under the Federal Perishable Agricultural Commodities Act, or "PACA," which specifies standards for the sale, shipment, inspection and rejection of agricultural products, governs our relationships with our fresh food suppliers with respect to the grading and commercial acceptance of product shipments. As a licensed commodity supplier under PACA, we are treated as a priority creditor in the event of the bankruptcy of our customers and are entitled to be paid out of PACA trust assets (produce inventory, products derived from that produce and cash and receivables generated from the sale of produce) prior to payments to other general creditors. We are also subject to regulation by state authorities for the accuracy of our weighing and measuring devices.

      The Surface Transportation Board and the Federal Highway Administration regulate our trucking operations. In addition, interstate motor carrier operations are subject to safety requirements prescribed by the U.S. Department of Transportation and other relevant federal and state agencies. Such matters as weight and dimension of equipment are also subject to federal and state regulations. We believe that we are in substantial compli-ance with applicable regulatory requirements relating to our motor carrier operations. Failure to comply with the applicable motor carrier regulations could result in substantial fines or revocation of our operating permits.

PROPERTY


      Our executive offices and plant are located at 216 Northeast 12th Street, Moore, Oklahoma in an 108,238 square foot office, plant and cold storage facility that we own. The facility operates 24 hours a day every day of the year. We are currently constructing a 44,000 square foot addition to our Moore plant which will add processing capacity to our refrigerated prepared salads business. We expect this addition to be operational by April 1, 2007. We also lease, from an unaffiliated third party at market rate, on a month-to-month basis approximately 13,500 square feet of warehouse space near our Moore facility. We own or lease a fleet of more than 20 trucks and more than 25 fifty-three foot refrigerated trailers, which cover a total of 55 outbound routes per week. About 70% of our trailers are 2005 models and all of our trailers are equipped with GPS tracking.


EMPLOYEES


      As of September 30, 2006, Vaughan and Allison's employed 425 people at our Moore, Oklahoma facility, of which 73 are salaried management, 6 are sales and sales support personnel, 42 are other and administrative personnel and 377 are hourly wage personnel engaged in production, warehousing and distribution of our products. None of these employees are unionized. From time-to-time, we employ additional personnel on a part-time basis in manufacturing operations. We do not have collective bargaining agreements with respect to any of our employees. We believe that relations with our employees are good.


LEGAL PROCEEDINGS

      As of the date of this prospectus, we are not party to any material pending or threatened legal proceedings.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

      The names, ages and titles of our executive officers and directors, as of May 1, 2006, are as follows:


NAME                AGE                   POSITIONS
-----------------   ---   ------------------------------------------

Mark E. Vaughan     41    President, Chief Executive Officer
                          and a director

Vernon J. Brandt    47    Vice President-Operations and a director

Stan L. Gustas      67    Vice President and Chief Financial Officer

Herbert Grimes      58    President and Chief Executive of
                          Allison's and a director nominee.

Richard A. Kassar   60    Director nominee

Laura J. Pensiero   39    Director nominee

      MARK E. VAUGHAN. Mark Vaughan has served as President, Chief Executive Officer and a director of Vaughan since 1992. On the effective date of this offering he will become President and Chief Operating Officer while remaining a director. He has over 20 years of food processing experience and has directed advances in quality control, food safety, purchasing and manufacturing processes at Vaughan. Mr. Vaughan attended the University of Oklahoma.

      VERNON J. BRANDT. Vernon ("Butch") Brandt has served as a Vice President and a director of Vaughan since 1994. He will resign as a director on the effective date of this offering. He has experience in all areas of food processing, including maintenance, production management, distribution, sales and customer support, and nearly 20 years of experience in the fresh-cut vegetable processing industry. He is a graduate of Long Beach City College.


      STAN L. GUSTAS. Stan Gustas has served as a Vice President and Chief Financial Officer of Vaughan Foods since 1997. Before that he held various management and consulting positions in the food processing industry, including as Group Director of the Beef and Lamb Division of Wilson Foods and Executive Vice President/General Manager of Harris Packing Company. Mr. Gustas has over 40 years of experience in the food processing industry. He is a graduate of the University of Dubuque.


      HERBERT GRIMES. Herb Grimes has served as the general partner of Allison's since 2003. On the effective date of this offering he will become our Chairman of the Board and Chief Executive Officer while retaining his positions at Allison's. In 1982, he co-founded Mrs. Crockett's Kitchens, Inc., formerly known as Mrs. Giles' Country Kitchens, Inc., and served as its Vice President Sales, Marketing and Research and Television Development until it was acquired by Orval Kent Food Company in 1996. Thereafter until 2000, Mr. Grimes served as President, Vice-President of Sales, Marketing, and Research and Development or in other senior executive positions for Mrs. Crockett's Kitchens until the company was acquired by Sky Chef, Inc. in 2002. From 2002 until he co-founded Allison's, he was a private investor. Mr. Grimes has over 35 years experience in the food processing industry, with the bulk of his expertise in the refrigerated prepared salads business.

      RICHARD A. KASSAR. Mr. Kassar, a director nominee, is Chief Executive Officer of Fresh Pet Company, a manufacturer of fresh refrigerated pet food, which he launched as a start-up in October 2006. From July 2006 to October 2006 he raised venture capital for Fresh Pet Company. From 2002 until 2006 Mr. Kassar was Senior Vice President and Chief Financial Officer of Meow Mix. When Meow Mix was sold to Del Monte Corporation in May 2006, Mr. Kassar remained in his position there until July 2006. From 2001 until 2002 he was a consultant to venture capital businesses with respect to acquisitions of consumer brands and service organizations. From 1999 to 2001 he was Co-President and Chief Financial Officer of Global Household Brands, a manufacturer of consumer household cleaning products. He was Senior Vice President, Chief Operating Officer and Corporate Comptroller of Chock Full O'Nuts Corporation from 1986 to 1999. Mr. Kassar is a director and audit committee member of World Fuel, a New York Stock Exchange listed public company whose principal business is supplying fuel to the marine and aviation industry, and a director and chair of the audit committee of Velocity Express, a NASDAQ listed public company whose principal business is providing same-day transportation services. He is a graduate of Baruch College and is a retired Certified Public Accountant.


      LAURA J. PENSIERO. Laura Pensiero has been the owner and manager of Gigi Trattoria, Rhinebeck, New York since 2001. In 2006 she founded and opened Gigi Market in Red Hook, New York, a year-round farmers' market, gourmet store bakery and catering site. Since 1992 she has also been the founder and operator of Chef4Life, a nutrition and culinary consulting service promoting healthy eating and since 2005 a chef consultant and member of Just Salad LLC, a chain of New York City salad bars and restaurants. She has also served as the nutrition consultant to the Strang Cancer Prevention Center, New York, New York since 2005, and was the culinary coordinator for the Memorial Sloan-Kettering Prevention and Wellness Program, New York, New York, from 1999-2005. She continues to work with Strang's nationwide Healthy Children, Healthy Future's initiative. From 1998 to 2004 she was a consultant to the Culinary Institute of America, Hyde Park, New York. She is a co-author of The Strang Cancer Prevention Center Cookbook (2004) and the author of numerous articles on healthful diet and eating and Italian cuisine. She is a graduate of the State University of New York, Plattsburgh (1989), majoring in nutrition and food service management, and of the Professional Culinary Arts Program of The French Culinary Institute, New York, New York (1992).


      We will at all times maintain at least two directors who are "independent" as defined in relevant Nasdaq rules.


COMMITTEES OF THE BOARD OF DIRECTORS

      The Board has established three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each committee will be made up entirely of independent directors.

      AUDIT COMMITTEE. The Audit Committee oversees our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with auditors and audits of financial statements. Specifically, the Audit Committee's responsibilities include the following:

      o     selecting, hiring and terminating our independent auditors;

      o evaluating the qualifications, independence and performance of our independent auditors;

      o approving the audit and non-audit services to be performed by the independent auditors;

      o reviewing the design, implementation and adequacy and effectiveness of our internal controls and critical policies;

      o overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and other accounting matters;

      o with management and our independent auditors, reviewing any earnings announcements and other public announcements regarding our results of operations; and

      o preparing the report that the Securities and Exchange Commission requires in our annual proxy statement.


      Following this offering, Mr. Kassar will be chairman of the Audit
Committee and the other members of the Audit Committee will be Mr.     and Ms.
Pensiero. The Board has determined that Mr. Kassar is an "audit committee financial expert," as that term is defined in Item 401(h) of Regulation S-B, and "independent" for purposes of Nasdaq listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934.


      COMPENSATION COMMITTEE. The Compensation Committee assists the Board in determining the development plans and compensation of our officers, directors and employees. Specific responsibilities include the following:

      o     approving the compensation and benefits of our executive officers;

      o reviewing the performance objectives and actual performance of our officers; and

      o administering our stock option and other equity and incentive compensation plans.


      Following this offering, the members of the Compensation Committee will be
Messrs.      and      and Ms. Pensiero.


      CORPORATE GOVERNANCE AND NOMINATING COMMITTEE. The Corporate Governance and Nominating Committee assists the Board by identifying and recommending individuals qualified to become members of the Board, reviewing correspondence from our stockholders and establishing and overseeing our corporate governance guidelines. Specific responsibilities include the following:

      o evaluating the composition, size and governance of our Board and its committees and make recommendations regarding future planning and the appointment of directors to our committees;

      o establishing a policy for considering shareholder nominees to our Board;

      o reviewing our corporate governance principles and making recommendations to the Board regarding possible changes; and

      o reviewing and monitoring compliance without code of ethics and insider trading policy.


      Following this offering, the members of the Corporate Governance and Nominating Committee will be Messrs. Kassar and ____ and Ms. Pensiero.


      As of the date of this prospectus, we have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer and other persons performing similar functions, as well as all of our other employees and directors. This Code of Ethics will be posted on our website at www.vaughanfoods.com.

COMPENSATION OF DIRECTORS

EXECUTIVE COMPENSATION

      SUMMARY COMPENSATION. The following table sets forth information regarding compensation awarded to, earned by, or paid to our chief executive officer and our other most highly compensated executive officers whose compensation exceeded $100,000 in 2005 for all services rendered to us in all capacities during the last three completed fiscal years.

                          SUMMARY COMPENSATION TABLE(1)

                                                                            LONG-TERM COMPENSATION
                                                                            ----------------------
NAME AND                                                        OTHER              SECURITIES
PRINCIPAL POSITION             YEAR     SALARY     BONUS     COMPENSATION     UNDERLYING OPTIONS
------------------             ----   ---------   --------   ------------   ----------------------
Mark E. Vaughan,               2005   $ 210,082   $     --      $  --               $  --
President and Chief            2004     184,835         --         --                  --
Executive Officer              2003     149,495         --         --                  --

Herb Grimes,                   2005     236,232     98,851         --                  --
Managing Partner               2004     158,939     90,978         --                  --
Allison's Gourmet Kitchens     2003      82,363         --         --                  --

Vernon Brandt Jr.,             2005     140,672         --         --                  --
Vice President of Operations   2004     151,600         --         --                  --
                               2003     148,135         --         --                  --
                                                        --         --                  --

Roger Clanton,                 2005     101,586         --         --                  --
Vice President of Sales        2004      97,959         --         --                  --
                               2003      94,624         --         --                  --

----------
(1) The table includes, in the amounts shown for Herb Grimes, compensatory payments consisting of management fees paid by Allison's to Braxton Management, Inc., the general partner of Allison's. Mr. Grimes is President of Braxton Management, Inc. The table does not include distributions to the limited partners of Allison's in respect of their partnership interests.

DIRECTOR COMPENSATION

      Compensation of our directors will be determined after all director nominees have assumed their positions on the Board.

EQUITY INCENTIVE PLAN

      In August 2006, our stockholders approved and ratified a Vaughan Foods, Inc. Equity Incentive Plan, or the "Plan," the purpose of which is to attract and retain the personnel necessary for our success. The Equity Incentive Plan gives our board of directors the ability to provide incentives through grants of incentive and non-qualified stock options to our employees, consultants and directors.

      A total of 1,000,000 shares of our common stock are reserved for issuance under the plan. If an award expires or terminates unexercised or is forfeited to us, the shares underlying the option award become available for further awards under the plan. As of the date of this prospectus, no awards have been made under the Plan.


      The purpose of the Plan is to provide incentives to employees, directors and consultants whose performance will contribute to our long-term success and growth, to strengthen Vaughan's ability to attract and retain employees, directors and consultants of high competence, to increase the identity of interests of such people with those of its stockholders and to help build loyalty to Vaughan through recognition and the opportunity for stock ownership. The Compensation Committee of the Board will administer the Plan and, except as otherwise provided in the Plan, will have complete authority and discretion to determine the terms of awards.

      The following description of the Plan is a summary and is qualified in its entirety by reference to the Plan.

ELIGIBILITY

      Under the Plan, incentive stock options may be granted only to employees and non-qualified stock options may be granted to employees, directors and consultants.

TERM AND AMENDMENT OF THE PLAN

      Unless terminated earlier, the Plan and will expire in 2016. Our board may also amend the Plan, provided that no amendment will be effective without approval of our stockholders if shareholder approval is required to satisfy any applicable statutory or regulatory requirements.

TERMS OF OPTIONS


      The Plan permits the granting of both incentive stock options and nonqualified stock options. Generally, the option price of both incentive stock options and non-qualified stock options must be at least equal to 100% of the fair market value of the shares on the date of grant. The option price of a non-qualified stock option must be not less than 85% of the fair market value of the shares on the date of grant. The maximum term of each option is ten years. For any participant who owns shares possessing more than 10% of the voting rights of Vaughan's outstanding shares of Common Stock, the exercise price of any incentive stock option must be at least equal to 110% of the fair market value of the shares subject to such option on the date of grant and the term of the option may not be longer than five years. Options become exercisable at such time or times as the Compensation Committee may determine at the time it grants options.


FEDERAL INCOME TAX CONSEQUENCES

      NON-QUALIFIED STOCK OPTIONS. The grant of non-qualified stock options will have no immediate tax consequences to the Company or the grantee. The exercise of a non-qualified stock option will require an employee to include in his gross income the amount by which the fair market value of the acquired shares on the exercise date (or the date on which any substantial risk of forfeiture lapses) exceeds the option price. Upon a subsequent sale or taxable exchange of the shares acquired upon exercise of a non-qualified stock option, an employee will recognize long or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares. Vaughan will be entitled (provided applicable withholding requirements are met) to a deduction for Federal income tax purposes at the same time and in the same amount as the employee is in receipt of income in connection with the exercise of a non-qualified stock option.

      INCENTIVE STOCK OPTIONS. The grant of an incentive stock option will have no immediate tax consequences to Vaughan or its employee. If the employee exercises an incentive stock option and does not dispose of the acquired shares within two years after the grant of the incentive stock option nor within one year after the date of the transfer of such shares to him (a "disqualifying disposition"), he will realize no compensation income and any gain or loss that he realizes on a subsequent disposition of such shares will be treated as a long-term capital gain or loss. For purposes of calculating the employee's alternative minimum taxable income, however, the option will be taxed as if it were a non-qualified stock option.

PENSION PLANS

      We do not maintain any defined benefit pension or retirement plans for our executive officers, directors or employees.

LIMITATIONS OF DIRECTORS' LIABILITY AND INDEMNIFICATION

      Our certificate of incorporation provides that a director will not be personally liable to us or to our stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. This provision does not eliminate or limit the liability of a director:

      o for any breach of the director's duty of loyalty to the corporation or its stockholders

      o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

      o     under Section 1053 of the Oklahoma General Corporation Act

      o for any transaction from which the director derived an improper personal benefit

      Our certificate of incorporation also provides that we indemnify and hold harmless each of our directors and officers to the fullest extent authorized by the Oklahoma General Corporation Act, against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to our certificate of incorporation, Bylaws and the Delaware General Corporation Law, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


      Immediately prior to the closing of this offering, pursuant to agreements dated May and June 2006, we will acquire from Mark Vaughan and Vernon J. Brandt, Jr., for a nominal consideration, 60% of the limited partnership interest in Allison's Gourmet Kitchens, a limited liability partnership, and also acquire from Herbert Grimes and Stan Gustas the remaining 40% of the limited partnership interests and the general partnership interest in Allison's Gourmet Kitchens for $2,500,000. Mr. Grimes, through an affiliate, owns 87.5% of such minority interests and will be paid $2,187,500 of the net proceeds of this offering. Mr. Gustas owns the remaining 12.5% and will be paid $312,500 from such net proceeds. See "Risk Factors" starting on page 9.

      Starting in 2004, Mark Vaughan borrowed a total of approximately $82,000 from us in the form of salary advances. He repaid these advances in full in April 2005. No interest was charged on these salary advances. These terms were less favorable to us than those generally available from unaffiliated third parties. At the time we made this loan, we lacked sufficient independent directors to ratify the transaction at the time it was initiated. In the future, we will not make or enter into any material transactions or loans with officers, directors or beneficial owners of 5% or more of our common stock unless they are on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties. All material transactions and loans with affiliates, and any forgiveness of loans, will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or separate independent legal counsel.

      The acquisition of the limited liability partnership interests in Allison's were on terms at least as favorable to Vaughan as could have been obtained through arms length negotiations with unaffiliated third parties. We have adopted a policy that, in the future, the Audit Committee must review all transactions with any officer, director or 5% stockholder.

                             PRINCIPAL STOCKHOLDERS


      The following table sets forth information regarding the beneficial ownership of our common shares as of November 30, 2006:


      o each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

      o     each of our directors and director nominees;

      o each executive officer named in the Summary Compensation Table above; and

      o     all of our directors and executive officers as a group.

      The following table takes into account:


      o The increase in our authorized capitalization to 50,000,000 shares of Common Stock, par value $.001 per share and 5,000,000 shares of Preferred Stock, par value $.001 per share.

      o     A stock dividend of 3,471.2225 shares for each share of common stock

      o The issuance of 125,000 shares, 125,000 Class A warrants and 125,000 Class B warrants included in the units that we will issue to holders of the Secured Notes on the date of this prospectus (based on an assumed initial public offering price of $9.00 per unit).


      It does not take into account any shares of common stock sold as a result of the exercise of the over-allotment option granted to the representative. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all of the shares owned by them. The individual stockholders have furnished all information concerning their respective beneficial ownership to us.


                                                                        PERCENT OF SHARES OUTSTANDING
                                                                       -------------------------------
                                                NUMBER OF SHARES           BEFORE THE       AFTER THE
NAME OF BENEFICIAL OWNERS(1)                BENEFICIALLY OWNED(2)(4)      OFFERING(3)      OFFERING(3)
-----------------------------------------   ------------------------   -----------------   -----------
Mark E. Vaughan .........................          1,184,028                 42.65            20.84
Vernon J. Brandt ........................            298,611                 10.75             5.26
Stan L. Gustas ..........................            111,111                  4.00             1.96
Herbert Grimes ..........................          1,184,028                 42.65            20.84
All directors and executive officers
as a group (4 persons) ..................          2,777,778                  100%           48.90%

----------
(1) Unless indicated otherwise, all addresses are Vaughan Foods, Inc., 216 Northeast 12th Street, Moore, Oklahoma 73160.


(2) According to the rules and regulations of the Securities and Exchange Commission, shares that a person has a right to acquire within 60 days of the date of this prospectus are deemed to be outstanding for the purpose of computing the percentage ownership of that person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.


(3) Based on 2,777,778 shares issued and outstanding immediately before this offering and 5,680,556 shares issued and outstanding immediately after this offering.

(4) The original price paid per share when the shares were first issued to Mark Vaughan and Vernon J. Brandt was $0.15.

                            DESCRIPTION OF SECURITIES


      As of the date of this prospectus, our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share. After this offering, we will have 5,680,556 shares of common stock issued and outstanding and 10,800,000 shares if the over-allotment option is exercised in full. At the time this offering is effective, we will have 2,902,778 shares of common stock outstanding held of record by approximately 22 stockholders after taking into account 125,000 shares of common stock included in the units that we will issue to the holders of the Secured Notes. The following materially complete description summarizes the most important terms of our capital stock.


UNITS

      Each unit consists of one share of common stock, one Class A warrant and one Class B warrant. Each Class A and Class B warrant entitles the holder thereof to purchase one share of common stock. Initially, only the units will trade. The common stock and the warrants included in the units will not trade separately until the 30th calendar day following the date of this prospectus or the first trading day thereafter if the 30th day is a weekend or holiday. Once separate trading in the common stock and warrants commences, the units will cease trading and they will be delisted.

      At closing, we will deliver only unit certificates. An investor may request physical delivery of the certificate and may immediately request that the unit certificate be exchanged for stock and unit warrant certificates. If the investor does so before the stock and unit warrants trade separately, trades based on the stock and unit warrant certificates will not clear until trading in those securities commences.

COMMON STOCK

      Subject to the rights specifically granted to holders of any shares of our Preferred Stock we may issue in the future, holders of our Common Stock are entitled to vote together as a class on all matters submitted to a vote of our stockholders and are entitled to any dividends that may be declared by our Board of Directors. Holders of our Common Stock do not have cumulative voting rights. Upon our dissolution, liquidation or winding up, holders of our Common Stock are entitled to share ratably in our net assets after payment or provision for all liabilities and any preferential liquidation rights of any shares of our Preferred Stock we may issue in the future. Holders of our Common Stock have no preemptive rights to purchase shares of our Common Stock. The issued and outstanding shares of our Common Stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our Common Stock are, and the shares of our Common Stock to be issued in this offering or upon exercise of the Warrants included herein will be, upon payment of the relevant purchase or exercise price, fully paid and non-assessable. The rights, preferences and privileges of holders of our Common Stock will be subject to those of the holders of any shares of our Preferred Stock we may issue in the future.

CLASS A WARRANTS


      GENERAL. Immediately after this offering, there will be 2,902,778 Class A warrants issued and outstanding of which 2,777,778 are included in the units sold in this offering and 125,000 are included in the units that we will issue to the holders of the Secured Notes on the date of this prospectus (assuming an initial public offering price of $9.00 per unit). The Class A warrants issued in this offering may be exercised at any time beginning 30 days after the date of this prospectus and ending on the fifth anniversary of the date of this prospectus. Each Class A warrant entitles the holder to purchase one share of
common stock at an exercise price of $[     ] per share (150% of the unit
offering price). This exercise price will be adjusted if specific events, summarized below, occur. A holder of Class A warrants will not be deemed a holder of the underlying stock for any purpose until the Class A warrant is exercised.


      REDEMPTION. At any time after they separate from the units we will have the right to redeem the Class A. warrants at a price of $0.25 per warrant, after providing 30 days' prior written notice to the warrant-holders, at any time after the closing price for our common stock, as reported on the principal market on which our stock trades, was at or above 200% of the unit offering price for any five consecutive days. We will send a written notice of redemption by first class mail to holders of the Class A warrants at their last known addresses appearing on the registration records maintained by the warrant agent. No other form of notice or publication or otherwise will be required. If we call the Class A warrants for redemption, the holders of the Class A warrants will then have to decide whether to sell the Class A warrants, exercise them before the close of business on the business day preceding the specified redemption date or hold them for redemption. If the Class A warrants are not covered by a current registration statement or are not qualified for sale under the laws of the state in which holders reside, warrantholders may not be able to exercise them.

      EXERCISE. The holders of the Class A warrants may exercise them only if an appropriate registration statement is then in effect and if the common stock issuable upon their exercise are qualified for sale under the securities laws of the state in which the holder resides. To exercise a Class A warrant, the holder must deliver to our warrant agent the Class A warrant certificate on or before the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of Class A warrants being exercised. Fractional shares of common stock will not be issued upon exercise of the Class A warrants.


      In order for you to exercise the warrants, the shares of common stock underlying them must be covered by an effective registration statement and, if the issuance of shares is not exempt under state securities laws, must be properly registered with state securities regulators. At present, we plan to have a registration statement current when the warrants are redeemed and, to the extent that the underlying shares do not qualify for one or more exemptions under state securities laws, we intend to use our best efforts to register the shares with the relevant authorities. However, we cannot provide absolute assurances that state exemptions will be available, the state authorities will permit us to register the underlying shares, or that an effective registration statement will be in place at the relevant time(s). These factors may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.

      If at the warrant expiration date the warrants are not exercisable because of the failure of Vaughan to maintain an effective registration statement, the expiration date shall be extended to a date that is 30 calendar days following notice to the holders of the warrants that the warrants are again exercisable. Under no circumstances may the Company be required effect a cash settlement of the warrants.


      ADJUSTMENTS OF EXERCISE PRICE. The exercise price of the Class A warrants will be adjusted if we declare any stock dividend to stockholders or effect any split or share combination with regard to our common stock. If we effect any stock split or stock combination with regard to our common stock, the exercise price in effect immediately before the stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment of the exercise price will also result in an adjustment of the number of shares underlying a Class A warrant or, if we elect, an adjustment of the number of Class A warrants outstanding.

CLASS B WARRANTS


      Immediately after this offering, there will be 2,902,778 Class B warrants issued and outstanding including 2,777,778 Class B warrants included in the units sold in this offering and 125,000 Class B warrants included in the units that we will issue to the holders of the Unsecured Notes on the date of this prospectus (assuming an initial public offering price of $9.00 per unit). The Class B warrants are identical to the Class A warrants except for the following:


      o     the Class B warrants have an exercise price of $[     ] per share
            (200% of the unit offering price); and

      o the Class B warrants may only be redeemed after our gross revenue for any previous 12 month period, as confirmed by an independent audit, equals or exceeds $100 million.

PREFERRED STOCK

      Our authorized capital includes 5,000,000 shares of undesignated preferred stock, par value $0.001 per share.

      Under our Certificate of Incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time up to 5,000,000 shares of preferred stock in one or more series. The board of directors may fix the number of shares, designations, preferences, powers and other special rights of each series of the preferred stock. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock, affect adversely the rights and powers, including voting rights, of the holders of common stock, or have the effect of delaying, deferring or preventing a change in control in Vaughan. The rights and preferences may include, but are not limited to:

      o     the title of the preferred stock;

      o     the maximum number of shares of the series;

      o the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

      o     any liquidation preference;

      o     any redemption provisions;

      o any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;

      o any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity;

      o     any voting rights; and

      o any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.


      In some cases, the issuance of preferred stock could delay or discourage a change in control of us. Any shares of preferred stock we issue will be fully paid and nonassessable. We do not have any outstanding shares of preferred stock at the date of this Prospectus.

      Any future issuance of preferred stock will be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our or independent legal counsel.


AUTHORIZED BUT UNISSUED SHARES

      The authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common or preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

      The Oklahoma General Corporation Act provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's articles of incorporation, unless the corporation's articles of incorporation, requires a greater percentage. Our articles of incorporation do not impose any supermajority vote requirements.

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

      The transfer agent and registrar for our common stock and the warrant agent for the Class A and Class B warrants will be Continental Stock Transfer & Trust Company, located in New York, New York.

ANTI-TAKEOVER PROVISIONS UNDER OKLAHOMA LAW

      OKLAHOMA BUSINESS COMBINATION STATUTE

      Under the terms of our amended certificate of incorporation, we have not opted out of Section 1090.3 of the Oklahoma General Corporation Act, Oklahoma's anti-takeover law. In general this section prevents an "interested shareholder" from engaging in a "business combination" with us for three years following the date the person became an interested shareholder, unless:

      o prior to the date the person became an interested shareholder, our board of directors approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;

      o upon consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owns stock having at least 85% of all voting power at the time the transaction commenced, excluding stock held by our directors who are also officers and stock held by certain employee stock plans; or

      o on or subsequent to the date of the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at a meeting of shareholders by the affirmative vote of the holders of two-thirds of all voting power not attributable to shares owned by the interested shareholder.

      An "interested shareholder" is defined, generally, as any person that owns stock having 15% or more of all of our voting power, any person that is an affiliate or associate of us and owned stock having 15% or more of all of our voting power at any time within the three-year period prior to the time of determination of interested shareholder status, and any affiliate or associate of such person.

      A "business combination" includes:

      o any merger or consolidation involving us and an interested shareholder;

      o any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder of 10% or more of our assets;

      o subject to certain exceptions, any transaction that results in the issuance or transfer by us of any of our stock to an interested shareholder;

      o any transaction involving us that has the effect of increasing the proportionate share of the stock of any class or series or voting power owned by the interested shareholder;

      o the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through us; or

      o     any share acquisition by the interested shareholder pursuant to
            Section 1090.1 of the OGCA.

      Because we have not opted out of the Oklahoma anti-takeover law, no interested shareholder could pursue a business combination transaction that is not approved by our board of directors.

      OKLAHOMA CONTROL SHARE STATUTE

      Under the terms of our amended certificate of incorporation, we have not opted out of Sections 1145 through 1155 of the Oklahoma General Corporation Act, Oklahoma's control share acquisition statute. In general, Section 1145 of the Oklahoma General Corporation Act defines "control shares" as our issued and outstanding shares that, in the absence of the Oklahoma control share statute, would have voting power, when added to all of our other shares that are owned, directly or beneficially, by an acquiring person or over which the acquiring person has the ability to exercise voting power, that would entitle the acquiring person, immediately after the acquisition of the shares to exercise, or direct the exercise of, such voting power in the election of directors within any of the following ranges of voting power:

      o one-fifth (1/5) or more but less than one-third (1/3) of all voting power;

      o one-third (1/3) or more but less than a majority of all voting power; or

      o     a majority of all voting power.

      A "control share acquisition" means the acquisition by any person of ownership of, or the power to direct the exercise of voting power with respect to, "control shares." After a control share acquisition occurs, the acquiring person is subject to limitations on the ability to vote such control shares. Specifically, Section 1149 of Oklahoma General Corporation Act provides that under most control share acquisition scenarios, "the voting power of control shares having voting power of one-fifth (1/5) or more of all voting power is reduced to zero unless the shareholders of the issuing public corporation approve a resolution . . . according the shares the same voting rights as they had before they became control shares." Section 1153 of Oklahoma General Corporation Act provides the procedures for obtaining shareholder consent of a resolution of an "acquiring person" to determine the voting rights to be accorded the shares acquired or to be acquired in the control share acquisition.


      Because we have not opted out of the Oklahoma control share statute, any shareholder holding control shares will be limited in his or her right to vote his or her shares in the election of directors.

      See "Risk Factors" starting on p. 9.


LISTING


      We have applied to list the units, common stock, Class A warrants and Class B warrants on the Nasdaq Capital Market under the symbols "FOODU", "FOOD", "FOODW" and "FOODZ", respectively, and on the Boston Stock Exchange under the
symbols "[     ]", "[     ]", "[     ]" and "[     ]", respectively. There is
currently no established public trading market for our common stock.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

PROMISSORY NOTES


      In July 2006 we borrowed $2.0 million from 18 accredited investors in the Secured Financing pursuant to 10% Secured Subordinated Promissory Notes, which we refer to as the "Promissory Notes." The Promissory Notes are repayable on the earlier of June 30, 2007 or the third business day following completion of a public or private financing by Vaughan generating gross proceeds of at least $5 million. The Promissory Notes are secured by a non-recourse pledge of the 60% equity interest in Allison's Gourmet Kitchens, LP currently held by Mark E. Vaughan and Vernon J. Brandt, Jr., both officers and directors of Vaughan. As added consideration for the purchase of the Promissory Notes, the purchasers of $1.5 million of the Promissory Notes will receive that number of equity securities to be issued in this public offering having a value, at the initial public offering price, of 50% of the face value of the Promissory Notes purchased by that investor and the purchasers of the remaining $0.5 million of the face value of the Promissory Notes will receive that number of equity securities to be issued in this public offering having a value, at the initial public offering price, of 75% of the face value of the Promissory Notes purchased by that investor. If we have not completed the required public or private financing by June 30, 2007, but we have repaid the Promissory Notes, the investors will receive an aggregate of 281,250 shares of our common stock. If we have not repaid the Promissory Notes by that time, the investors will receive an aggregate of 500,000 shares of our common stock. Vaughan has agreed to file a registration statement for the resale of the equity securities to be issued to these investors within 60 days following the effective date of this registration statement and will be subject to a late fee of 2% of the original investment amount per month if that registration statement is not filed within the 60-day period or if the resale registration statement has not been declared effective within 60 days after it has been filed (90 days if the financial information in the resale registration statement must be updated) or if after the registration statement has been declared effective it cannot be used in connection with the sale of the covered securities; provided, however, that the amount of the late fee payable to each investor, shall not exceed 10% of the original principal amount of the note purchased by that investor. The investors in the Promissory Notes have agreed to execute a lockup agreement containing the same terms and conditions as those to which Vaughan's officers, directors and 5% stockholders are subject. In connection with the Promissory Notes, Vaughan agreed to pay Paulson Investment Company a fee of 8% of the gross proceeds and to reimburse Paulson Investment Company for expenses incurred by it in connection with the Secured Financing up to a maximum of $10,000.


      BRIDGE LOAN

      Commencing in September 2006 Vaughan borrowed an aggregate of $1.0 million from Paulson Investment Company, pursuant to a non-secured promissory note bearing interest at 10% per annum and payable on the earlier of the first anniversary of the issue date of the note or the consummation of this offering.

      VAUGHAN'S LINE OF CREDIT


      At September 30, 2006, Vaughan had a $4.0 million secured bank line of credit, due on October 31, 2006, at an interest rate of Wall Street Journal prime plus 0.75%, with an initial rate of 6.75% . The line of credit was secured by accounts receivable, inventory and general intangibles. At September 30, 2006, short-term borrowings under this line of credit were $2,726,578 and Vaughan had $1,273,422 available under this line of credit. Vaughan had a line of credit balance at December 31, 2005 of $2,314,294. The line of credit contains certain financial covenants which replicate those covenants of the Cleveland County Industrial Authority bond issue, some of which Vaughan was not in compliance. Vaughan has not obtained a waiver of the financial covenants. See note 8 of the Vaughan Foods, Inc. financial statements.

      In December 2006, we reached an informal agreement with the lender, subject to approval of our credit and the execution of a formal note extension agreement, to extend the line until April 30, 2007. Under the terms of the proposed extension, the maximum amount that could be borrowed under the line would be fixed at $2,726,578 and a new financial covenant would be added providing that if subsequent monthly collateral valuations are less than the value of the collateral at November 30, 2006, we would immediately be deemed to be in default without any available grace period to cure such default. See "Risk Factors" beginning on page 9, and Notes 7 and 11 to the Vaughan Foods, Inc. financial statements.


      ALLISON'S LINE OF CREDIT


      Allison's has a $1.0 million secured bank line of credit, initiated on March 3, 2006, at an interest rate of Wall Street Journal prime plus 0.50%, with an initial rate of 8.00% . Interest is payable on a monthly basis. The line of credit was secured by all of Allison's assets, including accounts receivable, inventory and equipment and personal guaranties of all of the partners. At September 30, 2006, short-term borrowings under this line of credit were $0. The bank line of credit agreement was subject to certain covenants for which Allison's was in compliance with or has obtained a waiver as of September 30, 2006. At December 31, 2004 and 2005, short-term borrowings on previous lines of credit were $0. See note 5 of the financial statements of Allison's.

      WILD ABOUT FOOD LINE OF CREDIT


      Wild About Food - Oklahoma has a $600,000 secured bank line of credit, initiated on June 7, 2006 at an interest rate of Wall Street Journal prime plus 1.00% . At September 30, 2006, short-term borrowings under this line of credit were $373,995. Wild About Food was in compliance with all covenants. See note 5 of the financial statements of Allison's.


      EQUIPMENT LOAN

      In addition to the line of credit, Allison's secured a loan for equipment purchases in the amount of $2.4 million with the same interest rate. The maturity date of this loan is March 3, 2011. The proceeds of the equipment loan are to pay off existing debt related to previous equipment purchases and to purchase new equipment, of which some down payments have been made as of June 30, 2006.

                         SHARES ELIGIBLE FOR FUTURE SALE

THIS OFFERING


      After this offering is completed we expect to have 5,680,556 shares of common stock outstanding. This number assumes no exercise of the representative's over-allotment option, the Class A warrants, the Class B warrants or the representative's warrants. We expect to have 6,097,223 shares of common stock outstanding if the representative's over-allotment is exercised in full. Of these shares, the 2,777,778 shares of common stock issued as part of the units sold in this offering (3,194,445 shares if the representative's over-allotment is exercised in full) will be freely tradeable without restrictions or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act. The 2,777,778 shares of common stock underlying the Class A warrants and the 2,777,778 shares of common stock underlying the Class B warrants issued as part of the units sold in this offering (3,194,445 shares of common stock in the case of the Class A warrants and 3,194,445 shares of common stock in the case of the Class B warrants if the representative's over-allotment is exercised in full) will also be freely tradeable after exercise of the warrants, except for shares held by our affiliates.


OUTSTANDING RESTRICTED STOCK


      The remaining 2,902,778 outstanding shares of common stock will be restricted securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. The holders of these shares have agreed not to sell or otherwise dispose of any of their shares of common stock for a period of one year after completion of this offering, without the prior written consent of Paulson Investment Company, Inc., the representative of the underwriters, subject to certain limited exceptions. After the expiration of the lock-up period, or earlier with the prior written consent of the representative, all of the outstanding restricted shares may be sold in the public market pursuant to Rule 144.

      Without taking into account the lock-up agreements, 1,472,223 shares of common stock would be eligible for sale under Rule 144 90 days after completion of the offering. The balance of the restricted shares would be eligible for sale under Rule 144 on November 30, 2007.


      In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed a specified maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the sale. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

REGISTRATION RIGHTS


      We have agreed to register for resale a total of approximately (a) 125,000 shares of common stock, (b) 125,000 Class A warrants, (c) 125,000 class B warrants that we will issue to holders of the Secured Notes on the date of this prospectus, as well as the 250,000 shares of common stock underlying those warrants (based on an assumed initial public offering price of $9.00 per unit) and to file a resale registration statement within 60 days after the date of this prospectus. We will be subject to a late fee of 2% of the original investment amount per month if that registration statement is not filed within the 60-day period or if the resale registration statement has not been declared effective within 60 days after it has been filed (90 days if the financial information in the resale registration statement must be updated) or if after the registration statement has been declared effective it cannot be used in connection with the sale of the covered securities; provided, however, that the amount of the late fee payable to each investor, shall not exceed 10% of the original principal amount of the note purchase by that investor.


                                  UNDERWRITING

      Paulson Investment Company, Inc. is acting as the representative of the underwriters named below. We have entered into an underwriting agreement with these underwriters regarding the units being offered under this prospectus. In connection with this offering and subject to certain conditions, each of these underwriters has severally agreed to purchase, and we have agreed to sell, the number of units set forth opposite the name of the underwriter.

                                                       NUMBER OF
UNDERWRITER                                              UNITS
-----------                                            ---------

      The underwriting agreement provides that the underwriters are obligated to purchase all of the units offered by this prospectus, other than those covered by the over-allotment option, if any units are purchased. The underwriting agreement also provides that the underwriters' obligations to pay for and accept delivery of the units is subject to the approval of certain legal matters by counsel and other conditions, including, among other things, the requirements that no stop order suspending the effectiveness of the registration statement be in effect and that no proceedings for this purpose have been instituted or threatened by the Securities and Exchange Commission, which we refer to as the "SEC."

      The representative has advised us that the underwriters propose to offer our units to the public initially at the offering price set forth on the cover page of this prospectus and to selected dealers at that price less a concession of not more than $ per unit. The underwriters and selected dealers may reallow a
concession to other dealers, including the [   ], of not more than $ per unit.
After the public offering of the units is complete, the offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.

      The underwriters have informed us that they do not expect to confirm sales of our units offered by this prospectus on a discretionary basis.

      OVER-ALLOTMENT OPTION. Pursuant to the underwriting agreement, we have granted the representative an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 750,000 units on the same terms as the other units being purchased by the underwriters from us. The representative may exercise the option solely to cover over-allotments, if any, in the sale of the units that the underwriters have agreed to purchase. If the over-allotment option is exercised in full, the total public offering price,
underwriting discount and proceeds to us before offering expenses will be $   ,
$   , $    , respectively.

      STABILIZATION AND OTHER TRANSACTIONS. The rules of the SEC generally prohibit the underwriters from trading in our securities on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

      o Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

      o Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

      o Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

      o A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the common stock originally sold by the underwriter were later repurchased by the managing underwriter and therefore was not effectively sold to the public by such underwriter.

      If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the Nasdaq Capital Market, the Boston Stock Exchange, in the over-the-counter market or otherwise.

      INDEMNIFICATION. The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

      UNDERWRITERS' COMPENSATION. We have agreed to sell the units to the underwriters at the initial offering price of $ per unit, which represents the initial public offering price of the units set forth on the cover page of this prospectus less an 8% underwriting discount. The underwriting agreement also provides that the representative will be paid a nonaccountable expense allowance equal to 2.0% of the gross proceeds from the sale of the units offered by this prospectus, excluding any units purchased on exercise of the over-allotment option.


      On completion of this offering, we will issue to the representative of the underwriters warrants to purchase up to 277,778 units, for a price per unit of
$   , which is equal to 120% of the initial offering price of the units. The representative's warrants will be exercisable for units at any time beginning 180 days after the effective date of this offering, and will expire on the fifth anniversary of the effective date. Neither the representative's warrants nor the underlying securities may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering, except to any member participating in the offering and the officers or partners thereof, and only if all securities so transferred remain subject to the 180-day lock-up restriction for the remainder of the lock-up period. If we cannot honor the exercise of representative's warrants and the securities underlying the warrants are listed on a securities exchange or if there are three independent market makers for the underlying securities, we may, but are not required to, settle the representative's warrants for a price equal to the difference between the closing price of the underlying securities and the exercise price of the warrants. Because we are not required to settle the representative's warrants by payment of cash, it is possible that the representative's warrants will never be settled in shares or payment of cash.


      The holder of these warrants will have, in that capacity, no voting, dividend or other shareholder rights. Any profit realized on the sale of the units issuable upon exercise of these warrants may be deemed to be additional underwriting compensation. The securities underlying these warrants are being registered pursuant to the registration statement of which this prospectus is a part. During the term of these warrants, the holder thereof is given the opportunity to profit from a rise in the market price of our common stock, our Class A warrants and our Class B warrants. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time at which these warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

      The following table summarizes the underwriting discount and non-accountable expense allowance we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

                                                        TOTAL
                                     ------------------------------------------
                                                   WITHOUT            WITH
                                     PER UNIT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                     --------   --------------   --------------
      Underwriting discount ......

      Non-accountable expense
         allowance ...............


      LOCK-UP AGREEMENTS. All our officers and directors and all of our pre-offering stockholders have agreed that, for a period of one year from the date this registration statement becomes effective, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the representative. The representative may consent to an early release from the lock-up periods if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of an officer, director or other stockholders' financial emergency. We are unaware of any officer, director or current shareholder who intends to ask for consent to dispose of any of our equity securities during the lock-up period. We have been advised by the underwriter that it has no present intention and there are no agreements or understandings, explicit or tacit, relating to the early release of the locked-up shares.


      DETERMINATION OF OFFERING PRICE. The public offering price of the units offered by this prospectus and the exercise price and other terms of the Class A warrants and Class B warrants were determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the units and the exercise price of the warrants were:

      o     our history and our prospects;

      o     the industry in which we operate;

      o     the status and development prospects for our proposed services;

      o     our past and present operating results;

      o     the previous experience of our executive officers; and

      o the general condition of the securities markets at the time of this offering.

      The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the units, or the common stock and warrants contained in the units, can be resold at or above the initial public offering price.

                                  LEGAL MATTERS

      The validity of the common shares offered by this prospectus will be passed upon for us by Morse, Zelnick, Rose & Lander LLP, New York, New York. Stoel Rives LLP will pass upon certain matters for the underwriters named in this prospectus in connection with this offering.

                                    EXPERTS

      Cole and Reed, P.C., an independent registered public accounting firm, has audited the consolidated financial statements of Vaughan and of Allison's as of and for the years ended December 31, 2003, 2004 and 2005 as set forth in their reports. We have included these financial statements in this prospectus, and in the registration statement, of which this prospectus is a part, in reliance on Cole and Reed, P.C.'s reports, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      In connection with the units offered by this prospectus, we have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission. This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits. For further information with respect to our units, shares and warrants, and us you should refer to the registration statement and the accompanying exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to. You may inspect a copy of the registration statement and the accompanying exhibits without charge at the Securities and Exchange Commission's public reference facilities, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and at its regional offices located at 3 World Financial Center, Room 4300, New York, New York 10281, and you may obtain copies of all or any part of the registration statement from those offices for a fee. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically. The address of the site is HTTP://WWW.SEC.GOV.

      We intend to furnish our stockholders with annual reports containing financial statements audited by an independent registered public accounting firm.

      YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON SHARES MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY OUR COMMON SHARES IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                          INDEX TO FINANCIAL STATEMENTS


VAUGHAN FOODS, INC.
CONSOLIDATED FINANCIAL STATEMENTS

   Report of Independent Registered Public Accounting Firm ...............................................      F-1

   Consolidated Balance Sheets at December 31, 2004 and 2005 and September 30, 2006 ......................      F-2

   Consolidated Statement of Operations for the years ended December 31, 2003, 2004 and 2005
     and for the nine month periods ended September 30, 2005 and 2006 ....................................      F-3

   Consolidated Statements of Stockholders' Equity for the years ended December 31, 2003, 2004
     and 2005 and for the nine month periods ended September 30, 2005 and 2006 ...........................      F-4

   Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2004 and 2005
     and for the nine month periods ended September 30, 2005 and 2006 ....................................      F-5

   Notes to Consolidated Financial Statements ............................................................   F-6-18

ALLISON'S GOURMET KITCHENS, LIMITED PARTNERSHIP
FINANCIAL STATEMENTS

   Report of Independent Registered Public Accounting Firm ...............................................     F-19

   Balance Sheets at December 31, 2004 and 2005 and September 30, 2006 ...................................     F-20

   Statement of Operations for the years ended December 31, 2003, 2004 and 2005 and for
     the nine month periods ended September 30, 2005 and 2006 ............................................     F-21

   Statement of Partners' Equity for the years ended December 31, 2003, 2004 and 2005 and for
     the nine month periods ended September 30, 2005 and 2006 ............................................     F-22

   Statements of Cash Flows for the years ended December 31, 2003, 2004 and 2005 and for
     the nine month periods ended September 30, 2005 and 2006 ............................................     F-23

   Notes to Financial Statements .........................................................................     F-24

PRO FORMA COMBINED FINANCIAL STATEMENTS

   Balance Sheets at December 31, 2005 and June 30, 2006 .................................................     F-31

   Statements of Operations for the year ended December 31, 2005 and the six month period
     ended June 30, 2006 .................................................................................     F-32

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Vaughan Foods, Inc.
Moore, Oklahoma

We have audited the accompanying consolidated balance sheets of Vaughan Foods, Inc. as of December 31, 2004 and 2005, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vaughan Foods, Inc. as of December 31, 2004 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Cole & Reed, P.C.

Oklahoma City, Oklahoma
April 19, 2006

                               VAUGHAN FOODS, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                                               DECEMBER 31,   DECEMBER 31,    SEPTEMBER 30,
                                                                                   2004           2005            2006
---------------------------------------------------------------------------------------------------------------------------
                                                                                                               (UNAUDITED)
ASSETS
Current assets:
   Cash and cash equivalents                                                   $    683,206   $     36,163    $     419,144
   Accounts receivable, net of allowance for doubtful accounts of
      $90,502 at December 31, 2004, $106,682 at December 31, 2005
      and $42,867 at September 30, 2006                                           2,923,364      3,164,644        3,827,801
   Accounts receivable, related party                                               144,748        335,666          171,114
   Current portion of note receivable                                                25,000             --               --
   Due from stockholders                                                             65,927             --               --
   Inventories                                                                      687,430        725,578          742,357
   Prepaid expenses and other assets                                                 99,076         39,472           18,446
   Income taxes receivable                                                           28,228         28,228           28,228
   Deferred tax assets                                                               34,952         40,539           19,522
   Bridge loan asset, net of amortization                                                --             --          843,750
                                                                               ------------   ------------    -------------
         TOTAL CURRENT ASSETS                                                     4,691,931      4,370,290        6,070,362
                                                                               ------------   ------------    -------------
Restricted assets:
   Cash                                                                           3,965,204         80,471              267
   Investments                                                                           --      1,950,580          901,292
   Certificate of deposit                                                                --        256,000          256,000
                                                                               ------------   ------------    -------------
         TOTAL RESTRICTED ASSETS                                                  3,965,204      2,287,051        1,157,559
                                                                               ------------   ------------    -------------
Property and equipment, net                                                       9,253,007      9,836,262       12,543,036
                                                                               ------------   ------------    -------------
Other assets:
   Assets held for sale                                                              40,000         40,000           40,000
   Loan origination fees, net of accumulated amortization                           500,599        436,465          542,029
   Deferred tax assets, noncurrent                                                       --             --          461,951
   Other                                                                             10,685             --               --
   Deferred cost of public offering                                                      --             --          269,115
                                                                               ------------   ------------    -------------
         TOTAL OTHER ASSETS                                                         551,284        476,465        1,313,095
                                                                               ------------   ------------    -------------
TOTAL                                                                          $ 18,461,426   $ 16,970,068    $  21,084,052
                                                                               ============   ============    =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                            $  3,470,680   $  2,692,648    $   4,602,284
   Disbursements in transit                                                              --             --           19,673
   Line of credit                                                                 1,771,743      2,314,294        2,726,578
   Short-term borrowings                                                                 --             --        2,250,000
   Bridge note liability                                                                 --             --        1,125,000
   Accrued liabilities                                                              621,720        990,432          913,338
   Current portion of long-term debt                                                386,740        690,308          630,701
   Current portion of capital lease obligation                                      180,015        162,804          165,931
                                                                               ------------   ------------    -------------
         TOTAL CURRENT LIABILITIES                                                6,430,898      6,850,486       12,433,505
                                                                               ------------   ------------    -------------
Long term liabilities:
   Long-term debt, net of current portion                                         9,967,611      8,728,940        8,556,692
   Due to stockholders                                                               10,751             --               --
   Capital lease obligation, net of current portion                                 806,322        649,337          526,158
   Deferred tax liability                                                           289,447        135,367               --
                                                                               ------------   ------------    -------------
         TOTAL LONG-TERM LIABILITIES                                             11,074,131      9,513,644        9,082,850
                                                                               ------------   ------------    -------------
Stockholders' equity (deficiency):
   Common stock, $0.001 par value; authorized 50,000,000 shares;
      5,000,000 shares issued and outstanding (2,777,778) shares issued
      and outstanding at December 31, 2005 and 2004 and September 30, 2006.           2,778          2,778            2,778
   Preferred stock, $0.001 per value; authorized 5,000,000 shares; 0 shares;
      issued and outstanding at December 31, 2005 and 2004 and
      September 30, 2006.                                                                --             --               --
   Paid in Capital                                                                  413,215        413,215          413,215
   Member Capital (deficit)                                                          80,497        (12,839)         (19,837)
   Retained earnings (deficit)                                                      459,907        202,784         (828,459)
                                                                               ------------   ------------    -------------
         TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)                                    956,397        605,938         (432,303)
                                                                               ------------   ------------    -------------
TOTAL                                                                          $ 18,461,426   $ 16,970,068    $  21,084,052
                                                                               ============   ============    =============

The accompanying notes are an integral part of these financial statements.

                               VAUGHAN FOODS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                     NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                               --------------------------------------------    ----------------------------
                                                   2003            2004            2005            2005            2006
---------------------------------------------------------------------------------------------------------------------------
                                                                                                (UNAUDITED)     (UNAUDITED)
Net sales                                      $ 29,369,386    $ 36,133,015    $ 44,730,265    $ 33,643,880    $ 39,276,344
Cost of sales                                    24,966,962      29,903,140      37,976,138      28,231,384      34,841,673
                                               ------------    ------------    ------------    ------------    ------------
Gross profit                                      4,402,424       6,229,875       6,754,127       5,412,496       4,434,671
Selling, general and administrative expenses      3,891,147       5,415,486       6,496,703       4,669,230       5,175,351
                                               ------------    ------------    ------------    ------------    ------------
         OPERATING INCOME                           511,277         814,389         257,424         743,266        (740,680)
   Rent income                                      182,060         196,257         295,593         213,167         252,824
   Interest expense                                (409,020)       (488,618)     (1,041,918)       (764,300)       (823,551)
   Short-term borrowing expenses                         --              --              --              --        (325,325)
   Loss on refinancing                              (69,624)             --              --              --              --
   Other, net                                        24,936          12,256          88,180          40,877          36,211
                                               ------------    ------------    ------------    ------------    ------------
         TOTAL OTHER INCOME AND EXPENSE            (271,648)       (280,105)       (658,145)       (510,256)       (859,841)
                                               ------------    ------------    ------------    ------------    ------------
         EARNINGS (LOSS) BEFORE INCOME TAXES        239,629         534,284        (400,721)        233,010      (1,600,521)
   Income tax (benefit)                              71,199         191,981        (159,667)         60,408        (562,280)
                                               ------------    ------------    ------------    ------------    ------------
   Net income (loss)                           $    168,430    $    342,303    $   (241,054)   $    172,602    $ (1,038,241)
                                               ============    ============    ============    ============    ============
   Weighted average shares outstanding -
      basic and diluted                           2,777,778       2,777,778       2,777,778       2,777,778       2,777,778
   Net income (loss) per share -
      basic and diluted                        $       0.06    $       0.12    $      (0.09)   $       0.06    $      (0.37)
                                               ============    ============    ============    ============    ============

The accompanying notes are an integral part of these financial statements.

                               VAUGHAN FOODS, INC.

          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)

                                                                                                                  TOTAL
                                          COMMON STOCK                             MEMBER        RETAINED     STOCKHOLDER'S
                                 -----------------------------      PAID IN       CAPITAL        EARNINGS         EQUITY
                                 SHARES ISSUED        AMOUNT        CAPITAL      (DEFICIT)      (DEFICIT)      (DEFICIENCY)
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 2003         2,777,778       $     2,778    $   413,215   $    74,543    $    10,128    $     500,664
Net earnings (loss)                       --                --             --        15,450        152,980          168,430
                                   ---------       -----------    -----------   -----------    -----------    -------------
BALANCE AT DECEMBER 31, 2003       2,777,778             2,778        413,215        89,993        163,108          669,094
Net earnings (loss)                       --                --             --        (9,496)       351,799          342,303
Dividends                                 --                --             --            --        (55,000)         (55,000)
                                   ---------       -----------    -----------   -----------    -----------    -------------
BALANCE AT DECEMBER 31, 2004       2,777,778             2,778        413,215        80,497        459,907          956,397
Net earnings (loss)                       --                --             --        16,069       (257,123)        (241,054)
Dividends                                 --                --             --      (109,405)            --         (109,405)
                                   ---------       -----------    -----------   -----------    -----------    -------------
BALANCE AT DECEMBER 31, 2005       2,777,778             2,778        413,215       (12,839)       202,784          605,938
Net earnings (loss) (Unaudited)           --                --             --        (6,998)    (1,031,243)      (1,038,241)
                                   ---------       -----------    -----------   -----------    -----------    -------------
BALANCE AT SEPTEMBER 30, 2006
   (UNAUDITED)                     2,777,778       $     2,778    $   413,215   $   (19,837)   $  (828,459)   $    (432,303)
                                   =========       ===========    ===========   ===========    ===========    =============

The accompanying notes are an integral part of these financial statements.

                               VAUGHAN FOODS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                         NINE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                       -----------------------------------------    --------------------------
                                                           2003           2004           2005           2005           2006
------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (Unaudited)    (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)                                    $   168,430    $   342,303    $  (241,054)   $   172,602    $(1,038,241)
Adjustments to reconcile net earnings (loss)
   to net cash provided by (used in) operating
   activities:
Depreciation and amortization                              446,349        685,841      1,003,563        651,135      1,139,355
Provision for bad debts                                    129,867        244,659         61,363             --             --
Gain on disposal of property and equipment                 (14,062)        (7,552)       (21,323)            --             --
Loss on impairment of property and equipment                    --         63,230             --             --             --
Deferred income taxes                                       71,199        155,210       (159,667)        60,408       (562,280)
Changes in operating assets and liabilities:
Accounts receivable                                       (772,415)      (942,969)      (302,643)      (427,923)      (628,233)
Accounts receivable - Related party                        (79,922)       (64,826)      (190,918)       (73,887)       133,556
Inventories                                                (64,003)       (87,960)       (38,148)       177,443        (30,319)
Prepaid expenses and other assets                         (114,402)        21,111         59,604        142,792         34,566
Income taxes receivable                                         --        (28,228)            --             --             --
Other assets                                                12,245         80,124         10,685             --             --
Disbursements in transit                                        --             --             --       (207,184)        19,673
Accounts payable                                           604,129        743,851       (778,032)    (1,235,275)     1,895,617
Accrued liabilities                                        104,942        202,307        368,712        375,223        (77,094)
Income taxes payable                                        (5,724)            --             --             --             --
                                                       -----------    -----------    -----------    -----------    -----------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES        486,633      1,407,101       (227,858)      (364,666)       886,600
                                                       -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments received on notes receivable                       61,065        110,314         25,000             --             --
Proceeds from notes receivable                             (35,314)            --             --             --             --
Cash paid for property and equipment                      (476,957)    (3,321,573)    (1,610,766)    (1,312,860)    (3,543,942)
Cash paid for deferred public offering expense                  --             --             --             --       (269,115)
Proceeds from sale of property and equipment                    --         33,797        109,405             --         49,800
Purchase of restricted certificate of deposit                   --             --       (256,000)      (254,718)            --
                                                       -----------    -----------    -----------    -----------    -----------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES       (451,206)    (3,177,462)    (1,732,361)    (1,567,578)    (3,763,257)
CASH FLOWS FROM FINANCING ACTIVITIES:
Loan proceeds deposited to restricted asset accounts            --     (3,965,204)            --             --             --
Restricted assets                                               --             --       (129,435)      (145,743)      (320,004)
Distributions from restricted assets                            --             --      1,884,566      1,529,540      1,445,567
Payments of loan origination fees                               --       (500,599)            --             --       (176,300)
Proceeds from line of credit                             1,073,913      2,814,663      2,314,294      2,473,123        500,000
Repayments on line of credit                                    --     (2,116,833)    (1,771,743)    (1,771,743)       (87,716)
Proceeds from short-term borrowings                             --             --             --             --      2,250,000
Proceeds from long-term debt                             3,715,090      6,838,593        527,555        302,097         90,140
Repayment of long-term debt and capital leases          (4,455,252)      (962,619)    (1,457,832)    (1,165,066)      (442,049)
Due from stockholders                                           --        (65,927)        65,927             --             --
Repayment of amounts due to stockholders                   (80,817)       (30,380)       (10,751)        65,927             --
Distributions to limited liability company members              --             --       (109,405)            --             --
                                                       -----------    -----------    -----------    -----------    -----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES        252,934      2,011,694      1,313,176      1,288,135      3,259,638
                                                       -----------    -----------    -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS       288,361        241,333       (647,043)      (644,109)       382,981
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD           153,512        441,873        683,206        683,206         36,163
                                                       -----------    -----------    -----------    -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD             $   441,873    $   683,206    $    36,163    $    39,097    $   419,144
                                                       ===========    ===========    ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest                                               $   407,941    $   482,976    $ 1,023,731    $   729,067    $   790,368
Income taxes                                           $        --    $    65,000    $        --    $        --    $        --
Supplemental disclosures of cash flow information:
Property and equipment acquired under capital
   lease obligations                                   $   941,497    $   309,238    $        --    $        --    $        --

The accompanying notes are an integral part of these financial statements.

                               VAUGHAN FOODS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 2005 AND 2006 IS UNAUDITED)
--------------------------------------------------------------------------------

(1)   NATURE OF OPERATIONS

      Vaughan Foods, Inc. (the "Company") is an Oklahoma-based specialty food processor serving customers in a multi-state region. The Company operates from a manufacturing facility in Moore, Oklahoma.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (a)   Basis of Reporting

      This summary of significant accounting policies is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management which is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

      (b)   Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and of Cimarron Holdings, L.L.C. ("Cimarron"). Cimarron is owned by the two stockholders of the Company. Cimarron owns an airplane that is used by Company management. The Company is paying the debt service payments on the liability associated with the airplane, as well as all costs of maintenance and operations. Because the Company is the primary beneficiary of Cimarron, it is considered a variable interest entity subject to FIN 46R, and has been consolidated by the Company in its financial statements. All significant intercompany transactions and balances have been eliminated in consolidation. See Note 16 to the consolidated financial statements.

      (c)   Unaudited Interim Financial Information

      The consolidated balance sheets and statements of shareholder's equity as of September 30, 2006, statements of operations and cash flows for the nine months ended September 30, 2005 and 2006, and related information contained in the notes to financial statements are unaudited. These unaudited interim financial statements and notes have been prepared in accordance with accounting principles generally accepted in the United States of America. Management asserts that the preparation of the unaudited interim financial statements utilize the same basis as that of the audited financial statements. Management further asserts that the unaudited interim financial statements fairly represent the Company's financial position.

      (d)   Cash and Cash Equivalents

      For purposes of the statements of cash flows, the Company considers investments with maturities of three months or less at date of purchase to be cash equivalents.

      (e)   Accounts Receivable and Credit Policies

      Trade accounts receivable are customer obligations due under normal trade terms generally requiring payment within 15 to 21 days from the invoice date. Receivables are recorded based on the amounts invoiced to customers. Interest and delinquency fees are not generally assessed and, if they are assessed, are not included in income or trade accounts receivables until realized in cash. Discounts allowed for early payment, if any, are charged against income when the payment is received. Payments of accounts receivable are allocated to the specific invoices identified on the customer's remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

      The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflects management's best estimate of the amounts that will not be collected. Management provides for probable uncollectible amounts through a charge to earnings and a credit to the allowance for doubtful accounts based on historical collection trends and an assessment of the creditworthiness of current customers. The adequacy of the valuation allowance is evaluated periodically through an individual assessment of potential losses on customer accounts giving particular emphasis to accounts with invoices unpaid more than 60 days past the due date. Balances still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Recoveries on accounts previously written off are credited back to the valuation allowance. During the years ended December 31, 2003, 2004 and

                               VAUGHAN FOODS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 2005 AND 2006 IS UNAUDITED)
--------------------------------------------------------------------------------

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

      (e)   Accounts Receivable and Credit Policies - Continued

      2005, the Company increased the valuation allowance with charges to bad debt expense totaling approximately $130,000, $245,000 and $ 61,000, respectively. During the nine month periods ended September 30, 2005 and 2006, the valuation allowance was increased by $16,180 and decreased by $63,815, respectively.

      A lien exists on certain receivables related to fresh produce under the Perishable Agricultural Commodities Act of 1930, which partially subordinates the lien placed by the line of credit.

      (f)   Inventories

      Inventories consist principally of food products and are stated at the lower of average cost (which approximates first-in, first-out) or market. Costs included in inventory consist of materials, packaging supplies, and labor. General and administrative costs are not charged to inventory.

      (g)   Property and Equipment

      Property and equipment are recorded at cost. Equipment acquired under capital leases is recorded at the present value of the future minimum lease payments, and amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in current operations.

      Depreciation, including assets acquired under capital leases, is provided using the straight-line method over the following estimated useful lives:

                        Plant and improvements     15 - 40 years
                        Machinery and equipment     5 - 15 years
                        Transportation equipment    3 - 10 years
                        Office equipment            5 -  7 years

      (h)   Disbursements-in-Transit

      As a result of the Company's cash management system, checks issued but not presented to the banks for payment may create negative book cash balances. Such negative balances are included in Disbursements-in-Transit and are presented as obligations of the Company.

      (i)   Concentrations of Credit Risk

      The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

      (j)   Revenue Recognition

      The Company recognizes revenue, net of related sales discounts and allowances, when persuasive evidence of an arrangement exists (such as a customer purchase order), delivery has occurred, our price to the customer has been fixed or is determinable, and collectibility is reasonably assured. Revenues also include those amounts related to shipping and handling. Shipping and handling expenses are included in cost of goods sold. Consideration from a vendor to a retailer is presumed to be a reduction to the selling price of the vendor's products and, therefore, should be characterized as a reduction of sales when recognized in the vendor's income statement. As a result, certain promotional expenses are recorded as a reduction of net sales, at the time in which the sale is recognized.

      (k)   Accounting for Rebates

      The Company establishes reserves for rebates based on specific programs, expected usage and historical experience.

                               VAUGHAN FOODS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 2005 AND 2006 IS UNAUDITED)
--------------------------------------------------------------------------------

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

      (l)   Income Taxes

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      (m)   Earnings (Loss) Per Share

      Basic earnings (loss) per share ("EPS") excludes dilution and is calculated by dividing net income (loss) available to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted EPS is computed in a manner similar to that of basic EPS except that the weighted-average number of common shares outstanding is increased to include the number of incremental common shares (computed using the treasury stock method) that would have been outstanding if all potentially dilutive common shares (such as stock options) were issued during the period. Diluted EPS is not presented if the effect of the incremental shares is anti-dilutive.

      The Company has agreed to issue shares of common stock in connection with its short-term borrowing when any initial public offering is consummated. The details of this agreement are described in Note 8. The Company has not included these shares in diluted earnings per share because due to the Company's net loss for the period, the effects of inclusion would be antidilutive.

      (n)   Impairment of Long-Lived Assets and Assets Held for Sale

      The Company follows the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" in determining impairment losses on long-term assets. Impairment losses are recorded on long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. Impairment losses are recognized based upon the estimated fair value of the asset when required. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

      During the year ended December 31, 2004, the Company recognized an impairment loss of approximately $60,000 related to a facility that is being held for sale.

      (o)   Use of Estimates

      The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      (p)   Fair Value of Financial Instruments

      The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are measured at cost which approximates their fair value because of the short maturity of these instruments. The carrying amount of the Company's borrowings under the line of credit and long-term debt approximates their fair value because the interest rate on the instruments fluctuate with market interest rates or represents borrowing rates available with similar terms.

                               VAUGHAN FOODS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 2005 AND 2006 IS UNAUDITED)
--------------------------------------------------------------------------------

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

      (q)   Investments

      All of the Company's investments are classified as available for sale and reported at fair value. Any related unrealized gains and losses are excluded from earnings and reported net of income tax as a separate component of shareholders' equity until realized. There were no unrealized gains or losses for the years 2005, 2004 and 2003 or for the nine months ended September 30, 2005 and 2006. Realized gains and losses on sales of securities are based on the specific identification method. Declines in the fair value of investment securities below their carrying value that are other than temporary are recognized in earnings. As of September 30, 2006, the Company's investments consisted entirely of guaranteed investment contracts at a fixed interest rate of 2.25 percent.

      (r)   Recently Issued Accounting Pronouncements

      In May 2003, the FASB issued SFAS 150 "Accounting for Certain Financial Instruments with Characteristics of Both Liability and Equity." SFAS 150 established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The Company is following provisions of SFAS 150 in its accounting for bridge notes (See note 8).

      In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - An Amendment of Accounting Research Bulletin No. 43, Chapter 4" (SFAS No.
      151). SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4 "Inventory Pricing", to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal" as stated in ARB No. 43. Additionally, SFAS No. 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005, and will be required to be adopted by the Company effective January 1, 2006. The Company has determined that the adoption of SFAS No. 151 will not have a material impact on its results of operations and financial condition.

      In December 2004, the FASB issued a revision to SFAS 123R (revised 2004), "Share-Based Payment," which replaces SFAS No. 123 and supercedes APB Opinion No. 25. The revision requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments granted to employees. The statement eliminates the alternative method of accounting for employee share-based payments previously available under APB Opinion No. 25. The provisions of the statement will become effective for the Company in the fiscal year beginning January 1, 2006 for all equity awards granted after the effective date. The Company has determined that the adoption of SFAS No. 123R will not have a material effect on results of operations because there are currently no share-based payments or stock option plans.

      In December 2004, the FASB issued SFAS 153 "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29" effective for nonmonetary asset exchanges occurring in the fiscal year beginning January 1, 2006. SFAS 153 requires that exchanges of productive assets be accounted for at fair value unless fair value cannot be reasonably determined or the transaction lacks commercial substance. SFAS 153 is not expected to have a material effect on the Company's financial position or results of operations.

      In May of 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and SFAS 3. SFAS 154 applies to all voluntary changes in accounting principles and requires retrospective application to prior periods' financial statements unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Adoption of SFAS 154 is required for accounting changes and error corrections made in fiscal years beginning after December 15, 2005. The Company adopted this new standard effective January 1, 2006. The adoption of this standard will not have a material effect on the Company's consolidated financial statements.

                               VAUGHAN FOODS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 2005 AND 2006 IS UNAUDITED)
--------------------------------------------------------------------------------

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

      (s)   Reclassifications

      Certain amounts in the 2004 and 2003 financial statements have been reclassified to conform to the 2005 presentation.

      (t)   Stock Dividend

      On September 30, 2006, the Company's board of directors approved a 3,472.2225 share stock dividend of common stock (accounted for as a stock split). As a result stockholders received 3,471.2225 shares of stock for each share held as of September 30, 2006.

      (u)   Change in par value

      On September 30, 2006 the par value of the Company's common stock was reduced to $0.001 $0.001 per share. The Company retroactively restated the common stock and paid-in-capital accounts.

(3)   INVENTORIES

      A summary of inventories follows:

                                               DECEMBER 31,       SEPTEMBER 30,
                                        -----------------------   -------------
                                           2004         2005          2006
                                        ----------   ----------   -------------
                                                                   (UNAUDITED)
         Raw Materials and Supplies     $  687,430   $  625,173   $      578,721
         Finished Goods                         --      100,405          163,636
                                        ----------   ----------   --------------
         Total Inventory                $  687,430   $  725,578   $      742,357
                                        ==========   ==========   ==============

(4)   RESTRICTED ASSETS

      The Company is required to hold cash in reserve in separate trust accounts applicable to its $5,000,000 Cleveland County Industrial Authority Industrial Development Revenue Bonds, issued December 2004, and to secure a letter of credit for purposes of self insurance for worker's compensation. The project construction account represents proceeds of the bond offering to be drawn for approved capital expenditures. The debt reserve account represents funds to be used for debt service in the event of default. The Interest and principal accounts represent deposits to be used for debt service. These assets are as follows:

                                               DECEMBER 31,       SEPTEMBER 30,
                                        -----------------------   -------------
                                           2004         2005          2006
                                        ----------   ----------   -------------
                                                                   (UNAUDITED)
         Project construction account   $3,460,500   $1,445,834   $         267
         Debt reserve account              500,000      510,372         519,707
         Interest fund account                  --       70,916         355,608
         Principal fund account                 --           --          25,977
         Accrued interest receivable         4,704        3,929              --
         Certificate of deposit                 --      256,000         256,000
                                        ----------   ----------   -------------
         Total Restricted Assets        $3,965,204   $2,287,051   $   1,157,559
                                        ==========   ==========   =============

                               VAUGHAN FOODS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 2005 AND 2006 IS UNAUDITED)
--------------------------------------------------------------------------------

(5)   PROPERTY AND EQUIPMENT

      Property and equipment, at cost, consists of the following:

                                           DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                               2004           2005            2006
                                           -----------    ------------   -------------
                                                                          (UNAUDITED)
Land                                       $    287,844   $    199,762   $     199,762
Plant and improvements                        4,899,795      5,919,477       5,919,477
Machinery and equipment                       3,241,504      4,640,603       4,685,688
Transportation equipment                      1,622,651      1,948,712       2,000,912
Office equipment                                 24,146         63,382          78,382
Construction in progress                      1,622,693        389,393       3,771,250
                                           ------------   ------------   -------------
                                             11,698,633     13,161,329      16,655,471
Less accumulated depreciation                 2,445,626      3,325,067       4,112,435
                                           ------------   ------------   -------------
Net Property, Plant and Equipment          $  9,253,007   $  9,836,262   $  12,543,036
                                           ============   ============   =============

(6)   ASSETS HELD FOR SALE

      Assets held for sale, at cost, net of impairments, consists of the following:

                                           DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                               2004           2005            2006
                                           ------------   ------------   -------------
                                                                          (UNAUDITED)
Plant and improvements, Stroud, Oklahoma   $     40,000   $     40,000   $      40,000

(7)   LINE OF CREDIT

      At December 31, 2004 and 2005 and September 30, 2006, the Company had a $4,000,000 secured bank line of credit, due on October 31, 2006, providing for interest at Wall Street Journal prime plus 0.75%, with an initial rate of 6.75%. The line of credit was secured by accounts receivable, inventory and general intangibles. At December 31, 2004 and 2005 and September 30, 2006, short-term borrowings under the line were $1,771,743, $2,314,294 and $2,726,578, respectively. The Company has $1,273,422 available under this line at September 30, 2006. The line of credit contains certain financial covenants which replicate those covenants of the Cleveland County Industrial Authority Bond Issue. The Company was out of compliance with some of the covenants. The Company has not obtained a waiver of the financial covenants. See note 8 for terms of Cleveland County Industrial Authority Bonds.

      In December 2006, the Company reached an informal agreement with the lender, subject to credit approval of the Company and the execution of a formal note extension agreement, to extend the line until April 30, 2007. Under the terms of the proposed extension, the maximum amount that could be borrowed under the line would be fixed at $2,726,578 and a new financial covenant would be added providing that if subsequent monthly collateral valuations are less than the value of the collateral at November 30, 2006, the borrower would immediately be deemed to be in default without any available grace period to cure such default. Further, the interest rate on borrowed funds under the line will increase from 0.75% over the specified prime rate to 2% over that prime rate and the Company would be required to pay the lender a 1% extension fee on borrowed funds on the execution of the extension agreement and a 2% extension fee on borrowed funds on the earlier of the maturity date or the completion of the Company's pending initial public offering (See note 11).

(8)   SHORT-TERM BORROWINGS

      The Company entered into 10% secured subordinated promissory notes on July 17, 2006 for a maximum of $2,000,000. The notes are secured by the pledge by certain partners of 60% of the limited partnership interests in Allison's Gourmet Kitchens, LP. The entire principal amount of the notes and all accrued and unpaid interest thereon is due and payable on the earlier of June 30, 2007 (the "Maturity Date"), or the third business day follow-

                               VAUGHAN FOODS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 2005 AND 2006 IS UNAUDITED)
--------------------------------------------------------------------------------

(8)   SHORT-TERM BORROWINGS - (CONTINUED)

      ing the completion of an underwritten public offering or a private placement by the Company resulting in gross proceeds of $5 million or more (a "Qualified Offering"). The notes are subordinate to all other existing indebtedness of the Company. Borrowings under these notes were $2,000,000 at September 30, 2006. As additional consideration for their purchase of notes, each purchaser of $1,500,000 principal amount of notes ("First Notes") will receive that number of equity securities to be issued in any initial public offering consummated before June 30, 2007, having a value, at the initial public offering price, of 50% of the notes purchased by that investor. Further, the holders of notes totaling $500,000 which are junior to First Notes ("Junior Notes") are to receive that number of equity securities to be issued having a value of 75% of the notes purchased by that investor. Proceeds of the note will be used to complete construction of the addition to the existing facility. The liability for additional compensation is shown as Bridge funding liability on the accompanying balance sheet. In addition to the liability, an intangible asset exists related to loan origination in the amount of $843,750, which is presented net of amortization on the accompanying balance sheet. The number of shares to be issued using the expected offering price of $9 is 125,000. For any $1 increase or decrease in the offering price the number of shares would increase or decrease by 15,625. There is no limit to the amount of shares that the Company could be required to issue.

      If a Subsequent Offering has not been consummated by the Maturity Date and the notes have been repaid on or before the Maturity Date, then on such date, the Company shall deliver to each Investor such number of shares of its common stock as shall equal the result obtained by dividing one-half (50%) of the original principal amount of the First Notes and by dividing three-quarters (75%) of the original principal amount of the Junior Notes by the Company's per share common stock price of $7.20. The number of shares to be issued under this provision would be 156,250.

      If a Subsequent Offering has not been consummated by the Maturity Date and the notes have not been repaid on or before the Maturity Date, then on such date the Company shall deliver to each investor such number of shares of its common stock as shall equal the result obtained by dividing 100% of the original principal amount of the Note purchased by such Investor in this offering by the Company's per share common stock price of $7.20. The number of shares to be issued under this provision would be 277,778.

      The Company agreed to enter into a 10% non-secured promissory note on September 21, 2006 for a maximum of $1,000,000. The maturity date is the earlier of one year from date of issue, on or about September 27, 2007, or the consummation of any initial public offering consummated before the maturity date. Borrowings under this note were $250,000 at September 30, 2006.

                              VAUGHAN FOODS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER
                         30, 2005 AND 2006 IS UNAUDITED)
--------------------------------------------------------------------------------

(9)   LONG-TERM DEBT AND CAPITAL LEASE OBLIGATION

      Long-term debt consists of the following:

                                                 DECEMBER 31,  DECEMBER 31,  SEPTEMBER 30,
                                                    2004           2005          2006
                                                 ------------  ------------  -------------
                                                                              (UNAUDITED)
6.75 - 7.10% Cleveland County
   Industrial Revenue Bonds
   secured by real property
   final payment due December 1, 2024            $  5,000,000  $  5,000,000  $  5,000,000
5.75 - 9.00% Real estate loans
   secured by real property
   final payments due August 1, 2028
   and July 22, 2009                                3,637,123     3,579,325     3,529,734
6.50 - 7.00% Equipment loans
   secured by various manufacturing equipment
   final payments due from 2007 thru 2008           1,085,947       124,654        63,999
4.75 - 6.50% Vehicle loans
   secured by various transportation equipment
   final payments due from 2008 thru 2010             364,525       435,626       342,373
Consolidated entity:
8.00 - 10.00% Equipment loans
   secured by aircraft
   final payments due November 30, 2007
   and April 25, 2019                                 247,629       279,643       251,287
7.00% Real estate loan
   secured by real property
   final payment due April 15, 2005                    19,127            --            --
                                                 ------------  ------------  ------------
Total debt                                         10,354,351     9,419,248     9,187,393
Less current portion                                  386,740       690,308       630,701
                                                 ------------  ------------  ------------
Net long-term debt                               $  9,967,611  $  8,728,940  $  8,556,692
                                                 ============  ============  ============

      The Industrial Development Revenue Bonds issued by Cleveland County Industrial Authority contain certain financial covenants as follows:

      DEBT SERVICE COVERAGE RATIO: The Company is required to maintain a debt service coverage ratio of 1.50 to 1.00. The ratio will be reported to the Trustee and notice given to Beneficial Owners quarterly for each of the previous four quarters. If the Debt Service coverage ratio reported for each of the previous four quarters is less than 1.50 to 1.00 the Company is required to retain a consultant. For the year ended December 31, 2005, the Company's Debt Service Coverage ratio is 0.72 to 1.00. The trustee has not required the Company to retain a consultant.

      CURRENT RATIO: The Company is required to maintain a current ratio 1.10 to
      1.00 calculated as of the last day of each calendar quarter beginning after January 1, 2006. As of December 31, 2005, the Company's current ratio is 0.64 to 1.00.

      DEBT TO EQUITY RATIO: The Company is required to maintain a debt to equity ratio of not more than 4.00 to 1.00 calculated as of the last day of each calendar quarter beginning after January 1, 2006. As of December 31, 2005, the Company's debt to equity ratio is 16.89 to 1.00.

      ACCOUNTS PAYABLE: The Company agrees that not more than 10% of its accounts payable shall be in excess of 75 days past due. The Company is in compliance with this covenant as of December 31, 2005.

                               VAUGHAN FOODS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER
                         30, 2005 AND 2006 IS UNAUDITED)
--------------------------------------------------------------------------------

(9)   LONG-TERM DEBT AND CAPITAL LEASE OBLIGATION - (CONTINUED)

      ACCOUNTS RECEIVABLE: The Company agrees that not more than 20% of accounts receivable will be in excess of 90 days past due. The Company is in compliance with this covenant as of December 31, 2005.

      Noncompliance with the debt service coverage ratio, the current ratio, or the debt to equity ratio will not be considered an event of default under the terms of the agreement. Noncompliance with the above ratios has resulted in an increase in the interest rate on each of the Bonds of 1% until the Company is in compliance with the required ratios.

      Capital lease obligations consist of the following:

                                                    DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                       2004           2005            2006
                                                    ------------   ------------   -------------
                                                                                   (UNAUDITED)
8.95 - 9.19% Equipment leases                       $    986,337   $    812,141   $     692,089
Total debt                                               986,337        812,141         692,089
Less current portion                                     180,015        162,804         165,931
                                                    ------------   ------------   -------------
Net long-term debt                                  $    806,322   $    649,337   $     526,158
                                                    ============   ============   =============

      Annual Debt Service Requirements

      The annual principal payment requirements to maturity, for long-term debt and capital leases at September 30, 2006 are as follows:

YEAR ENDING                                               CAPITAL LEASE
SEPTEMBER 30,                            LONG-TERM DEBT     OBLIGATION       TOTAL
-----------------------------            --------------   -------------   -----------
2007                                     $      630,701   $     165,931   $   796,632
2008                                            491,859         181,467       673,326
2009                                            621,761         198,458       820,219
2010                                            400,786         140,671       541,457
2011-2028                                     7,042,286           5,562     7,047,848
                                         --------------   -------------   -----------
Principal outstanding at
   September 30, 2006                    $    9,187,393   $     692,089   $ 9,879,482
                                         ==============   =============   ===========

(10)  ACCRUED LIABILITIES

      A summary of accrued liabilities follows:

                                                    DECEMBER 31,
                                               ---------------------
                                                                       SEPTEMBER 30,
                                                  2004       2005          2006
                                               ---------   ---------   -------------
                                                                        (UNAUDITED)
Accrued compensation                           $ 171,812   $ 195,261   $     199,146
Accrued rebates                                  323,151     419,821         325,709
Accrued promotions/incentives                     78,692      74,612          47,614
Accrued worker's compensation                         --      41,749          32,837
Accrued interest expense                          26,843     105,467         192,989
Accrued property taxes                                --          --          42,959
Accrued legal expenses                                --          --          13,750
Accrued payroll taxes                             21,222     153,522          58,334
                                               ---------   ---------   -------------
Total Accrued Liabilities                      $ 621,720   $ 990,432   $     913,338
                                               =========   =========   =============

                               VAUGHAN FOODS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER
                         30, 2005 AND 2006 IS UNAUDITED)
--------------------------------------------------------------------------------

(11)  PENDING INITIAL PUBLIC OFFERING

      The Company has signed a letter of intent with an Underwriter to raise approximately $21.8 million, after expenses, on a "Firm Comittment" basis. The Company intends to issue approximately 2.8 million units consisting of one share of common stock and one class A warrant and one class B warrant. The proceeds from the offering are expected to be used to, (i) acquire the partnership interests in Allison's Gourmet Kitchens, LP (for $2.5 million), (ii) Repay a short-term borrowing including interest which has been used to complete the extension of our existing facility ($2.2 million including accrued interest), (iii) construct or acquire one or more new facilities ($3.0 million), (iv) Repay our bank line of credit and other indebtedness ($5.0 million), and (v) Increase our working capital ($9.1 million).

(12)  INCOME TAXES

      Income tax expense (benefit) for the year ended December 31, 2003, 2004 and 2005 and the nine month periods ended September 30, 2005 and 2006, consist of the following:

                                         DECEMBER 31,                     SEPTEMBER 30,
                              ----------------------------------    ------------------------
                                 2003       2004          2005         2005          2006
                              ---------   ---------    ---------    -----------  -----------
                                                                    (UNAUDITED)  (UNAUDITED)
Current:
   Federal                    $      --   $  36,771    $      --    $        --  $        --
   State                             --          --           --             --           --
                              ---------   ---------    ---------    -----------  -----------
                                     --      36,771           --             --           --
                              ---------   ---------    ---------    -----------  -----------
Deferred:
   Federal                       53,451     185,663     (135,156)        51,347     (477,938)
   State                         17,748     (30,453)     (24,511)         9,061      (84,342)
                              ---------   ---------    ---------    -----------  -----------
                                 71,199     155,210     (159,667)        60,408     (562,280)
                              ---------   ---------    ---------    -----------  -----------
Total                         $  71,199   $ 191,981    $(159,667)   $    60,408  $  (562,280)
                              =========   =========    =========    ===========  ===========

Deferred tax assets (liabilities) are as follows:

                                     DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                         2004            2005             2006
                                     ------------    ------------    -------------
                                                                      (UNAUDITED)
NOL Carryforward                     $     98,729    $    256,712    $     850,595
Oklahoma Job/Investment Credits           115,170         131,116          131,116
Depreciation                             (526,812)       (547,223)        (538,238)
Other                                      58,418          64,567           38,000
                                     ------------    ------------    -------------
Net deferred tax asset
   (liability)                       $   (254,495)   $    (94,828)   $     481,473
                                     ============    ============    =============
Current portion                      $     34,952    $     40,539    $      19,522
Non-current portion                      (289,447)       (135,367)         461,951
                                     ------------    ------------    -------------
                                     $   (254,495)   $    (94,828)   $     481,473
                                     ============    ============    =============

      In assessing the realizability of the net deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon either the generation of future taxable income during the periods in which those temporary differences become deductible or the carryback of losses to recover income taxes previously paid during the carryback period.

      As of December 31, 2005, the Company has a net operating loss carryfoward of $ 675,559 which, if unused, will commence expiring in 2018 and state new jobs/investment credit carryforwards totaling $ 131,116 which, if unused, will commence expiring in 2006.

                               VAUGHAN FOODS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER
                         30, 2005 AND 2006 IS UNAUDITED)
--------------------------------------------------------------------------------

(12)  INCOME TAXES - (CONTINUED)

      Actual income tax expenses differ from "expected" income tax, computed by applying the U.S. Federal corporate tax rate of 34% to earnings from operations before income taxes, as follows:

                                               DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,   SEPTEMBER 30,
                                                  2003             2004            2005             2005           2006
                                               ------------    ------------    ------------    -------------   -------------
                                                                                                 (UNAUDITED)     (UNAUDITED)
Computed "expected" income taxes               $     81,474    $    181,657    $   (136,245)   $     79,223    $    (544,177)
State income taxes, net of federal
   income tax                                        14,378          32,057         (23,422)         13,981          (18,103)
Utilization of net operating loss
   carryforwards against current income             (24,653)        (21,733)             --         (32,796)              --
State new jobs/investment credits                        --              --              --                               --
                                               ------------    ------------    ------------    -------------   -------------
                                               $     71,199    $    191,981    $   (159,667)   $     60,408    $    (562,280)
                                               ============    ============    ============    =============   =============

(13)  OPERATING LEASES

      The Company has a noncancelable long-term operating leases for certain distribution equipment with various expiration dates. The leases require the Company to pay a base rate plus specific mileage amounts. Future minimum annual lease payments for these long-term leases for the next five years ending September 30,

                2007                        $288,078
                2008                         273,147
                2009                         129,963
                2010                          13,909
                2011                              --
                                            --------
                                            $705,097
                                            ========

(14)  EMPLOYEE BENEFIT PLANS

      In 2002, the Company adopted a Flexible 401(k) plan covering all full-time employees with a minimum of one year of service. The Company makes contributions under the plan at an amount equal to 25% of the employee's elective deferral rate, up to a maximum of 4% of the employee's compensation. The Company's contributions to the Flexible 401(k) plan for 2003, 2004 and 2005, were $2,898, $8,479 and $11,668, respectively.
      Contributions for the three month periods ending September 30, 2005 and 2006 were $2,512 and $1,925 respectively.

      In August 2006, the Company adopted a stock option plan providing for potential awards of up to $1,000,000 shares. No shares have been issued under the plan.

(15)  MAJOR CUSTOMERS

      The Company has supply arrangements with twelve separate Wal-Mart distribution centers, representing about 9% of its customer sales, and supply arrangements with several independent Sysco Foods distributors account for approximately 23% of gross sales revenues. While such purchasers are each independent, it is possible that a termination of a purchasing arrangement with any such entity could adversely affect business relationships with related entities.

                               VAUGHAN FOODS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER
                         30, 2005 AND 2006 IS UNAUDITED)
--------------------------------------------------------------------------------

(16)  RELATED PARTY TRANSACTIONS

      Allison Gourmet Kitchens, Limited Partnership
      On March 1, 2003, the two stockholders of the Company became limited partners in Allison's Gourmet Kitchens, Limited Partnership (the "Partnership"); an Oklahoma limited partnership involved in the retail sale of deli salads.

      During the normal course of business, the Company sells raw materials and finished goods, provides freight services to the Partnership and purchases finished goods for resale to its customers. The Company provides a discounted price for products sold to Allison's Gourmet Kitchens, LP for use as ingrediants in the partnership's products. All other transactions between the companies are at fair market value. During the years ended December 31, 2003, 2004 and 2005, the Company's sales, including freight services, to the Partnership and purchases from the Partnership were as follows:

                                                                           NINE MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                       -------------------------
                                      2003        2004        2005         2005          2006
                                   ---------   ---------   ---------   -----------   -----------
                                                                       (UNAUDITED)   (UNAUDITED)
Sales to Partnership               $ 215,273   $ 429,997   $ 726,769    $ 583,251     $ 644,637
Freight Revenue from Partnership   $ 205,469   $ 356,060   $ 579,673    $ 467,352     $ 456,113
Purchases from Partnership         $ 996,545   $ 761,077   $ 602,520    $ 507,918     $ 449,726

      At December 31, 2003, 2004, 2005 and September 30, 2005 and 2006, trade accounts receivable includes $0, $29,136, $30,995, $28,559 and $48,333 respectively, from the Partnership. Receivables related to freight services were $0, $0, $225, $0 and $0 respectively.

      The Company leases a portion of its facilities to the Partnership on an annual lease arrangement. The lease agreement provides for nine consecutive one year options to extend the lease agreement. The Company received $182,060, $196,257, $295,593, $213,167 and $252,824 under this lease during the years ended December 31, 2003, 2004, 2005, and the nine month periods ended September 30, 2005 and 2006 respectively. The Company and the Partnership share utilities and other facility expenses through periodic reimbursement. The total utilities that are shared between the two entities resulted in a reimbursement to the Company of $99,861, $109,558, $195,390, $134,666 and $158,744 for fiscal 2003, 2004, 2005 and the nine month periods ended September 30, 2005 and 2006 respectively. At December 31, 2003, 2004, 2005 and September 30, 2005 and 2006, the Company was owed $79,922, $115,612, $304,671, $100,963 and $122,781 in outstanding reimbursements from the Partnership, respectively.

      The Company receives reimbursement from Allison's Gourmet Kitchens, LTD for services provided by staff in relation to administration, sales and other in the amounts of $ 64,654, $136,585, $212,195, $163,241 and
      $161,238 for fiscal 2003, 2004, 2005 and the nine month periods ended September 30, 2005 and 2006 respectively.

(17)  COMMITMENTS AND CONTINGENCIES

      The Company is subject to legal proceedings and claims which arise in the ordinary course of business. Although occasional adverse decisions or settlements may occur, the Company is not aware of any proceeding at December 31, 2003, 2004, 2005 and September 30, 2006 which would have a material adverse effect on its financial position, results of operations or liquidity.

(18)  CIMARRON HOLDINGS, L.L.C.

      The Company's two shareholders each have a 50% ownership in Cimarron. Cimarron owns an airplane that is used by Company management. The Company has not guaranteed the obligations of Cimarron, but is making the debt service payments for Cimarron, as well as all of the costs of maintenance and operations of the airplane.

                               VAUGHAN FOODS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER
                         30, 2005 AND 2006 IS UNAUDITED)
--------------------------------------------------------------------------------

(18)  CIMARRON HOLDINGS, L.L.C. - (CONTINUED)

      The Company's consolidated financial statements include the financial statements of Cimarron. The consolidation of Cimarron increased the Company's consolidated total assets and liabilities at December 31, 2004, 2005 and September 30, 2006 as follows:

                                   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                       2004           2005           2006
                                   ------------   ------------   -------------
                                                                  (UNAUDITED)
            Total Assets             $ 347,253      $ 266,804      $ 231,450
            Total Liablities         $ 266,756      $ 279,643      $ 251,287

(19)  SUBSEQUENT EVENT

      Subsequent to September 30, 2006, the Company issued 10% Notes to the Underwriter aggregating $750,000 (see Note 8).

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners of
Allison's Gourmet Kitchens, Limited Partnership
Moore, Oklahoma

We have audited the accompanying balance sheets of Allison's Gourmet Kitchens, Limited Partnership as of December 31, 2004 and 2005, and the related statements of operations, partners' equity and cash flows period from March 1, 2003 (date of formation) to December 31, 2003, and for the years ended December 31, 2004 and 2005. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allison's Gourmet Kitchens, Limited Partnership as of December 31, 2004 and 2005, and the results of its operations and its cash flows for the period from March 1, 2003 to December 31, 2003, and the years ended December 31, 2004 and 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Cole & Reed, P.C.

Oklahoma City, Oklahoma
April 19, 2006

                 ALLISON'S GOURMET KITCHENS, LIMITED PARTNERSHIP

                           CONSOLIDATED BALANCE SHEETS

                                                               DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                                   2004           2005            2006
----------------------------------------------------------------------------------------------------------
                                                                                              (UNAUDITED)
ASSETS
Current assets:
   Cash and cash equivalents                                   $         --   $    600,498   $     194,899
   Accounts receivable, net of allowance for doubtful
      accounts of $11,331 at December 31, 2004, $35,462
      at December 31, 2005 and $24,298 at September 30, 2006      1,022,685        652,430       1,089,826
   Note receivable                                                   16,048         13,298          13,664
   Inventories                                                      572,310        565,873       1,042,187
   Prepaid expenses                                                      --          9,601          29,625
                                                               ------------   ------------   -------------
         TOTAL CURRENT ASSETS                                     1,611,043      1,841,700       2,370,201
                                                               ------------   ------------   -------------
Property and equipment, net                                         575,694        945,699       2,346,892
                                                               ------------   ------------   -------------
Other assets:
   Intangible asset                                                  51,119         34,976          30,426
                                                               ------------   ------------   -------------
TOTAL                                                             2,237,856      2,822,375       4,747,519
                                                               ============   ============   =============
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
   Disbursements in transit                                          42,023             --         215,698
   Line of credit                                                        --             --         373,995
   Accounts payable                                                 496,928        407,630         612,676
   Accounts payable, related party                                  144,748        335,666         171,114
   Accrued liabilities                                              154,454        328,153         262,657
   Current portion of long-term debt                                 91,377         91,209         185,544
   Current portion of capital lease obligation                       61,829         66,719           8,344
                                                               ------------   ------------   -------------
         TOTAL CURRENT LIABILITIES                                  991,359      1,229,377       1,830,028
                                                               ------------   ------------   -------------
Long-term debt, net of current portion                               72,997         80,930       1,014,996
Capital lease obligation, net of current portion                    204,184        123,664               0
                                                               ------------   ------------   -------------
         TOTAL LONG-TERM LIABILITIES                                277,181        204,594       1,014,996
                                                               ------------   ------------   -------------
Partners' Equity:
   Limited partners' equity                                         959,623      1,374,515       1,883,514
   General partner's equity                                           9,693         13,889          18,981
                                                               ------------   ------------   -------------
         TOTAL PARTNERS' EQUITY                                     969,316      1,388,404       1,902,495
                                                               ------------   ------------   -------------
TOTAL                                                          $  2,237,856   $  2,822,375   $   4,747,519
                                                               ============   ============   =============

The accompanying notes are an integral part of these financial statements.

                 ALLISON'S GOURMET KITCHENS, LIMITED PARTNERSHIP

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                       PERIOD FROM
                                      MARCH 1, THRU                                      NINE MONTHS ENDED
                                       DECEMBER 31,     YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                      -------------------------------------------   ---------------------------
                                          2003           2004           2005           2005           2006
---------------------------------------------------------------------------------------------------------------
                                                                                    (UNAUDITED)    (UNAUDITED)
Net sales                             $   3,382,269   $  9,173,248   $ 13,110,516   $ 10,411,612   $ 14,329,532
Cost of sales                             2,601,996      6,951,176      9,845,433      7,812,655     10,910,189
                                      -------------   ------------   ------------   ------------   ------------
Gross profit                                780,273      2,222,072      3,265,083      2,598,957      3,419,343
Selling, general and administrative
   expenses                                 581,161      1,357,793      2,021,227      1,530,440      2,262,011
Management fee -- General partner            82,363        249,917        335,083        271,761        245,122
                                      -------------   ------------   ------------   ------------   ------------
Selling, General and Administrative
   expenses                                 663,524      1,607,710      2,356,310      1,802,201      2,507,133
                                      -------------   ------------   ------------   ------------   ------------
Operating income                            116,749        614,362        908,773        796,756        912,210
Interest expense                             15,682         31,827         11,236         19,182         70,522
                                      -------------   ------------   ------------   ------------   ------------
Net earnings                          $     101,067   $    582,535   $    897,537   $    777,574   $    841,688
                                      =============   ============   ============   ============   ============

The accompanying notes are an integral part of these financial statements.

                 ALLISON'S GOURMET KITCHENS, LIMITED PARTNERSHIP

                   CONSOLIDATED STATEMENT OF PARTNERS' EQUITY

                                                                                        TOTAL
                                                         LIMITED        GENERAL       PARTNERS'
                                                         PARTNER        PARTNER         EQUITY
------------------------------------------------------------------------------------------------
Initial contribution of general partner                $        --    $     2,857    $     2,857
Initial contribution of limited partners                   282,857             --        282,857
Net income applicable to the period
   from March 1, 2003 to December 31, 2003                 100,056          1,011        101,067
                                                       -----------    -----------    -----------

Balance at December 31, 2003                           $   382,913    $     3,868    $   386,781
Net income applicable to the period
   from January 1, 2004 to December 31, 2004               576,710          5,825        582,535
                                                       -----------    -----------    -----------
Balance at December 31, 2004                           $   959,623    $     9,693    $   969,316

Distributions to general partner                                --         (4,779)        (4,779)
Distributions to limited partners                         (473,670)            --       (473,670)
Net income applicable to the period
   from January 1, 2005 to December 31, 2005               888,562          8,975        897,537
                                                       -----------    -----------    -----------
Balance at December 31, 2005                           $ 1,374,515    $    13,889    $ 1,388,404

Distributions to general partner (unaudited)                    --         (3,325)        (3,325)
Distributions to limited partners (unaudited)             (324,272)            --       (324,272)
Net income applicable to the period from
   January 1, 2006 to September 30, 2006 (unaudited)       833,271          8,417        841,688
                                                       -----------    -----------    -----------
Balance at September 30, 2006 (unaudited)              $ 1,883,514    $    18,981    $ 1,902,495
                                                       ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                 ALLISON'S GOURMET KITCHENS, LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                                                     PERIOD FROM
                                                    MARCH 1, THRU                                          NINE MONTHS ENDED
                                                     DECEMBER 31,       YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                                    ---------------------------------------------    ----------------------------
                                                         2003            2004            2005            2005            2006
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING
   ACTIVITIES:
Net earnings                                        $     101,067    $    582,535    $    897,537    $    777,574    $    841,688
Adjustments to reconcile net earnings to net cash
   provided by (used in) operating activities:
Depreciation and amortization                              34,192          76,120         104,019          78,138         102,088
Changes in assets and liabilities:
Accounts and notes receivable                            (246,339)       (792,394)        373,006         (39,248)       (419,089)
Inventories                                              (267,045)       (305,265)          6,437         (15,993)       (345,355)
Prepaid Expenses                                               --              --          (9,601)        (10,047)        (20,024)
Disbursements in transit                                       --          42,023         (42,023)        (42,023)        215,698
Accounts payable                                          138,188         358,740         (89,298)        124,546            (922)
Accounts payable, related party                           115,236          29,512         190,918          73,887        (133,556)
Accrued liabilities                                        77,986          76,468         173,699          12,118        (128,625)
                                                    -------------    ------------    ------------    ------------    ------------
NET CASH PROVIDED BY (USED IN)
   OPERATING ACTIVITIES                                   (46,715)         67,739       1,604,694         958,952         111,903
                                                    -------------    ------------    ------------    ------------    ------------
CASH FLOWS FROM INVESTING
   ACTIVITIES:
   Payments received on notes receivable                       --              --              --              --              --
   Cash paid for property and equipment                  (378,282)       (278,129)       (457,880)       (135,582)       (978,425)
   Cash paid for acquisition net of cash acquired
      of $6,520                                                --              --              --              --             907
   Cash paid for intangible assets                        (80,714)             --              --              --              --
                                                    -------------    ------------    ------------    ------------    ------------
   NET CASH USED IN INVESTING
      ACTIVITIES                                         (458,996)       (278,129)       (457,880)       (135,582)       (977,518)
                                                    -------------    ------------    ------------    ------------    ------------
CASH FLOWS FROM FINANCING
   ACTIVITIES:
   Partner contributions                                  285,714              --              --              --              --
   Partner distributions                                       --              --        (478,452)       (474,907)       (327,596)
   Payments of loan origination fees                           --              --              --              --          (7,661)
   Proceeds from line of credit                           173,288         450,750              --              --         455,005
   Repayments of line of credit                          (173,288)       (450,750)             --              --            (324)
   Payments on long-term debt and capital leases               --        (104,603)       (163,495)       (111,467)       (366,141)
   Proceeds of long-term debt                             324,331         210,659          95,631          93,719         706,733
                                                    -------------    ------------    ------------    ------------    ------------
NET CASH PROVIDED BY (USED IN)
   FINANCING ACTIVITIES                                   610,045         106,056        (546,316)       (492,655)        460,016
                                                    -------------    ------------    ------------    ------------    ------------
NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS                              104,334        (104,334)        600,498         330,715        (405,599)
                                                    -------------    ------------    ------------    ------------    ------------
CASH AND CASH EQUIVALENTS AT
   BEGINNING OF PERIOD                                         --         104,334              --              --         600,498
                                                    -------------    ------------    ------------    ------------    ------------
CASH AND CASH EQUIVALENTS AT
   END OF PERIOD                                    $     104,334    $         --    $    600,498    $    330,715    $    194,899
                                                    =============    ============    ============    ============    ============
SUPPLEMENTAL DISCLOSURES OF
   CASH FLOW INFORMATION:
   Cash paid during the period for:
      Interest                                      $      15,682    $     30,097    $     24,566    $     18,663    $     31,238
                                                    =============    ============    ============    ============    ============
SUPPLEMENTAL DISCLOSURES OF
   NON-CASH INVESTING AND FINANCING
   ACTIVITIES:
   Acquisition of Property and Equipment
      through assumption of
      Long-term debt and other liabilities          $          --    $         --    $         --    $         --    $    512,647
                                                    =============    ============    ============    ============    ============
Acquisition of Inventory through assumption of
   debt and other liabilities                       $          --    $         --    $         --    $         --    $    130,958
                                                    =============    ============    ============    ============    ============


The accompanying notes are an integral part of these financial statements.

                 ALLISON'S GOURMET KITCHENS, LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER
                         30, 2005 AND 2006 IS UNAUDITED)
--------------------------------------------------------------------------------

(1)   NATURE OF OPERATIONS

Allison's Gourmet Kitchens, Ltd. (the "Partnership") is an Oklahoma-based specialty food processor serving customers in a multi-state region. The Partnership operates from a manufacturing facility in Moore, Oklahoma.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (a)   Basis of Reporting

      This summary of significant accounting policies is presented to assist in understanding the Partnership's financial statements. The financial statements and notes are representations of the Partnership's management who is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

      (b)   Principles of Consolidation

      The consolidated financial statements include the accounts of Wild About Food - Oklahoma, a Texas Limited Liability Company created to acquire certain assets (net of liabilities assumed - see Note 15). Allison's owns 100% of Wild About Food - Oklahoma. All inter-company transactions and balances have been eliminated in consolidation.

      (c)   Disbursements-in-Transit

      As a result of the Partnership's cash management system, checks issued but not presented to the banks for payment may create negative book cash balances. Such negative balances are included in Disbursements-in-Transit and are presented as obligations of the Partnership.

      (d)   Basis of Assets and Liabilities

      Assets contributed to the partnership and liabilities assumed by the partnership are recorded at their estimated fair values. These values can differ from the adjusted cost basis used by the individual partner who contributed the asset or for whom a liability was assumed. These differences are not reported as timing differences in the financial statements of the partnership. The adjusted cost basis is used by each partner in determining personal income tax liability.

      (e)   Unaudited Interim Financial Information

      The consolidated balance sheets and statements of partners' equity as of September 30, 2006, and the statements of operations and cash flows for the nine months ended September 30, 2005 and 2006, and related information contained in the notes to financial statements are unaudited. These unaudited interim financial statements and notes have been prepared in accordance with accounting principles generally accepted in the United States of America. Management asserts that the preparation of the unaudited interim financial statements utilize the same basis as that of the audited financial statements. Management further asserts that the unaudited interim financial statements fairly represent the Partnership's financial position.

      (f)   Cash and Cash Equivalents

      For purposes of the statements of cash flows, the Partnership considers investments with maturities of three months or less at date of purchase to be cash equivalents.

      (g)   Accounts Receivable and Credit Policies

      Trade accounts receivable are customer obligations due under normal trade terms generally requiring payment within 15 to 21 days from the invoice date. Receivables are recorded based on the amounts invoiced to customers. Interest and delinquency fees are not generally assessed and, if they are assessed, are not included in income or trade accounts receivable until realized in cash. Discounts allowed for early payment, if any, are charged against income when the payment is received. Payments of accounts receivable are allocated to the specific invoices identified on the customer's remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

                 ALLISON'S GOURMET KITCHENS, LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER
                         30, 2005 AND 2006 IS UNAUDITED)
--------------------------------------------------------------------------------

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

      (g)   Accounts Receivable and Credit Policies - Continued

      The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflects management's best estimate of the amounts that will not be collected. Management provides for probable uncollectible amounts through a charge to earnings and a credit to the allowance for doubtful accounts based on historical collection trends and an assessment of the creditworthiness of current customers. The adequacy of the valuation allowance is evaluated periodically through an individual assessment of potential losses on customer accounts giving particular emphasis to accounts with invoices unpaid more than 60 days past the due date. Balances still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Recoveries on accounts previously written off are credited back to the valuation allowance. Allowances for uncollectible accounts have been recorded in the amount of $11,331, $35,462 and $24,298 as of December 31, 2004 and 2005,
      and September 30, 2006, respectively.

      (h)   Inventories

      Inventories consist principally of food products and are stated at the lower of average cost (which approximates first-in, first-out) or market. Costs included in inventory consist of materials, packaging supplies, and labor. General and administrative costs are not charged to inventory.

      (i)   Property and Equipment

      Property and equipment are recorded at cost. Equipment acquired under capital leases is recorded at the present value of the future minimum lease payments, and amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in current operations.

      Depreciation, including assets acquired under capital leases, is provided using the straight-line method over the following estimated useful lives:

                      Equipment                7 - 10 years

      (j)   Income Taxes

      A partnership is not a tax-paying entity. Any income or operating loss arising from the activities of the partnership is reported, after apprpriate adjustments, on the personal income tax returns of the partners. Adjustments to the income or loss allocated to a particular partner will be required when the tax basis and accounting basis of net contributions (assets contributed, net of liabilities assumed) made by an individual partner are not equal. Because the partnership is not a tax-paying entity, its financial statements are different from those of tax-paying entities. Specifically, on the income statement there is no provision for federal income tax expense that must be paid because income was earned during the year. In addition, the balance sheet does not present a liability for income taxes incurred but not yet paid as of the balance sheet date. Also, the balance sheet does not present any deferred tax assets or liabilities that might arise from different methods used to measure net income for the income statement and taxable income for the individual partners.

      (k)   Use of Estimates

      The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                 ALLISON'S GOURMET KITCHENS, LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER
                         30, 2005 AND 2006 IS UNAUDITED)
--------------------------------------------------------------------------------

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

      (l)   Fair Value of Financial Instruments

      The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are measured at cost which approximates their fair value because of the short maturity of these instruments. The carrying amount of the Partnership's borrowings under the line of credit and long-term debt approximates their fair value because the interest rate on the instruments fluctuate with market interest rates or represents borrowing rates available with similar terms.

      (m)   Revenue Recognition

      The Partnership recognizes revenue, net of related sales discounts and allowances, when persuasive evidence of an arrangement exists (such as a customer purchase order), delivery has occurred, our price to the customer has been fixed or is determinable, and collectibility is reasonably assured. Revenues also include those amounts related to shipping and handling. Shipping and handling expenses are included in cost of goods sold. Consideration from a vendor to a retailer is presumed to be a reduction to the selling price of the vendor's products and, therefore, should be characterized as a reduction of sales when recognized in the vendor's income statement. As a result, certain promotional expenses are recorded as a reduction of net sales at the time in which the sale is recognized.

      (n)   Accounting for Rebates

      The Company establishes reserves for rebates based on specific programs, expected usage and historical experience.

      (o)   Recently Issued Accounting Pronouncements

      In May 2003, the FASB issued SFAS 150 "Accounting for Certain Financial Instruments with Characteristics of Both Liability and Equity." SFAS 150 established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The Partnership has determined that SFAS No. 150 will not have a material impact on its financial position or results of operations.

      In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - An Amendment of Accounting Research Bulletin No. 43, Chapter 4" (SFAS No.
      151). SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4 "Inventory Pricing", to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal" as stated in ARB No. 43. Additionally, SFAS No. 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005, and was required to be adopted by the Partnership effective January 1, 2006. The Partnership has determined that the adoption of SFAS No. 151 will not have a material impact on its results of operations and financial condition.

      In December 2004, the FASB issued a revision to SFAS 123R (revised 2004), "Share-Based Payment," which replaces SFAS No. 123 and supercedes APB Opinion No. 25. The revision requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments granted to employees. The statement eliminates the alternative method of accounting for employee share-based payments previously available under APB Opinion No. 25. The provisions of the statement will become effective for the Partnership in the fiscal year beginning January 1, 2006 for all equity awards granted after the effective date. The Partnership has determined that the adoption of SFAS No. 123R will not have a material effect on results of operations because there are currently no share-based payments or stock option plans.

      In December 2004, the FASB issued SFAS 153 "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29" effective for nonmonetary asset exchanges occurring in the fiscal year beginning January 1,

                 ALLISON'S GOURMET KITCHENS, LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER
                         30, 2005 AND 2006 IS UNAUDITED)
--------------------------------------------------------------------------------

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

      (o)   Recently Issued Accounting Pronouncements - Continued

      2006. SFAS 153 requires that exchanges of productive assets be accounted for at fair value unless fair value cannot be reasonably determined or the transaction lacks commercial substance. SFAS 153 will not have a material effect on the Partnership's financial position or results of operations.

      In May of 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and SFAS 3. SFAS 154 applies to all voluntary changes in accounting principles and requires retrospective application to prior periods' financial statements unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Adoption of SFAS 154 is required for accounting changes and error corrections made in fiscal years beginning after December 15, 2005. The Partnership adopted this new standard effective January 1, 2006. The adoption of this standard will not have a material effect on the Partnership's consolidated financial statements.

(3)   INVENTORIES

      A summary of inventories follows:

                                                   DECEMBER 31,
                                          ---------------------------   SEPTEMBER 30,
                                              2004           2005          2006
                                          ------------   ------------   -------------
                                                                         (UNAUDITED)
Raw Materials and Supplies                $    514,573   $    487,413   $     799,612
Finished Goods                                  57,737         78,460         242,575
                                          ------------   ------------   -------------
Total Inventory                           $    572,310   $    565,873   $   1,042,187
                                          ============   ============   =============

(4)   PROPERTY AND EQUIPMENT

      Property and equipment, at cost, consists of the following:

                                          DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                              2004           2005           2006
                                          ------------   ------------   -------------
                                                                         (UNAUDITED)
Machinery and equipment                   $    607,021   $    791,992   $   1,485,498
Construction in progress                        49,390        322,300       1,119,864
                                          ------------   ------------   -------------
                                               656,411      1,114,292       2,605,362
Less accumulated depreciation                   80,717        168,593         258,471
                                          ------------   ------------   -------------
Net Property, Plant and Equipment         $    575,694   $    945,699   $   2,346,891
                                          ============   ============   =============

(5)   LINE OF CREDIT

      The Partnership has a $1,000,000 secured bank line of credit, initiated on March 3, 2006, at an interest rate of Wall Street Journal prime plus 0.50%, with an initial rate of 8.00%. Interest is payable on a monthly basis. The line of credit was secured by all of the Partnership assets, including accounts receivable, inventory and equipment and personal guaranties of all of the partners. At September 30, 2006, short-term borrowings under this line of credit were $0. The bank line of credit agreement was subject to certain covenants for which the Partnership was in compliance with or has obtained a waiver as of September 30, 2006. At December 31, 2004 and 2005, short-term borrowings on previous lines of credit were $0.

      Wild About Food - Oklahoma has a $600,000 secured bank line of credit, initiated on June 7, 2006 at an interest rate of Wall Street Journal prime plus 1.00%. At September 30, 2006, short-term borrowings under this line of credit were $373,995. The Company was in compliance with all covenants.

      In addition to the line of credit, the Partnership secured a loan for equipment purchases in the amount of $2,400,000 with the same interest rate. The maturity date of this loan is March 3, 2011. The proceeds of the

                 ALLISON'S GOURMET KITCHENS, LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER
                         30, 2005 AND 2006 IS UNAUDITED)
--------------------------------------------------------------------------------

(5)   LINE OF CREDIT - (CONTINUED)

      equipment loan are to pay off existing debt related to previous equipment purchases and to purchase new equipment.

(6)   LONG-TERM DEBT AND CAPITAL LEASE OBLIGATION

      Long-term debt consists of the following:

                                                           DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                               2004           2005           2006
                                                           ------------   ------------   -------------
                                                                                          (UNAUDITED)
6.75% Equipment loan
   secured by manufacturing equipment
   final payment due March 3, 2011                         $    164,374   $    172,139   $     706,733
9.56% Equipment loans
   secured by refrigeration equipment
   final payment due May 1, 2021                                     --             --         104,112
9.56% Real estate loan
   secured by real property
   final payment due May 1, 2021                                     --             --         149,695
9.00% Notes payable
   unsecured - management contract
   final payment due June 1, 2009                                    --             --         240,000
                                                           ------------   ------------   -------------
Total debt                                                      164,374        172,139       1,200,540
Less current portion                                             91,377         91,209         185,544
                                                           ------------   ------------   -------------
Net long-term debt                                         $     72,997   $     80,930   $   1,014,996
                                                           ============   ============   =============

      Capital lease obligations consist of the following:

                                                           DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                               2004           2005            2006
                                                           ------------   ------------   -------------
                                                                                          (UNAUDITED)
Equipment leases                                           $    266,013   $    190,383   $       8,344
Total debt                                                      266,013        190,383           8,344
Less current portion                                             61,829         66,719           8,344
                                                           ------------   ------------   -------------
Net long-term debt                                         $    204,184   $    123,664   $          --
                                                           ============   ============   =============

      Annual Debt Service Requirements

      The annual principal payment requirements to maturity, for long-term debt and capital leases at September 30, 2006 are as follows:

YEAR ENDING                                                                CAPITAL LEASE
SEPTEMBER 30,                                             LONG-TERM DEBT     OBLIGATION      TOTAL
------------                                              --------------   -------------   ----------
   2007                                                   $      185,544   $       8,344   $  193,888
   2008                                                          208,804              --      208,804
   2009                                                          450,317              --      450,317
   2010                                                          207,827              --      207,827
   2011-2028                                                     148,048              --      148,048
                                                          --------------   -------------   ----------
Principal outstanding at
   September 30, 2006                                     $    1,200,540   $       8,344   $1,208,884
                                                          ==============   =============   ==========

                 ALLISON'S GOURMET KITCHENS, LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER
                         30, 2005 AND 2006 IS UNAUDITED)
--------------------------------------------------------------------------------

(7)   ACCRUED LIABILITIES

      A summary of accrued liabilities follows:

                                      DECEMBER 31,
                                  -------------------   SEPTEMBER 30,
                                    2004       2005          2006
                                  --------   --------   -------------
                                                         (UNAUDITED)

      Accrued compensation        $ 28,240   $160,257   $     121,503
      Accrued rebates               96,333    145,427         105,162
      Accrued interest expense       1,730        673             596
      Accrued payroll taxes         28,151     21,796          10,396
      Other accruals                    --         --          25,000
                                  --------   --------   -------------
      Total Accrued Liabilities   $154,454   $328,153   $     262,657
                                  --------   --------   -------------

(8)   INTANGIBLE ASSETS

      The Partnership holds an intangible asset, a client list acquired from Vaughan Foods, Inc., related to the initial formation of the Partnership in 2003. The Partnership amortizes the asset to expense over a period of five years. Amortization expense was $13,453, $16,143, $16,143, $12,107 and $12,107 for the years 2003, 2004, 2005 and the nine month periods ended September 30, 2005 and 2006, respectively.

(9)   EMPLOYEE BENEFIT PLANS

      The Partnership adopted a Flexible 401(k) plan covering all employees over the age of 21 with a minimum of 1,000 hours of service. The Partnership makes contributions under the plan at an amount equal to 100% of the employee's elective deferral rate, up to a maximum of 4% of the employee's compensation. The Partnership's contributions to the Flexible 401(k) plan were $283 and $388 for the period March 1, 2003 to December 31, 2003, and the year ended December 31, 2004, respectively. The Partnership has elected to discontinue the plan. No contributions were made during the year ended December 31, 2005.

(10)  PARTNERSHIP EQUITY

      On December 27, 2002, the Company organized as a limited partnership with the State of Oklahoma. An agreement of limited partnership was entered into on March 1, 2003. The term of the Partnership is perpetual from the date of formation unless the Partnership is dissolved or liquidated as provided for in the limited partnership agreement. The partners' percentage interest in income, gains, losses, deductions, voting rights and distributions are one (1) percent for the general partner and ninety-nine (99) percent for the limited partners.

(11)  COMMITMENTS AND CONTINGENCIES

      The Partnership is subject to legal proceedings and claims which arise in the ordinary course of business. Although occasional adverse decisions or settlements may occur, the Partnership is not aware of any proceeding at September 30, 2006 which would have a material adverse effect on its financial position, results of operations or liquidity.

(12)  LEASING ARRANGEMENTS

      The Partnership entered into a one year lease agreement with Vaughan Foods, Inc. for both refrigerated space and non-refrigerated space. The lease agreement provides for nine one-year options to extend the lease terms. The Partnership expended $182,060, $196,567, $295,593, $213,167 and
      $225,533 under this lease for the years ended December 31, 2003, 2004, 2005 and the nine month periods ended September 30, 2005 and 2006 respectively.

(13)  MAJOR CUSTOMERS

      The Partnership acquired a new customer in late 2004 which now represents approximately 46% of its total sales. A change in this customer relationship could adversely effect the Partnership's financial position. As the Partnership continues to increase its sales, this concentration may decrease.

                 ALLISON'S GOURMET KITCHENS, LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER
                         30, 2005 AND 2006 IS UNAUDITED)
--------------------------------------------------------------------------------

(13)  MAJOR CUSTOMERS - (CONTINUED)

      Wild About Food has a significant customer which represents greater than 90% of the company's total sales revenue. The customer relationship includes a renewable contract.

(14)  RELATED PARTY TRANSACTIONS

      Vaughan Foods, Inc. During the normal course of business, the Partnership purchases raw materials and freight services and sells finished products to Vaughan Foods, Inc. The Partnership enjoys a discounted price on raw material purchases from Vaughan Foods, Inc. in amount of approximately 5% to 10% in comparison with other customers of Vaughan Foods, Inc. All other transactions between the companies are at fair market value.

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                           -------------------------
                            2003       2004       2005         2005          2006
                          --------   --------   --------   -----------   -----------
                                                           (UNAUDITED)   (UNAUDITED)
Raw materials purchases   $215,273   $429,997   $726,769   $   583,251   $   644,637
Freight purchases         $205,469   $356,060   $579,673   $   467,352   $   456,113
Finished product sales    $996,545   $761,077   $602,520   $   507,918   $   449,726

      At December 31, 2003, 2004, 2005 and September 30, 2005 and 2006, trade accounts payable includes $0, $29,136, $30,995, $28,559 and $48,333 respectively, due to Vaughan Foods. Accounts payable related to freight services were $0, $0, $225, $0 and $0, respectively.

      The Partnership leases its facilities from Vaughan Foods, Inc. on an annual lease arrangement. The lease agreement provides for nine consecutive one year options to extend the lease agreement. The Partnership paid $182,060, $196,257, $295,593, $213,167 and $252,824 under this lease during the years ended December 31, 2003, 2004, 2005, and the nine month periods ended September 30, 2005 and 2006 respectively. Vaughan Foods, Inc. and the Partnership share utilities and other facility expenses through periodic reimbursement. The total utilities that are shared between the two entities resulted in a reimbursement to Vaughan Foods, Inc. of $99,861, $109,558, $195,390, $134,666 and $158,744 for
      fiscal 2003, 2004, 2005 and the nine month periods ended September 30, 2005 and 2006 respectively. At December 31, 2003, 2004, 2005 and September 30, 2005 and 2006, Vaughan Foods, Inc. was owed $79,922, $115,612,
      $304,671, $100,963 and $122,781 in outstanding reimbursements from the Partnership, respectively.

      Vaughan Foods, Inc. receives reimbursement from Allison's Gourmet Kitchens, LTD for services provided by staff in relation to administration, sales and other in the amounts of $ 64,654, $136,585, $212,195, $163,241 and $161,238 for fiscal 2003, 2004, 2005 and the nine month periods ended September 30, 2005 and 2006, respectively.

(15)  ACQUISITION OF WILD ABOUT FOOD

      Effective June 1, 2006, the Partnership acquired certain assets and assumed certain liabilities of Wild About Foods, Inc. and All For One, Inc. (together, "Wild"). Wild produces refrigerated food products for food service and retail customers. The purchase price was comprised of a cash payment of approximately $7,000, Notes payable to the sellers totaling $240,000, assumption of (i) a mortgage loan of approximately $ 153,000,
      (ii) a line of credit loan of approximately $23,000, (iii) a capital lease of approximately $9,000, and (iv) accounts payable and other liabilities of approximately $236,000. Assets acquired amounted to cash and accounts receivable of approximately $25,000, Inventory of approximately $131,000 and property and equipment of approximately $512,000. In addition, the acquisition provides for a contingent payment equal to 65% of operating income during the three-year period following the closing to the extent it exceeds $250,000. The Partnership also entered into a three-year employment agreement with the previous owner. The unaudited financial statements of the Partnership for the nine months ended September 30, 2006 include the results of operations and cash flows of Wild About Food since the date of acquisition.

                               VAUGHAN FOODS, INC.
                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                              BASIS OF PRESENTATION
--------------------------------------------------------------------------------

Vaughan Foods, Inc., ("Vaughan") and Allison's Gourmet Kitchens, LP ("Allison's") are separate discrete entities with significant integration of operations. Three officers of Vaughan together with Herb Grimes are the owners of Allison's and Allison's uses Vaughan's plant and facilities, distribution network and fleet of tractors and trailers. In addition, Allison's uses Vaughan's fresh cut produce in its products and the Companies share certain office, managerial and other personnel. The unaudited pro forma condensed consolidated financial statements give effect to the acquisition of Allison's by Vaughan and consummation of the Offering as discussed below:

ACQUISITIONS

Immediately prior to the closing of the offering, pursuant to agreements dated in May and June 2006, Vaughan has agreed to acquire, for nominal consideration , 60% of the limited partnership interests in Allison's (a limited liability partnership), and will also acquire the remaining 40% of the limited partnerships and the general partnership interest in Allison's for $2,500,000.

INITIAL PUBLIC OFFERING (THE OFFERING)

The net proceeds to the Company from the sale of 2,777,778 units (composed of one share of Common Stock, one Class A and one Class B Warrant). Net proceeds, based upon an assumed initial public offering price of $9 per unit are estimated to be $21.8 million ($25.272 million if the Underwriters' over-allotment option for an additional 416,667 units is exercised in full) after deducting the underwriting discount and estimated expenses of this offering. Of the net proceeds, $2.5 million will be used to pay for the acquisition of the interests in Allison's, $2.2 million will be used to repay short-term borrowings, including accrued interest used for the completion of the expansion of the existing facility and $3.0 million will be used for construction or acquisition of a new production facility, approximately $5 million will be used to repay indebtedness with a weighted average interest rate of 7.7% , The remainder of the net proceeds will be used for working capital and general corporate purposes, including possible use in additional acquisitions. Pending the final allocation of the remainder, that portion of the proceeds will be invested in short term investments with an assumed interest rate of [5%].

The unaudited pro forma condensed consolidated balance sheets give effect to the acquisition of Allison's and the Offering as if they had occurred on January 1, 2005. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2005 and the nine months ended September, 30, 2006 give effect to these transactions as if they had occurred at January 1, 2005.

The Company believes that the accompanying unaudited pro forma consolidated financial information contains all the material adjustments necessary to fairly present its financial position as of December 31, 2005 and September 30, 2006, respectively. The unaudited pro forma financial information presented does not purport to be indicative of the financial position or operating results which would have been achieved had the acquisition taken place at the dates indicated and should not be construed as representative of the Company's financial position or results of operations for any future date or period.

The unaudited pro forma adjustments are based on available information and upon certain assumptions that the Company believes are reasonable under the circumstances; however, the actual recording of the acquisition will be based on ultimate appraisals, evaluations and estimates of fair value. If these appraisals and evaluations identify assets with definable lives, the assets will be amortized over their expected useful lives. If any goodwill is recorded it will not be amortized. The Company will evaluate the relative fair market value of the intangible assets identified in its acquisition by estimating the future earnings streams of the related business lines and comparing the present value of the result of that estimation to the stated value of the related assets. Impairments, if any, will be charged to operations when identified.

             VAUGHAN FOODS, INC. AND ALLISON'S GOURMET KITCHENS, LP

            UNAUDITED PROFORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                             AS OF DECEMBER 31, 2005
--------------------------------------------------------------------------------

                                                   ALLISON'S                     ACQUISITION   PRO FORMA
                                     VAUGHAN        GOURMET                         AND         COMBINED   PRO FORMA
                                   FOODS, INC.   KITCHENS, INC.                  ACCOUNTING      POST        IPO         PRO FORMA
                                   HISTORICAL     HISTORICAL      ELIMINATIONS   ADJUSTMENTS  ACQUISITION  ADJUSTMENTS    RESULTS
                                   -----------   --------------   ------------   -----------  -----------  -----------  -----------
Current assets:
   Cash and cash
      equivalents                  $    36,163   $      600,498                               $   636,661               $   636,661
   Cash investments, IPO                                                         $(2,500,000)  (2,500,000) $19,614,175   17,114,175
   Accounts and note
      receivable, net                3,192,872          665,728                                 3,858,600                 3,858,600
   Accounts receivable
      related party                    335,666                        (335,666)                        --                        --
   Inventories                         725,578          565,873                                 1,291,451                 1,291,451
   Prepaid expenses and
      other current assets              80,011            9,601                       67,889      157,501      (79,648)      77,853
                                   -----------   --------------   ------------   -----------  -----------  -----------  -----------
      TOTAL CURRENT ASSETS           4,370,290        1,841,700       (335,666)   (2,432,111)   3,444,213   19,534,528   22,978,741
                                   -----------   --------------   ------------   -----------  -----------  -----------  -----------
Restricted assets:
   Cash and cash equivalents            80,471                                                     80,471                    80,471
   Investments                       1,950,580                                                  1,950,580                 1,950,580
   Certificate of deposit              256,000                                                    256,000                   256,000
                                   -----------                    ------------   -----------  -----------  -----------  -----------
      TOTAL RESTRICTED ASSETS        2,287,051                              --            --    2,287,051           --    2,287,051
                                   -----------                    ------------   -----------  -----------  -----------  -----------
Property and equipment, net          9,836,262          945,699                                10,781,961                10,781,961
                                   -----------   --------------   ------------   -----------  -----------  -----------  -----------
Other assets:
   Assets held for sale                 40,000                                                     40,000                    40,000
   Loan origination fees,
      net of amortization              436,465                                                    436,465      (67,313)     369,153
   Goodwill                                                                        1,562,678    1,562,678                 1,562,678
   Other                                                 34,976                                    34,976                    34,976
                                   -----------   --------------   ------------   -----------  -----------  -----------  -----------
      TOTAL OTHER ASSETS               476,465           34,976             --   $ 1,562,678    2,074,119      (67,313)   2,006,806
                                   -----------   --------------   ------------   -----------  -----------  -----------  -----------
   TOTAL ASSETS                    $16,970,068   $    2,822,375   $   (335,666)  $  (869,433) $18,587,344  $19,467,215  $38,054,559
                                   ===========   ==============   ============   ===========  ===========  ===========  ===========

Accounts payable and
   accrued expenses                $ 3,683,080   $      735,783                  $   179,487  $ 4,598,350               $ 4,598,350
Accounts payable,
   related party                                        335,666       (335,666)                        --                        --
Disbursements in transit                                                                                                         --
Line of credit                       2,314,294                                                  2,314,294   (2,314,294)          --
Current portion of
   long-term debt and
   capital leases                      853,112          157,928                                 1,011,040     (415,918)     595,122
                                   -----------   --------------   ------------   -----------  -----------  -----------  -----------
      TOTAL CURRENT
         LIABILITIES                 6,850,486        1,229,377       (335,666)      179,487    7,923,684   (2,730,212)   5,193,472
                                   -----------   --------------   ------------   -----------  -----------  -----------  -----------
Long-term debt and
   capital leases, net of
   current portion                   9,378,277          204,594                                 9,582,871     (890,500)   8,692,371
Deferred tax liability                 135,367                                       339,484      474,851                   474,851
                                   -----------   --------------   ------------   -----------  -----------  -----------  -----------
      TOTAL LONG-TERM
         LIABILITIES                 9,513,644          204,594             --       339,484   10,057,722     (890,500)   9,167,222
TOTAL PARTNERS' EQUITY                                1,388,404                   (1,388,404)          --                        --
Shareholders' equity:
Common stock                               800                                                        800        2,903        3,703
Paid-in capital                        415,193                                                    415,193   22,954,097   23,369,290
Member capital (deficit)               (12,839)                                                   (12,839)                  (12,839)
Retained earnings                      202,784                                                    202,784      130,927      333,711
                                   -----------   --------------   ------------   -----------  -----------  -----------  -----------
      TOTAL SHAREHOLDERS'
         EQUITY                        605,938               --             --            --      605,938   23,087,927   23,693,865
                                   -----------   --------------   ------------   -----------  -----------  -----------  -----------
TOTAL LIABILITIES
   AND SHARE-
   HOLDERS' EQUITY                 $16,970,068   $    2,822,375   $   (335,666)  $  (869,433) $18,587,344  $19,467,215  $38,054,559
                                   ===========   ==============   ============   ===========  ===========  ===========  ===========


    The accompanying notes to unaudited pro forma financial statements are an integral part of this financial statement

             VAUGHAN FOODS, INC. AND ALLISON'S GOURMET KITCHENS, LP

            UNAUDITED PROFORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                            AS OF SEPTEMBER 30, 2006
--------------------------------------------------------------------------------

                                                   ALLISON'S                     ACQUISITION   PRO FORMA
                                     VAUGHAN        GOURMET                         AND         COMBINED   PRO FORMA
                                   FOODS, INC.   KITCHENS, INC.                  ACCOUNTING      POST          IPO       PRO FORMA
                                   HISTORICAL     HISTORICAL      ELIMINATIONS   ADJUSTMENTS  ACQUISITION  ADJUSTMENTS    RESULTS
                                   -----------   --------------   ------------   -----------  -----------  -----------  -----------
Current assets:
   Cash and cash
      equivalents                  $   419,144   $      194,899                               $   614,043               $   614,043
   Cash investments, IPO                                                         $(2,500,000)  (2,500,000) $18,530,948   16,030,948
   Accounts and note
      receivable, net                3,856,029        1,103,491                                 4,959,520                 4,959,520
   Accounts receivable,
      related party                    171,114                        (171,114)                        --                        --
   Inventories                         742,357        1,042,187                                 1,784,544                 1,784,544
   Prepaid expenses and
      other current assets              37,968           29,625                       67,889      135,482      (79,648)      55,834
   Bridge loan asset, net
      of amortization                  843,750                                                    843,750     (843,750)     843,750
                                   -----------   --------------   ------------   -----------  -----------  -----------  -----------
      TOTAL CURRENT ASSETS           6,070,362        2,370,202       (171,114)   (2,432,111)   5,837,339   17,607,557   23,444,890
                                   -----------   --------------   ------------   -----------  -----------  -----------  -----------
Restricted assets:
   Cash and cash equivalents               267                                                        267                       267
   Investments                         901,292                                                    901,292                   901,292
   Certificate of deposit              256,000                                                    256,000                   256,000
                                   -----------                    ------------   -----------  -----------  -----------  -----------
      TOTAL RESTRICTED ASSETS        1,157,559                              --            --    1,157,559           --    1,157,559
                                   -----------                    ------------   -----------  -----------  -----------  -----------
Property and equipment, net         12,543,036        2,346,891                                14,889,927                14,889,927
                                   -----------   --------------   ------------   -----------  -----------  -----------  -----------
Other assets:
   Assets held for sale                 40,000                                                     40,000                    40,000
   Loan origination fees, net          542,029                                                    542,029     (195,375)     346,634
   Deferred tax assets,
      non current                      461,951                                                    461,951                   461,951
   Deferred cost of public
      offering                         269,115                                                    269,115     (269,115)          --
   Goodwill                                                                        1,562,678    1,562,678                 1,562,678
   Other                                                 30,426                                    30,426                    30,426
                                   -----------   --------------   ------------   -----------  -----------  -----------  -----------
      TOTAL OTHER ASSETS             1,313,095           30,426             --     1,562,678    2,906,199     (464,510)   2,441,689
                                   -----------   --------------   ------------   -----------  -----------  -----------  -----------
   TOTAL ASSETS                    $21,084,052   $    4,747,519   $   (171,114)  $  (869,433) $24,791,024  $17,143,041  $41,934,065
                                   ===========   ==============   ============   ===========  ===========  ===========  ===========
Accounts payable and
   accrued expenses                $ 5,515,622   $      875,333                  $   378,650  $ 6,769,605               $ 6,769,605
Accounts payable,
   related party                                        171,114       (171,114)                        --                        --
Disbursements in transit                19,673          215,698                                   235,371                   235,371
Line of credit                       2,726,578          373,995                                 3,100,573   (2,726,578)     373,975
Short-term borrowing                 2,250,000                                                  2,250,000   (2,250,000)          --
Bridge funding liability             1,125,000                                                  1,125,000   (1,125,000)          --
Current portion of
   long-term debt and
   capital leases                      796,632          193,888                                   990,520     (415,918)     574,602
                                   -----------   --------------   ------------   -----------  -----------  -----------  -----------
      TOTAL CURRENT
         LIABILITIES                12,433,505        1,830,028       (171,114)      378,650   14,471,069   (6,517,496)   7,953,573
                                   -----------   --------------   ------------   -----------  -----------  -----------  -----------
Long-term debt and
   capital leases, net of
   current portion                   9,082,850        1,014,996                                10,097,846     (890,500)   9,207,346
Deferred tax liability                      --                                       654,412      654,412      547,440    1,201,852
                                   -----------   --------------   ------------   -----------  -----------  -----------  -----------
      TOTAL LONG-TERM
         LIABILITIES                 9,082,850        1,014,996             --       654,412   10,752,258     (343,060)  10,409,178
                                   -----------   --------------   ------------   -----------  -----------  -----------  -----------
   TOTAL PARTNERS' EQUITY                             1,902,495                   (1,902,495)          --                        --
                                                 --------------                  -----------
Shareholders' equity:
Common stock                             2,778                                                      2,778        2,903        5,681
Paid-in capital                        413,215                                                    413,215   22,954,097   23,367,312
Member capital (deficit)               (19,837)                                                   (19,837)          --      (19,837)
Retained earnings                     (828,459)                                                  (828,459)   1,046,597      218,138
                                   -----------                    ------------   -----------  -----------  -----------  -----------
      TOTAL SHAREHOLDERS'
         EQUITY                       (432,303)                             --            --     (432,303)  24,003,597   23,571,294
                                   -----------                    ------------   -----------  -----------  -----------  -----------
TOTAL LIABILITIES
   AND SHARE-
   HOLDERS' EQUITY                 $21,084,052   $    4,747,519   $   (171,114)  $  (869,433) $24,791,024  $17,143,041  $41,934,065
                                   ===========   ==============   ============   ===========  ===========  ===========  ===========


    The accompanying notes to unaudited pro forma financial statements are an integral part of this financial statement

             VAUGHAN FOODS, INC. AND ALLISON'S GOURMET KITCHENS, LP

       UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2005
--------------------------------------------------------------------------------

                                               ALLISON'S                      ACQUISITION    PRO FORMA
                                  VAUGHAN       GOURMET                           AND         COMBINED     PRO FORMA
                                FOODS, INC.   KITCHENS, INC.                   ACCOUNTING       POST          IPO        PRO FORMA
                                 HISTORICAL     HISTORICAL     ELIMINATIONS   ADJUSTMENTS   ACQUISITION   ADJUSTMENTS     RESULTS
                                -----------   --------------   ------------   -----------   -----------   -----------   -----------
Net sales                       $44,730,265   $   13,110,516   $ (1,908,962)                $55,931,819                 $55,931,819
   Cost of sales                 37,976,138        9,845,433     (1,908,962)                 45,912,609                  45,912,609
                                -----------   --------------   ------------   -----------   -----------   -----------   -----------
      Gross profit                6,754,127        3,265,083             --            --    10,019,210            --    10,019,210
Selling, general and                                               (407,585)
administrative                                                      407,585
expenses                          6,496,703        2,021,227       (295,593)      179,487     8,401,824        67,313     8,469,136
Management fee -- general
   partner                                           335,083                                    335,083                     335,083
                                -----------   --------------   ------------   -----------   -----------   -----------   -----------
Total selling, general and
   administrative expenses
   and management fee             6,496,703        2,356,310       (295,593)      179,487     8,736,907        67,313     8,804,219
                                -----------   --------------   ------------   -----------   -----------   -----------   -----------
      Operating income              257,424          908,773        295,593      (179,487)    1,282,303       (67,313)    1,214,991
   Rent income                      295,593                        (295,593)                         --                          --
   Interest expense              (1,041,918)         (11,236)                                (1,053,154)      265,937      (787,217)
   Interest income                                                                                            855,700       855,700
   Short-term borrowing
      expense                                                                                                (843,750)     (843,750)
   Other, net                        88,180                                                      88,180                      88,180
                                -----------   --------------   ------------   -----------   -----------   -----------   -----------
      TOTAL OTHER INCOME AND
         EXPENSE                   (658,145)         (11,236)      (295,593)           --      (964,974)      277,887      (687,087)
                                -----------   --------------   ------------   -----------   -----------   -----------   -----------
Earnings(loss) before income
   taxes                           (400,721)         897,537             --      (179,487)      317,329       210,575       527,904
Income tax (benefit)               (159,667)                                      271,595       111,928        79,648       191,576
                                -----------   --------------   ------------   -----------   -----------   -----------   -----------
Net income (loss)               $  (241,054)  $      897,537   $         --    $ (451,082)  $   205,401   $   130,927   $   336,328
                                ===========   ==============   ============   ===========   ===========   ===========   ===========
Weighted average shares
   outstanding -- basic and
   diluted                        2,777,778                                                   2,777,778     2,902,778     5,680,556
Net income (loss) per share
   -- basic and diluted         $     (0.09)                                                $      0.07                 $      0.06
                                ===========   ==============   ============   ===========   ===========   ===========   ===========


             The accompanying notes to unaudited pro forma financial statements are an integral part of this financial statement

             VAUGHAN FOODS, INC. AND ALLISON'S GOURMET KITCHENS, LP

       UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006
--------------------------------------------------------------------------------

                                               ALLISON'S                      ACQUISITION    PRO FORMA
                                  VAUGHAN       GOURMET                           AND         COMBINED     PRO FORMA
                                FOODS, INC.   KITCHENS, INC.                   ACCOUNTING       POST          IPO        PRO FORMA
                                 HISTORICAL     HISTORICAL     ELIMINATIONS   ADJUSTMENTS   ACQUISITION   ADJUSTMENTS     RESULTS
                                -----------   --------------   ------------   -----------   -----------   -----------   -----------
Net sales                       $39,276,344   $   14,329,532   $ (1,550,476)                $52,055,400                 $52,055,400
   Cost of sales                 34,841,673       10,910,189     (1,550,476)                 44,201,386                  44,201,386
                                -----------   --------------   ------------   -----------   -----------   -----------   -----------
      Gross profit                4,434,671        3,419,343             --            --         7,854            --     7,854,014
Selling, general and                                                319,982
   administrative                                                  (319,982)
   expenses                       5,177,351        2,262,011        254,824                   7,694,186                   7,694,186
Management fee -- general
   partner                                           245,122                                    245,122                     245,122
                                -----------   --------------   ------------   -----------   -----------   -----------   -----------
Total selling, general and
   administrative expenses
   and management fee             5,177,351        2,507,133        254,824            --     7,939,308            --     7,939,308
                                -----------   --------------   ------------   -----------   -----------   -----------   -----------
      Operating income             (742,680)         912,210       (254,824)           --       (85,294)           --       (85,294)
   Rent income                      254,824                        (254,824)                         --                          --
   Interest expense                (823,551)         (70,522)                                  (894,073)      278,085      (615,988)
   Interest income                       --          772,097        772,097                                   859,700       859,700
                                -----------   --------------   ------------   -----------   -----------   -----------   -----------
   Short-term borrowing
      expenses                     (325,325)                                                   (325,325)      325,325             0
   Other, net                        36,211                                                      36,211                      36,211
                                -----------   --------------   ------------   -----------   -----------   -----------   -----------
      TOTAL OTHER INCOME AND
         EXPENSE                   (857,841)         (70,522)      (254,824)           --    (1,183,187)    1,463,110       279,923
                                -----------   --------------   ------------   -----------   -----------   -----------   -----------
Earnings (loss) before income
   taxes                         (1,600,521)         841,688             --            --      (758,833)    1,463,110       704,277
Income tax (benefit)/
   expense                         (562,280)                                      314,928      (247,352)      547,440       300,088
                                -----------   --------------   ------------   -----------   -----------   -----------   -----------
Net income (loss)               $(1,038,241)       $ 841,688   $         --   $  (314,928)  $  (511,481)  $   915,670   $   404,189
                                ===========   ==============   ============   ===========   ===========   ===========   ===========
Weighted average shares
   outstanding -- basic and
   diluted                        2,777,778                                                   2,777,778     2,902,778     5,680,556
Net income (loss) per share
   -- basic and diluted         $     (0.37)                                                $     (0.18)                $      0.07
                                ===========   ==============   ============   ===========   ===========   ===========   ===========


             The accompanying notes to unaudited pro forma financial statements are an integral part of this financial statement

             VAUGHAN FOODS, INC. AND ALLISON'S GOURMET KITCHENS, LP

                NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.    ACQUISITION OF ALLISON'S

Vaughan Foods, Inc. will acquire the partnership interests in Allison's on the closing of the Offering. Allison's uses Vaughan's plant and facilities, distribution network and fleet of tractors and trailers. In addition, Allison's uses Vaughan's fresh cut produce in its products and the Companies share certain office, managerial and other personnel. The unaudited pro forma condensed consolidated financial statements give effect to the acquisition of Allison's by Vaughan and the consummation of the Offering.

2.    BASIS OF CONSOLIDATION

The unaudited pro forma consolidated financial statements give effect to the acquisition of Allison's by Vaughan, the pro forma adjustments required by the acquisition, and the consummation of the Offering of 2,777,778 units (composed of one share of Common Stock, one Class A and one Class B Warrant). The Acquisition was accounted for using the purchase method of accounting. These statements are based on the historical financial statements of Vaughan and Allison's and the estimates and assumptions as discussed in these footnotes.

3. UNAUDITED PRO FORMA BALANCE SHEETS AND STATEMENTS OF OPERATIONS -- PURCHASE AND ACCOUNTING ADJUSTMENTS

The following table sets forth the accounting adjustments required to reflect the acquisition of Allison's by Vaughan and pro forma tax adjustments required to reflect a provision for taxes on the earnings of Allison's (which was not taxed directly as a partnership). Based on management's preliminary analysis, it is anticipated that the historical carrying value of the assets and liabilities of Allison's will approximate fair value. The amount of "Excess of purchase price over net book value of assets acquired" subsequent to the Acquisition is estimated to be $1,562,678. This amount will be reviewed for impairment as required. Management has not currently identified any other material tangible or identifiable intangible assets of Allison's to which a portion of the purchase could reasonably be allocated. Vaughan and Allison's have a favorable oral transfer pricing agreement when operating as separate entities. The agreement provides for Allison's to purchase raw materials from Vaughan at a price less than fair market value. As a consolidated entity, the pricing agreement would have no effect, In this connection the Company has recorded in selling, general and administrative expense approximately $180,000 representing a settlement of a favorable pricing agreement. The amount was calculated using the present value of the annual purchases under the agreement discounted using a rate that a company having a similar capital structure would realize.

                                                                                             DEBIT
                                                                                           (CREDIT)
                                                                                    12/31/2005      9/30/2006
                                                                                  -------------   -------------
Acquisition and Accounting Adjustments
Selling, general and administrative expense, settlement of preexisting contract   $     179,487
Income tax (provision) benefit
   Income tax (provision) benefit related to settlement                                  67,889
   Income tax provision related to partnership income                                  (339,484)       (314,928)
                                                                                  -------------   -------------
     Total                                                                             (271,595)       (314,928)
                                                                                  -------------   -------------
Total acquisition and accounting adjustments effect on net income 12/31/05              451,082         314,928
                                                                                  -------------   -------------
Cash investments IPO, purchase price of acquisition of Allison's                     (2,500,000)     (2,500,000)
Prepaid expenses and other current assets (Deferred tax assets)                          67,889          67,889
Goodwill                                                                              1,562,678       1,562,678
Accounts payable and accrued expense (Settlement liability)                            (179,487)       (179,487)
Accounts payable and accrued expense (remove partners equity)                                --        (199,163)
                                                                                  -------------   -------------
   Total accounts payable and accrued expenses                                         (179,487)       (378,650)
Deferred tax liability re: tax provision on partnership income not
   previously taxed 9/30/06                                                                  --        (314,928)
                                                                                  -------------   -------------
Deferred tax liability re: tax provision on partnership income not
   previously taxed 12/31/06                                                           (339,484)       (339,484)
   Total                                                                               (339,484)       (654,412)
Total partner equity:
   Net income adjustments as above                                                      451,082         451,082
   Net income adjustments as above                                                                      314,928
   Adjustment to remove partners equity                                                                 199,163
   Partner equity                                                                       937,322         937,322
                                                                                  -------------   -------------
     Total                                                                            1,388,404       1,902,495
                                                                                  -------------   -------------
Proof                                                                             $          (0)  $          (0)
                                                                                  -------------   -------------

             VAUGHAN FOODS, INC. AND ALLISON'S GOURMET KITCHENS, LP

                NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

4. UNAUDITED PRO FORMA BALANCE SHEETS AND STATEMENTS OF OPERATIONS -- INITIAL PUBLIC OFFERING ADJUSTMENTS

Pro Forma IPO Adjustments give effect to the consummation of the Offering of 2,777,778 units (composed of one share of Common Stock, one Class A and one Class B Warrant). These statements are based on the historical financial statements of Vaughan and Allison's and the estimates and assumptions as discussed in these footnotes. The following table reflects the details of the adjustments required to give effect to the IPO, the reduction of indebtedness, the adjustment of interest expense and interest income, adjustments to equity, adjustments to reflect tax provisions, and other account adjustments.

                                                                                               DEBIT
                                                                                             (CREDIT)
                                                                                    12/31/2005      9/30/2006
                                                                                  -------------   -------------
Pro Forma IPO Adjustments
Selling, general and administrative expense, write off of loan origination costs  $      67,313
Interest expense reduction re: pro forma payment of Line of credit                     (165,837)       (203,009)
Interest expense reduction re: pro forma payment of Current portion of
   Long-term debt                                                                       (31,868)        (23,901)
Interest expense reduction re: pro forma payment of Long-term debt                      (68,232)        (51,174)
Write off of short-term borrowing expense
Interest income increase re: pro forma cash balance                                    (855,700)       (859,700)
Write off of short-term borrowing expense                                               843,750        (325,325)
Income tax (provision) benefit re: adjustments to income 12/31/05                        79,648
Income tax (provision) benefit re: adjustments to income 9/30/06                             --         547,440
                                                                                  -------------   -------------
   Total                                                                               (130,927)       (915,670)
                                                                                  -------------   -------------
Total acquisition and accounting adjustments effect on net income 12/31/05             (130,927)       (915,670)
                                                                                  -------------   -------------
Cash investments IPO                                                                 19,614,175      19,614,175
Cash investments IPO                                                                         --      (1,083,227)
                                                                                  -------------   -------------
   Total                                                                             19,614,175      18,530,948
Prepaid expenses and other current assets (Deferred tax assets)                         (79,648)        (79,648)
Loan origination fees, net of amortization                                              (67,313)        (67,313)
Loan origination fees, net of amortization                                                   --        (128,082)
                                                                                  -------------   -------------
   Total                                                                                (67,313)       (195,395)
Write off Bridge Loan Asset                                                                            (843,750)
Deferred cost of public offering                                                                       (269,115)
Line of credit                                                                        2,314,294       2,314,294
Line of credit                                                                               --         412,284
                                                                                  -------------   -------------
   Total                                                                              2,314,294       2,726,578
Short-term borrowing                                                                                  2,250,000
Bridge funding liability                                                                              1,125,000
Current portion of Long-term debt and capital leases                                    415,918         415,918
Long-term debt and capital leases                                                       890,500         890,500
Deferred tax liability                                                                                 (547,440)
Common stock                                                                             (2,903)         (2,903)
Paid-in capital                                                                     (22,954,097)    (22,954,097)
Retained earnings                                                                      (130,927)       (130,927)
Retained earnings                                                                            --        (715,670)
                                                                                  -------------   -------------
Proof                                                                             $           0   $          (0)
                                                                                  =============   =============

      UNTIL   , 2007 (THE 25TH DAY AFTER THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN OUR UNITS, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                -----------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary .....................................................      3
Risk Factors ...........................................................      9
Special Note Regarding Forward-
   Looking Statements ..................................................     16
Recent Developments ....................................................     17
Use of Proceeds ........................................................     18
Dividend Policy ........................................................     19
Capitalization .........................................................     20
Dilution ...............................................................     21
Selected Consolidated Financial Data ...................................     22
Management's Discussion and
   Analysis of Financial Condition and
   Results of Operations ...............................................     24
Business ...............................................................     38
Management .............................................................     45
Certain Relationships and Related
   Transactions ........................................................     50
Principal Stockholders .................................................     51
Description of Securities ..............................................     52
Description of Certain Indebtedness ....................................     56
Shares Eligible for Future Sale ........................................     57
Underwriting ...........................................................     58
Legal Matters ..........................................................     61
Experts ................................................................     61
Where You Can Find More
   Information .........................................................     62
Index to Financial Statements ..........................................     63


                                 2,777,778 UNITS


                              [VAUGHAN FOODS LOGO]

                                   ----------

                                   PROSPECTUS

                                   ----------

                               PAULSON INVESTMENT
                                  COMPANY, INC.


                                     , 2007

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following are the expenses of the issuance and distribution of the securities being registered, other than underwriting commissions and expenses, all of which will be paid by Vaughan. Other than the SEC registration fee and the NASD filing fees all of such expenses are estimated.


SEC Registration fee ...............................................   $ 17,319
NASD fee ...........................................................   $ 16,024
Nasdaq Capital Market listing fee ..................................   $ 50,000*
Boston Stock Exchange listing fee ..................................   $ 15,000
Printing expenses ..................................................   $100,000*
Accounting fees and expenses .......................................   $150,000*
Legal fees and expenses ............................................   $250,000*
Blue sky filing fees and related attorney fees and expenses ........   $ 58,000*
Transfer agent and registrar fees and expenses .....................   $  3,500*
"Road Show" and miscellaneous other expenses .......................   $  8,318*
                                                                       --------
Total ..............................................................   $668,000*
                                                                       ========


------------
*Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 18-1031 of the Oklahoma General Corporation Act grants us the power to indemnify our directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, shareholder vote, agreement, or otherwise.

      Our Articles of Incorporation provides that we indemnify each of our directors and officers to the fullest extent by the Oklahoma General Corporation Act, against expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

      Our Articles of Incorporation also provides that a director will not be personally liable to us or to our stockholders for monetary damages for breach of the fiduciary duty of care as a director. This provision does not eliminate or limit the liability of a director:

      o for breach of his or her duty of loyalty to us or to our stockholders;

      o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

      o     for any improper benefit

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to our Articles of Incorporation, Bylaws and the Oklahoma General Corporation Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

      The Underwriting Agreement provides for reciprocal indemnification between us and our controlling persons, on the one hand, and the underwriters and their respective controlling persons, on the other hand, against certain liabilities in connection with this offering, including liabilities under the Securities Act.

15. RECENT SALES OF UNREGISTERED SECURITIES.

      In the last three years, we sold the following unregistered securities:

      o     10% Secured Notes Due June 30, 2007.


      o In September 2006 we sold $2.0 million aggregate principal amount of our 10% secured promissory notes due June 30, 2007 and the right to receive $1.25 million of units sold in this offering based on the initial public offering price per unit. Paulson Investment Company acted as placement agent and received a fee of $160,000 and our commitment to reimburse Paulson Investment Company for its expenses up to a maximum of $10,000.


      o In August 2006 we issued a $1 million principal amount unsecured promissory note, bearing interest at 10% per annum to Paulson Investment Company, the representative of the several underwriters of this offering. The original principal amount and all accrued but unpaid interest thereon is due and payable on the first anniversary of the date of issuance of the note but is repayable out of the proceeds of this offering. No commission or placement agent fee was payable in connection with the isuance of this note.

      The foregoing securities were issues in reliance upon the exemption from the registration requirements of the securities Act of 1933, as amended, provided in Section 4(2) thereof, as a transaction by an issuer not involving a public offering. The registrant reasonably believed that each purchaser had such knowledge and experience in financial and business matters to be capable of valuating the merits and risks of the investment, each purchaser represented an intention to acquire the securities for investment only and not with a view to distribution thereof and appropriate legends were affixed to the secured and unsecured notes and will be added to the shares and warrants when issued.

ITEM 16. EXHIBITS


EXHIBITS
   NO.                                              DESCRIPTION
--------                                            -----------
  1.1      Form of Underwriting Agreement*
  3.1      Certificate of Incorporation, as amended(1)
  3.2      Bylaws(1)
  4.1      Specimen stock certificate(1)
  4.2      Form of warrant agreement, including form of Class A and Class B warrants(1)
  4.3      Specimen unit certificate(1)
  4.4      Form of representative's warrant(1)
  4.5      Mortgage and loan agreement dated December 31, 2004(1)
  4.6      Indenture of trust dated December 31, 2004(1)
  4.7      Real estate loan due August 1, 2028(1)
  4.8      Agreement of the registrant to furnish agreements defining rights of holders of long term debt(1)
  5.1      Form of opinion of Morse, Zelnick, Rose & Lander, LLP*
  10.1     Agreement between Vaughan Foods, Inc., Mark E. Vaughan and Vernon J. Brandt, Jr.
           Dated June 12, 2006(1)
  10.2     Agreement between Vaughan Foods, Inc., Braxton Management, Inc.,
           Herb Grimes and Stan Gustas, dated May 19, 2006(1)
  10.3     Vaughan Foods, Inc. equity incentive plan(1)
  10.4     Form of Securities Purchase and Subscription Agreement dated as of July 17, 2006(1)
  10.5     Form of Registration Rights Agreement dated as of July 17, 2006(1)
  10.6     Loan and Security agreement dated as of June 29, 2005(1)
  10.7     Promissory Note extension agreement dated as of June 28, 2006 and Promissory Note dated June
           29, 2005(1)
  10.8     Form of Promissory Note dated September 25, 2006(1)
  10.9     Form of Second Promissory Note extension agreement and amendment to loan and security agreement*
  21.1     Subsidiary schedule(1)
  23.1     Consent of Cole & Reed, PC*
  23.2     Consent of Cole & Reed, PC*
  23.3     Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)*
  24.1     Power of attorney (included in signature page)

-------------------
* Filed herewith

1. Filed with the initial filing of this registration statement on October 6,
2006

ITEM 17. UNDERTAKINGS

      A. The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                  (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (b) reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (c) include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) For the purpose of determining liability under the Securities Act to any purchaser:

                  (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) under the Securities Act shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement: and

                  (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) under the Securities Act as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to rule 415(a)(1)(i), (vii), or (x) under the Securities Act for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness o the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

            (5) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

            The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                  (a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

                  (b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                  (c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                  (d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

            (6) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

            (7) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (8) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


      Pursuant to the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moore, State of Oklahoma on December 27, 2006.


                                                  VAUGHAN FOODS, INC.

                                                  by: /s/ MARK E. VAUGHAN
                                                  -----------------------
                                                  Mark E. Vaughan
                                                  Chief Executive Officer

      ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen A. Zelnick and Mark E. Vaughan and each of them his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, as amended, the following persons have signed this Registration Statement in the capacities indicated on the date set forth below.


      In accordance with the requirements of the Securities Act of 1933, as amended, the following persons have signed this Registration Statement in the capacities indicated on the 27th day of December, 2006.

    SIGNATURE                   TITLE
   -----------                 -------

/s/ MARK E. VAUGHAN*          President, Chief Executive Officer and
---------------------         Director (Principal Executive Officer
Mark E. Vaughan

/s/ STAN L. GUSTAS*           Chief Financial Officer
---------------------         (Principal Financial and Accounting Officer
Stan Gustas

/s/ VERNON J. BRANDT*         Director
---------------------
Vernon J. Brandt

* by: /s/ STEPHEN A. ZELNICK*
  ------------------------------------
  Stephen A. Zelnick, attorney-in-fact

                          [ALTERNATE PAGE FOR SELLING SECURITYHOLDER PROSPECTUS]


      The information in this prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities until 90 days after the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION)
DATED JANUARY [     ], 2007

                              [ ] CLASS A WARRANTS
                              [ ] CLASS B WARRANTS
                                   [ ] SHARES

                              [VAUGHAN FOODS LOGO]

      This Prospectus relates to the resale of [ ] shares, [ ] Class A and [ ] Class B redeemable common stock purchase warrants (collectively, the "Warrants") and the additional [ ] shares of the common stock of Vaughan Foods, Inc., underlying the Warrants (collectively, the "Shares"), which are being offered for resale by the Selling Securityholders. Each Class A warrant entitles its holder to purchase one share of common stock at an exercise price equal to $_____. Each Class B warrant entitles its holder to purchase one share of common stock at an exercise price equal to $_____. The Class A and Class B warrants are exercisable at any time beginning on _______, 2007 until ________, 2012. Vaughan Foods, Inc. may redeem some or all of the Class A warrants at a price of $0.25 per warrant, at any time beginning 30 days after the date of this Prospectus by giving the holders not less than 30 days' notice. Vaughan Foods, Inc. may redeem some or all of the Class B warrants, at a price of $0.25 per warrant, at any time beginning 30 days after the date of this Prospectus by giving the holders not less than 30 days' notice, which Vaughan Foods, Inc. may do at any time after its gross revenues, as confirmed by an independent audit, for any period of four consecutive fiscal quarters preceding the notice, are equal to or greater than $100 million. The Selling Securityholders will receive units identical to those being offered in Vaughan Foods, Inc.'s initial public offering at the closing of its initial public offering. The Shares and the Warrants that the Selling Securityholders are offering pursuant to this resale prospectus are included in those units, and will separate from the units and become eligible for resale on the 30th calendar day following the date of this prospectus.

      Vaughan Foods, Inc. will not receive any of the proceeds from sales of the Warrants or the Shares by the Selling Securityholders. These securities may be offered from time to time by the Selling Securityholders, their pledgees and/or donees, after the effective date of this registration statement through ordinary brokerage transactions in the over-the-counter market or exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Selling Securityholders may not sell any Warrants or Shares until they trade on the Nasdaq Capital Market, which we expect will be the 30th day following the date of this Prospectus.

      The Selling Securityholders have not entered into any underwriting arrangement. The Selling Securityholders may pay usual and customary or specifically negotiated brokerage fees or commissions in connection with sales of the Warrants and/or the Shares.

      On the date of this Prospectus, the Securities and Exchange Commission declared effective a registration statement, filed under the Security Act, regarding our underwritten public offering of 2,777,778 units, each consisting of one share of our common stock, one Class A warrant and one Class B warrant, without giving effect to the overallotment option granted to the representative of the underwriters to purchase an additional 416,667 units. In connection with the offering of the units, we granted the representative of the underwriters a warrant to purchase 500,000 units. The Warrants are identical to the Class A and Class B warrants included in the units sold in that underwritten public offering.

      THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.

      SEE "RISK FACTORS."

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is ___________, 2007

                          [ALTERNATE PAGE FOR SELLING SECURITYHOLDER PROSPECTUS]


                                  THE OFFERING

Securities offered [ ] ............................   Class A Warrants. See "DESCRIPTION OF SECURITIES"
                                                      and "SELLING SECURITYHOLDERS AND
                                                      PLAN OF DISTRIBUTION."
                   [ ]                                Class B Warrants. See "DESCRIPTION OF SECURITIES"
                                                      and "SELLING SECURITYHOLDERS AND
                                                      PLAN OF DISTRIBUTION."
                   [ ]                                Shares of common stock, no par value. See "DESCRIPTION
                                                      OF SECURITIES" and "SELLING SECURITYHOLDERS
                                                      AND PLAN OF DISTRIBUTION."

Exercise terms ....................................   Each Class A warrant entitles its holder to purchase one
                                                      share of common stock at an exercise price equal to
                                                      $_______. Each Class B warrant entitles its holder to
                                                      purchase one share of common stock at an exercise price
                                                      equal to $______. The Class A and Class B warrants are
                                                      exercisable at any time after ________ , 2007.

Expiration date ...................................   ___________, 2012

Redemption ........................................   We may redeem some or all of the Class A warrants at a
                                                      price of $0.25 per warrant, at any time beginning 30
                                                      days after the date of this Prospectus by giving the holders not less than 30 days' notice. We may redeem some
                                                      or all of the Class B warrants, at a price of $0.25 per
                                                      warrant, at any time beginning 30 days after the date of
                                                      this Prospectus by giving the holders not less than 30
                                                      days' notice, which we may do at any time after our
                                                      gross revenues, as confirmed by an independent audit,
                                                      for any period of four consecutive fiscal quarters preceding the notice, are equal to or greater than $100 million.

Proposed Nasdaq Capital Market symbols ............   Class A Warrants -- FOODW
                                                      Class B Warrants -- FOODZ
                                                      Shares -- FOOD

Risk factors ......................................   This Offering involves a high degree of risk. See "RISK
                                                      FACTORS."

                          [ALTERNATE PAGE FOR SELLING SECURITYHOLDER PROSPECTUS]


PLAN OF DISTRIBUTION

      The Selling Securityholders propose to offer and sell the Warrants and/or the Shares (collectively, the "Securities") at any time beginning 90 days after the date of this Prospectus at such times, in such manner and at such prices as they determine. The Securities may be offered by the Selling Securityholders in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The Selling Securityholders may also use Rule 144 under the Securities Act to sell the Securities once Vaughan Foods, Inc. and they meets the criteria and conform to the requirements of that rule. There is no underwriter or coordinating broker acting in connection with the proposed sales of the Securities by the Selling Securityholders. On the date that Vaughan Foods, Inc.'s initial public offering closes, the Selling Securityholders will receive units identical to those being offered in its initial public offering. The Shares and the Warrants that the Selling Securityholders are offering are included in those units, and will separate from the units and become eligible for resale on the 30th calendar day following the date of this prospectus, though they may not be offered until 90 days after the date of this Prospectus.

      The Selling Securityholders have advised us that sales of the Securities may be effected from time to time in transactions (which may include block transactions), that may take place on the over-the-counter market or an exchange, including ordinary broker transactions, privately negotiated transactions or through sales to one or more dealers for resale as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. The Selling Securityholders may effect such transactions by selling the Securities directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders, and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions), but in no case to exceed 8% of the gross proceeds of such sales. The Selling Securityholders, and any broker-dealers that act in connection with the sale of the Securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the warrants or shares against certain liabilities, including liabilities arising under the Securities Act.

      Because each of the Selling Securityholders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the Selling Securityholders will be subject to prospectus delivery requirements under the Securities Act. If any broker-dealers are used by the Selling Securityholders, their pledgees and/or donees, any commissions paid to broker-dealers and, if broker-dealers purchase any of the Securities, as principals, any profits received by such broker-dealers on the resale of the Securities, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders, their pledgees and/or donees, may be deemed to be underwriting commissions. We have agreed to pay all of the costs, expenses and fees in connection with registering the Securities other than brokerage commissions, if any, attributable to the sale of the Securities, which will be borne by the Selling Securityholders, their pledgees and/or donees. Furthermore, in the event of a "distribution" of shares any Selling Securityholder, any selling broker-dealer and any "affiliated purchasers" may be subject to Regulation M under the Securities Exchange Act of 1934 which prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Securities in connection with this offering.

                          [ALTERNATE PAGE FOR SELLING SECURITYHOLDER PROSPECTUS]


USE OF PROCEEDS

      Vaughan Foods, Inc. will not receive any proceeds upon the sale of any of the Securities, but will receive an aggregate of $[ ] if all of the Class A Warrants are exercised, and an aggregate of $[ ] if all of the Class B Warrants are exercised.

SELLING SECURITY HOLDERS

      The following table sets forth information with respect to the Selling Securityholders. Once Vaughan Foods, Inc. issues the units comprising the Shares and Warrants to the Selling Securityholders, the Selling Securityholders will not own any other securities issued by Vaughan Foods, Inc.

                                     BENEFICIAL OWNERSHIP OF SHARES AND WARRANTS   BENEFICIAL OWNERSHIP AFTER OFFERING
                                                    PRIOR TO SALE                  IF ALL SHARES AND WARRANTS ARE SOLD
                                     -------------------------------------------   -----------------------------------
SELLING                                 CLASS A        CLASS B                       CLASS A       CLASS B
SECURITYHOLDER                          WARRANTS       WARRANTS       SHARES(1)      WARRANTS      WARRANTS    SHARES
--------------                       -------------   ------------   ------------   ------------   ----------   -------
Schwitter Family Trust
1216 Monterey Circle
Plano, TX 75075                          12,500         12,500         37,500            0             0          0

Glenbrook Capital LP
430 Cambridge Avenue
Palo Alto, CA 94306                       4,687          4,687         14,061            0             0          0

Marvin I. Haas
91 Central Park West, Apt. 1413
New York, NY 10023                        9,375          9,375         28,125            0             0          0

Guerilla IRA Partners LP
237 Park Avenue, 9th Floor
New York, NY 10017                        3,125          3,125          9,375            0             0          0

Richard J. Berman
338 West 84th Street
New York, NY 10170                       12,500         12,500         37,500            0             0          0

F/B/O Norman H. Pessin
SEP IRA

Neuberger Berman LLC
400 East 51st Street
New York, NY 10022                       25,000         25,000         75,000            0             0          0

High Capital Funding, LLC
333 Sandy Springs Circle
Suite 230
Atlanta, GA 30328                        23,437         23,437         70,311            0             0          0

Howard Commander
PO Box 9
West Lebanon, NY 12195                    2,343          2,343          7,029            0             0          0

CAHR 1999 Dynastic Trust
1051 Saxony Drive
Highland Park, IL 60035                   9,375          9,375         28,125            0             0          0

Weiner Family Investment, LLC
8200 Jett Ferry Road
Atlanta, GA 30350                         2,343          2,343          7,029            0             0          0

Mary L. Hart
1085 Riverside Trace
Atlanta, GA 30328                         2,343          2,343          7,029            0             0          0

Ronald Berk
945 Fifth Avenue
New York, NY 10021                        2,343          2,343          7,029            0             0          0

SGC Capital LLC
19495 Biscayne Blvd.
Suite 608
Aventura, FL 33180                        3,125          3,125          9,375            0             0          0

IJG Associates
19495 Biscayne Blvd
Suite 608
Aventura, FL 33180                        6,250          6,250         18,750            0             0          0

Gary E. Bryant Trust
16 Carmel Woods
Laguna Niguel, CA 92677                   3,125          3,125          9,375            0             0          0

James C. Yadgir Trust
111 S. Baybrook Drive
Unit 515
Palatine, IL 60074-6842                   9,375          9,375         28,125            0             0          0

                                     BENEFICIAL OWNERSHIP OF SHARES AND WARRANTS   BENEFICIAL OWNERSHIP AFTER OFFERING
                                                    PRIOR TO SALE                  IF ALL SHARES AND WARRANTS ARE SOLD
                                     -------------------------------------------   -----------------------------------
SELLING                                 CLASS A         CLASS B                       CLASS A      CLASS B
SECURITYHOLDER                          WARRANTS       WARRANTS       SHARES(1)      WARRANTS      WARRANTS    SHARES
--------------                       -------------   ------------   ------------   ------------   ----------   -------
Halter Financial Group, Inc.
12890 Hilltop Road
Argyle, TX 76226                         6,250           6,250         18,750           0              0          0

George R. Jarkesy, Jr.
18205 Burkhardt Road
Tomball, TX 77377                        3,125           3,125          9,375           0              0          0

(1) Reflects shares underlying the Warrants.

                          [ALTERNATE PAGE FOR SELLING SECURITYHOLDER PROSPECTUS]


                              [ ] CLASS A WARRANTS
                              [ ] CLASS B WARRANTS
                                   [ ] SHARES

                               VAUGHAN FOODS, INC.